As filed with the Securities and Exchange Commission on August 20, 2002
                    Registration No. 333-97267
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                      ______________________
                 Pre-Effective Amendment No. 1 to
                             FORM S-1/A
                               under
                    THE SECURITIES ACT OF 1933
                            BICO, INC.
      (Exact name of registrant as specified in its charter)

    Pennsylvania                    2890                     25-1229323
(State or other jurisdiction (Primary Standard Industrial(I.R.S. Employer
  of incorporation or         Classification Code Number) Identification
  organization)                                             Number)

                2275 Swallow Hill Road, Bldg. 2500
           Pittsburgh, Pennsylvania 15220 (412) 429-0673
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
            ___________________________________________
       Michael P. Thompson, Interim Chief Executive Officer
                            BICO, Inc.
  2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                          (412) 429-0673
     (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
            ___________________________________________
                             Copy to:
                     Sweeney & Associates P.C.
        P.O. Box 82637, Pittsburgh, Pennsylvania 15218-0637
                          (412) 731-1000
 ________________________Fax (412) 731-9190_______________________
 Approximate date of commencement of proposed sale to the public:
   As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                  CALCULATION OF REGISTRATION FEE


Title of Each     Amount to    Proposed      Proposed   Amount of
Class of          be           Maximum       Maximum    Registration
Securities to be  Registered   Offering      Aggregate  Fee
Registered                     Price Per     Offering
                               Share         Price


Common Stock
issuable upon
the Conversion
of Preferred         1,848,544,020(1)   $0.002(2)     $ 3,697,088  $  340.13
Stock, Series G(1)

Common Stock
issuable upon
the Conversion         414,024,941(1)   $0.002(2)     $   828,050  $  76.18
Of Preferred
Stock, Series H(1)

Common Stock
issuable upon
the Conversion         478,158,390(1)   $0.002(2)     $   956,317  $  87.98
of Preferred
Stock, Series I(1)

Common Stock
issuable upon
the Conversion         259,272,649(1)   $0.002(2)     $   518,545  $  47.71
of Preferred
Stock, Series J(1)

Common Stock
issuable upon
the Conversion         900,000,000(1)   $0.002(2)     $ 1,800,000  $ 165.60
of Preferred
Stock, Series K(1)

Total Common Stock 3,900,000,000


(1)These shares are registered on behalf of selling stockholders.
(2) Estimated SOLELY for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the electronic bulletin board on July 15, 2002
(3) A filing fee of $717.60 for these shares was paid on July 29, 2002

                       _____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to
Section 8(a) may determine.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.




                       [INSIDE FRONT COVER]


    PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 20, 2002

                       3,900,000,000 shares

                            BICO, INC.
                           Common Stock

     This prospectus is for an offering of shares of BICO, Inc.
common stock on behalf of certain selling stockholders.   These
selling stockholders bought preferred stock from us that are convertible into common stock. We are registering that common stock for sale on behalf of those preferred stockholders under this prospectus. We already registered shares for the preferred stockholders in a registration statement dated May 7, 2002, but because our price declined, we have to register more shares on their behalf. Of the total shares registered, the following are being registered for each class of preferred stock:

      1, 848,544,020 shares issuable on conversion of our Series G preferred stock
         414,024,941 shares issuable on conversion of our Series H
                     preferred stock
         478,158,390 shares issuable on conversion of our Series I
                     preferred stock
         259,272,649 shares issuable on conversion of our Series J
                     preferred stock
         900 million shares issuable on conversion of our Series K
                     preferred stock

     We estimated the number of shares we'll need to cover the conversions of our preferred stock depending on our stock price at the time of conversion, we may need to issue fewer shares or more shares. You should review the Selling Stockholders and Plan of Distribution sections for more information.

     Our common stock trades on the electronic bulletin board under the trading symbol "BIKO".

     We will not receive any of the money from selling the 3 billion shares of stock we are offering on behalf of the selling stockholders. They will receive the proceeds from any sales. We will receive money from our Series K preferred stock after this registration statement is declared effective. We will use that money to continue our operations, including funding our projects and executive salaries. You need to review our Use of Proceeds section beginning on page 15 before you decide whether to buy our common stock.

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS.  YOU NEED TO REVIEW
THESE RISKS BEFORE YOU CONSIDER BUYING OUR COMMON STOCK.  THESE
RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON
PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. If anyone tells you otherwise, it's a criminal offense.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT.  WE ARE OFFERING TO SELL AND
SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN
JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.  THE
INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF
THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO BUY OUR COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT ALLOWED.

                        AUGUST 20, 2002

                       PROSPECTUS SUMMARY

THE FOLLOWING SECTION IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL INFORMATION. OUR BUSINESS INVOLVES SIGNIFICANT RISKS - READ MORE ABOUT THEM IN THE SECTION CAPTIONED RISK FACTORS WHICH BEGINS ON PAGE 5.

ABOUT BICO

     BICO, Inc. was incorporated in the Commonwealth of
Pennsylvania in 1972 as Coratomic, Inc.   Our manufacturing,
research & development operations are located at 625 Kolter Drive in Indiana, Pennsylvania, 15701, and our administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220.

     Our business is the development of new devices, which include environmental products, which help to clean up oil spills, procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and, models of a noninvasive glucose sensor. Regional extracorporeal hyperthermia is a system that circulates fluid in a specific area of the body after the fluid has been heated outside the body. The circulated fluid's higher temperature helps treat certain diseases by inducing an artificial fever that kills targeted cells. Our noninvasive glucose sensor helps diabetics measure their glucose without pricking their fingers or having to draw blood.

     We have several subsidiaries that specialize in those different projects. Petrol Rem, Inc. handles our environmental products PRP, BIOSOK and BIOBOOM that help clean up oil spills and other pollutants in water. ViaCirq, Inc. handles the hyperthermia project, a technology called the ThermoChem System. Our Biocontrol Technology division focuses on our biomedical projects and on contract manufacturing. Our Rapid HIV Detection Corp. subsidiary markets the family of rapid HIV tests. Diasense, Inc. manages the noninvasive glucose sensor project.

     On July 26, 2002, we made the following announcements:

     The U.S. Attorney's Office for the Western District of
     Pennsylvania ended its 4-year investigation of BICO and has declined to bring any charges against us.

     Three of our officers and directors, Fred E. Cooper, Anthony
     J. Feola and Glenn Keeling resigned as our officers and directors. Our board named Michael P. Thompson, our chief financial officer, to also act as our interim chief executive officer while we search for a new CEO.

     Glenn Keeling will continue to serve as an officer and director of our ViaCirq subsidiary.

     Mr. Cooper, our former CEO, will act as our outside consultant to focus on transitioning and closing some pending transactions that could help us raise money. Mr. Feola is no longer affiliated with us.

     In connection with their resignations, Mr. Cooper and Mr. Feola gave up their employment agreements with BICO and Diasense. Mr. Keeling gave up his employment agreement with BICO but retained has employment agreement with ViaCirq. By giving up their employment agreements, Mssrs. Cooper, Feola and Keeling released the Company from any obligations under the agreements, including those provisions related to severance and change of control.

RISK FACTORS

     If you invest in our stock, you will be placing your money at a significant risk. Our projects are in the research and development phase, and none of our current products has produced any significant revenue to date. You should not invest money you are not prepared to lose - and you should carefully review the section captioned Risk Factors that begins on page 5 before you decide whether to invest in our stock.

THE OFFERING

Common stock to be issued upon conversion of
 our Series G preferred stock                     1,848,544,020 shares

Common stock to be issued upon conversion of
 our Series H preferred stock                       414,024,941 shares

Common stock to be issued upon conversion of
 our Series I preferred stock                       478,158,390 shares

Common stock to be issued upon conversion of
 our Series J preferred stock                       259,272,649 shares

Common stock to be issued upon conversion of
  our Series K preferred stock                      900,000,000 shares

Common stock remaining in our registration
  Statement from May 2002                           541,818,265 shares


Common stock outstanding after this offering,
  if all shares are sold                          7,869,674,043 shares

Our Trading Symbol                                BIKO - we currently
                                                  trade on the electronic
                                                  bulletin board

     The common stock outstanding after this offering, if all shares are sold, is based upon the number of shares we had
outstanding as of June 30, 2002, which was 3,427,855,778.   On
July 5, 2002, our stockholders approved an increase in our authorized shares of common stock to a total of 8 billion shares. Neither the shares outstanding as of June 30, 2002 nor the number of shares outstanding after this offering include the warrants outstanding as of June 30, 2002 to purchase 96,902,560 shares of stock.

OUR PREFERRED STOCK

     We have five classes of convertible preferred stock. We've already sold and issued our Series G, H, I, J and K preferred stock.

     All of our preferred stock is convertible at a price that is based on a discount to market price and none of our preferred stock has any minimum conversion price. This means that the lower our stock price is, the lower the conversion price will be, and the more common stock we will have to issue. You should review our Selling Stockholders and Plan of Distribution sections, as well as our Risk Factors, for more detailed information.

SUMMARY CONSOLIDATED FINANCIAL DATA


     FOR THE SIX MONTHS ENDED JUNE 30, 2002  (UNAUDITED) AND
                THE YEAR ENDED DECEMBER 31, 2001



                               6/30/02               12/31/01

          Total Assets       $13,459,356            $24,637,421

          Long-Term
          Obligations        $ 2,185,166            $ 2,280,935

          Working
          Capital
          (Deficit)         ($ 5,961,133)          ($10,429,990)

          Preferred Stock    $   146,246            $   169,300

          Net Sales          $ 2,597,434            $ 4,342,203

          TOTAL REVENUES     $ 2,634,849            $ 4,349,918

          Warrant                     $0                     $0
          Extensions

          Benefit (Provision)         $0               $120,882
          for Income Taxes

          Net Loss          ($14,836,716)          ($30,942,310)

          Net Loss Per
          Common Share

               Basic              ($.005)                 ($.02)
               Diluted            ($.005)                 ($.02)

          Cash Dividends
          Per Share:

               Preferred              $0                     $0
               Common                 $0                     $0




                FOR THE YEARS ENDED DECEMBER 31st


                    2001         2000        1999        1998         1997

  Total Assets  $24,637,421  $21,930,070  $15,685,836  $9,835,569   $12,981,300

  Long-Term
  Obligations   $ 2,280,935  $ 2,211,537  $ 1,338,387  $1,412,880   $ 2,697,099

  Working
  Capital      ($10,429,990) $   754,368  $ 4,592,935 ($9,899,008)  $   888,082
  (Deficit)

  Preferred
   Stock        $   169,300  $         0  $   720,000  $        0   $         0

  Net Sales     $ 4,342,203  $   340,327  $   112,354  $1,145,968   $ 1,155,907

  TOTAL
   REVENUES     $ 4,349,918  $   345,874  $   165,251  $1,196,180   $ 1,260,157

  Other Income  $   561,817  $   589,529  $ 1,031,560  $  182,033   $   165,977

  Warrant
   Extensions   $         0  $ 5,233,529  $ 4,669,483  $        0   $ 4,046,875

  Benefit
  (Provision)
   for Income
    Taxes      ($   120,882) $         0  $         0  $        0   $         0

  Net Loss     ($30,942,310)($42,546,303)($38,072,578)($22,402,644)($30,433,177)

  Net Loss per
   Common Share:
    Basic             ($.02)       ($.04)       ($.05)       ($.08)       ($.43)
    Diluted           ($.02)       ($.04)       ($.05)       ($.08)       ($.43)

   Cash Dividends
    per share:

    Preferred          $  0         $  0         $  0         $  0         $  0
    Common             $  0         $  0         $  0         $  0         $  0


For more detailed information, you should review our financial statements and notes that are included in this prospectus. You can also get copies of our Form 10-K for the year ended December 31, 2001, as well as our other filings, all of which are available at www.sec.gov or from us at the address listed in the section of this prospectus captioned "Where You Can Get More Information".

                          RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THIS SECTION BEFORE MAKING THE DECISION TO INVEST IN OUR STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. AN INVESTMENT IN OUR STOCK IS A HIGH RISK INVESTMENT, AND YOU SHOULD BE PREPARED TO SUFFER A LOSS OF YOUR ENTIRE INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

                  RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, WE EXPECT THAT LOSSES WILL CONTINUE
TO INCREASE FOR THE FORSEEABLE FUTURE - AT LEAST THE NEXT SEVERAL
YEARS - AND OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED
SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING
CONCERN.

     We have lost money in every period since we started our current research and development projects - we had an accumulated deficit of $269.5 million as of June 30, 2002 and $254.7 million as of December 31, 2001. We plan to invest heavily to continue to develop our environmental and biomedical products and to continue manufacturing and marketing of those products. We've also made investments in other companies because we thought they would help us generate revenue - so far none have produced revenue except
for INTCO, which is part of our Petrol Rem operations.    As a
result, we expect to continue to lose money for the foreseeable future - at least for the next several years - and we expect that the losses will continue to increase. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

WE NEED TO GENERATE CASH TO SATISFY OUR CREDITORS

     We had a working capital deficiency of approximately $6
million on June 30, 2002 which included approximately $5.2 million in accounts payable. In order to reduce our current obligations we will need to sell off some or all of our investment in MicroIslet and some or all of our ownership in our subsidiaries Petrol Rem and ViaCirq. If we can't generate enough cash to satisfy our creditors, we may not be able to continue operations.

    WE HAVE A LIMITED OPERATING HISTORY, NO SIGNIFICANT REVENUES AND LIMITED EXPERIENCE IN MARKETING THAT MAKES AN EVALUATION OF OUR
BUSINESS DIFFICULT.

     Although we have been in business for years, we have never generated any material revenue. Our revenues increased during 2001 - by $4 million over our 2000 revenues - but not enough to
make any significant difference.   The majority of our activities
have been related to the research and development of products. Our current management team has limited experience in manufacturing and marketing biomedical and environmental products. Therefore, our historical financial information is of limited value in evaluating our future operating results.

     Our target markets - the environmental and health care markets - change rapidly, and we may not have the experience necessary to successfully market our products.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
OPERATIONS AND THAT ADDITIONAL FINANCING MAY NOT BE AVAILABLE TO
US.

     We won't receive any money if you buy the stock offered in this prospectus - we are registering the stock for our selling stockholders, and they will get the money if you buy this stock. Because we don't generate enough money from selling our products or manufacturing products for other companies, we will need to sell more securities - either convertible securities like the preferred stock we discuss in this prospectus, or regular common
stock - in order to continue our business.    Even if we can sell
stock, and we can't assure you that we'll be successful, it may not be enough to fund our operations until - and unless - we become profitable. We cannot quantify the specific amounts we will need, since the research and development process is subject to continuous change. We will need to raise more capital to fund our operations and our research and development projects, and we may not be able to find financing when we need it. If that happens, we will not be able to continue operations long enough to bring our products to market, or to market them long enough to become profitable, and we will have to close some, or all, of our projects. Every time we raise money by selling our securities it causes our existing investors to experience additional dilution.

WE CANNOT BE SURE HOW LONG IT WILL TAKE TO BRING OUR PRODUCTS TO MARKET OR WHETHER THEY WILL EVER BECOME PROFITABLE. WE HAVE ALREADY INVESTED OVER $45 MILLION ON PROJECTS, OTHER THAN OUR NONINVASIVE GLUCOSE SENSOR, THAT STILL HAVEN'T GENERATED ANY REVENUE.

     Our biomedical products, specifically the hyperthermia treatment device and the noninvasive glucose sensor, are new
products that are not established in any market.    Our
hyperthermia treatment device is being used in over a dozen health care institutions, and we hope that we will be able to convince more institutions to use our device and buy the disposables that go with it. We are not currently marketing our noninvasive glucose sensor. We cannot market the sensor in the U.S. until we receive FDA approval - and we don't know how much longer that will take. Even when we are able to manufacture and sell these devices, we don't know how long it will be before they become profitable.

     So far, we have already invested over $45 million in various projects, other than our noninvasive glucose sensor, including the ViaCirq hyperthermia project, the Petrol Rem environmental products, the American Inter-Metallics propellant enhancement project, a metal-coating project and the Rapid HIV test project-and we still don't have any material revenues from any of those
projects.   Although we are beginning to receive revenue from our
ViaCirq hyperthermia devices and from contract manufacturing, the only real revenue we have generated to date has been from the Petrol Rem's subsidiary, INTCO, who engages in oil-spill cleanup, treatment of oil wells and charters out self-propelled barges for maintenance work. Although Petrol Rem had gross revenues of about $3.4 million in 2001, those Petrol Rem revenues were primarily from INTCO - a subsidiary we acquired at the end of 2000 for a total investment of approximately $1.25 million. We borrowed money from INTCO's minority shareholder during the 4th quarter of 2001, and that loan is secured by our stock in INTCO. In the second quarter of 2002, we executed a demand note in favor of INTCO to consolidate various amounts previously advanced by INTCO to either BICO or Petrol Rem or incurred by INTCO on behalf of either BICO or Petrol Rem. Although we've made some payments, we still owe INTCO and its minority shareholder $560,591, which is currently due. Demand for payment has been made and legal action has commenced. If INTCO's minority shareholder decides to do so, he can take our INTCO stock, and we would lose that source of revenue.

WE FACE SERIOUS COMPETITION, AND WE MAY NOT BE ABLE TO COMPETE
EFFECTIVELY.  IF SOMEONE ELSE DEVELOPS A BETTER PRODUCT BEFORE WE
DO, WE WON'T BE ABLE TO SELL OUR PRODUCTS OR MAKE ANY MONEY.

     The medical device industry and the environmental industry are very competitive. Other companies are developing technologies and devices that will compete with ours. These other companies may be further along in their research and development, may be better capitalized, have more sophisticated equipment and expertise and various other competitive advantages compared to us. These other companies may be able to bring their products to market before we are able to enter the market, which would have a serious negative impact on our ability to succeed.

     We believe our environmental products are unique in the way they bioremediate oil spills, but they do compete against existing oil spill clean up products. Large, well-established and well-funded companies own oil clean-up equipment and they use products other than ours. In order to compete effectively with those existing companies, we will need to convince them that our product is better for the environment and cost-effective for them. So far, we have only made a little progress in that direction; if we cannot ultimately convince them to use our products, we will not be successful.

       Our hyperthermia device is a new technology, which will compete against other, well-established forms of cancer treatment. If we cannot convince the medical community that our product offers superior alternatives, we will not succeed with that device. Many of the large biomedical companies are funding research into noninvasive glucose measurement, and one of them might beat us to the market. Our sensor will also compete against existing finger-prick technology, which is already well established. If we cannot convince diabetics that our device is superior, we will not be able to sell our sensor.

OUR PRODUCTS ARE THE TYPE THAT CAN BECOME OBSOLETE, AND NO LONGER
COMPETITIVE.  IF THEY BECOME OBSOLETE, WE CAN'T SELL THEM.

     Both the medical device and environmental industries are subject to rapid technological innovation and change. Although we are not currently aware of any new product or technology that would make our products obsolete, it is always possible. Future technological developments could make our products significantly less competitive or even no longer marketable.

OUR PATENTS ARE IMPORTANT TO US - IF OUR PATENTS ARE CHALLENGED
OR INFRINGED UPON, WE MIGHT NOT BE ABLE TO AFFORD TO FIGHT FOR
THEM.  IF WE CAN'T PROTECT OUR PATENTS, WE WON'T BE ABLE TO SELL
OUR PRODUCTS SUCCESSFULLY.

     We hold patents on many of our products, as well as trademarks on the names of our products and procedures. We try to file patent applications when we believe they are necessary, both in the U.S. and in foreign countries where we seek to do business. However, we cannot assure you that future patents will be granted, or that our existing patents will not be challenged or circumvented by a competitor. If any of our critical patents are challenged, or if someone accuses us of infringing upon their patents, it would be expensive and time-consuming to defend those charges, and our projects could be delayed. Similarly, if someone else infringes upon one of our patents, it would be expensive and distracting for us to challenge them.

     If our patents are challenged or infringed upon, we might not be able to enter the market without a long legal battle to determine which patent has priority. This type of delay and expense would hurt our ability to successfully market our products.

WE ARE DEPENDENT UPON HEALTH INSURANCE REIMBURSEMENT FOR OUR
BIOMEDICAL DEVICES, AND WE MAY NOT BE ABLE TO OBTAIN THAT
REIMBURSEMENT.

     Our biomedical products are subject to the reimbursement policies of insurance companies and Medicare. The doctors and patients who want to use our devices will not be able to pay for them without reimbursement from their health insurance providers. If we are not able to convince those insurance providers that our devices are eligible for reimbursement, we will not succeed.

WE HAVE ACQUIRED COMPANIES THAT ARE NOT PROFITABLE OR WORTH WHAT
WE ORIGINALLY ESTIMATED.

     Our officers and directors have discretion in how to spend the money we raise. One of the ways they have used part of the money is to acquire interests in other companies. So far, none of our investments in other companies have helped generate revenue, except for INTCO. We have also acquired companies that do not generate revenue, even though we project that they will. In the past, we have invested in companies that are not worth what we paid for them, and we have lost our investment.

     For example, we purchased a majority interest in a metal-coating company in 1998 - because it did not perform the way we expected, we had to write-off our entire investment, including a
$4.4 million write down in 1999.   You should carefully review
our financial statements for more detailed information on the
investment and the write-downs.   We cannot guarantee that we
will not make the same mistake in the future.

 WE MAY BE DISTRACTED OR SUFFER LOSSES DUE TO LEGAL PROCEEDINGS.

     We are involved in several legal proceedings. Although we cannot project how they will be resolved, you should know that we might suffer losses depending upon the outcome. In July 2002, the U.S. Attorneys office for the Western District of Pennsylvania told us they had ended their investigation and declined to bring charges against us as a company. The Pennsylvania Securities Commission is investigating us, and we have provided them with the information they requested. We don't know how much longer this investigation will last, and we don't know how it will be resolved. If somehow either one of these investigations results in findings that we, or someone we're responsible for, violated the law, we could suffer significant monetary damages, harm to our reputation, or the loss of the services of key employees. We don't know what those damages might be, but they could include fines or restrictions on how we are allowed to do business in the future.

     These legal proceedings cost us money, mostly in legal fees, that we could be using for our projects. Even if we don't have to pay any money or suffer any other damages as a direct result of these proceedings, you should be aware that we might be distracted from our other responsibilities while we deal with these legal matters, and that distraction could also hurt us.
We settled our class action lawsuit for a total of $3.7 million. We have paid all but $50,000 of that settlement.

      The landlords for our Indiana, PA manufacturing facilities have given us notice that they intend to terminate our leases because we have not made the payments when due and owe them approximately $323,000, including rent, real estate taxes, insurance and late fees. We plan to turn over part of our manufacturing facility that we are not using so it can be leased to another tenant, and we are working with Indiana County, the landlord for the space we are using, to see if we can work something out. If we cannot, they can evict us, and we will have to stop our manufacturing work until, and if, we can find and build out new space. We don't know if that will be possible and we may decide the best thing to do is to shut down our manufacturing division.

WHEN WE SELL STOCK OR CONVERTIBLE SECURITES LIKE OUR PREFERRED
STOCK, IT DILUTES OUR EXISTING STOCKHOLDERS.  WE HAVE ALREADY
SUFFERED SIGNIFICANT DILUTION AND WE KNOW THAT IT WILL CONTINUE.

     Each time we sell and issue stock, it dilutes the holdings of our existing stockholders. Since 1989, and through June 2002, we, along with Diasense, have raised over $184 million in private
and public offerings.   As of June 30, 2002, we had already
issued about 3.4 billion shares of stock and we plan to issue more, since that's the only way we can survive until - and if - our product sales can support our operations. Dilution occurs when more shares are issued to own the same company - it means that when we issue more stock, our previous stockholders own a smaller piece of our company than they did before the new shares were issued. When we sell stock, or we sell convertible securities like preferred stock or debentures, we have to issue more shares of stock upon the sale or the conversion. We plan to raise more money by selling more stock. You should know that your ownership in our company will continue to be diluted - significantly - each time we sell and issue more stock.

       For example, this chart shows the money we've raised by selling stock and other securities, like debentures, during the last three years, along with the total number of shares outstanding at the end of each year:

                                           NUMBER OF SHARES
                                             OUTSTANDING
        YEAR       FUNDS RAISED              AT YEAR END

        1999        $30.7 million            956,100,496
        2000        $29.9 million          1,383,714,167
        2001        $23.8 million          2,450,631,119

     You can see that, as we raise more money, the total number of our shares outstanding increases dramatically. As long as we continue to raise money by selling stock - and that is our intention - this dilution will continue.

OUR STOCKHOLDERS JUST AUTHORIZED MORE STOCK, AND THAT WILL CAUSE
MORE DILUTION.

     Our stock has been recently trading at around $0.002 per share. On July 5, 2002, our stockholders authorized 4 billion more shares of stock. Before we can even raise any more money, we'll need to issue the stock to cover conversions of our preferred stock - that is the stock included in this prospectus. If we have stock left over, we will need to sell it to continue our operations. All of these stock issuances will cause significant dilution to you and our other stockholders.

WHEN WE ISSUE CONVERTIBLE SECURITIES LIKE OUR PREFERRED STOCK,
THE NUMBER OF SHARES WE ISSUE UPON CONVERSION IS SIGNIFICANTLY
DISCOUNTED FROM THE MARKET PRICE.

     One way we raise money is by selling convertible securities, like convertible debentures or convertible preferred stock. Our convertible securities have no minimum conversion price, so if our stock price is low when they are converted, we have to issue
more stock than if our stock price was higher.   Sometimes, our
stock price is rising, so that when the securities are converted, the market price is higher than when we sold the securities - but if our stock price falls, the conversion price is lower than the stock price when we sold the securities.

     Our Series G, H and J preferred stock are convertible into our common stock at discounts to our market price of 20% to 24%.

     The following table shows the total remaining amount outstanding $4,450,959 of our Series G preferred stock, which is convertible at a 24% discount; and our $1 million Series H and remaining outstanding $625,367 of our Series J preferred stock, both of which are convertible at a 20% discount, plus examples of how many shares of stock we'd have to issue upon conversion depending on the discount and our stock's market price.


                  Discount  5-day    Conversion    Number of
        Amount       to      Avg.                   Shares
                   Market   Market      Price     Issued Upon
                   Price     Price                 Conversion

      $1,625,367    20%      $.010      $.008     203,170,875
      $1,625,367    20%      $.005      $.004     406,341,750
      $4,450,959    24%      $.010      $.0076    585,652,500
      $4,450,959    24%      $.005      $.0038  1,171,350,000

     You should know that the lower our stock price, the more shares we have to issue to raise money, and the more shares we have to issue, the more diluted your ownership will become.

     This prospectus also includes common stock to cover conversions of our Series I preferred stock. The Series I preferred stock is convertible into common stock based on a 5-day
average market price with no discount.   The following table
shows the total amount of our remaining $1,175,000 Series I preferred stock and examples of how many shares of stock we'd have to issue depending on our stock's market price.


                     5-day   Conversion      Number of
        Amount        Avg.                    Shares
                     Market    Price        Issued Upon
                     Price                   Conversion

      $1,175,000     $.010      $.010        117,500,000
      $1,175,000     $.005      $.005        235,000,000

     Our Series K convertible preferred stock is convertible into our common stock at a 10% discount to an average market price of our common stock over the previous 22 days. Our Series K preferred will be issued in various amounts up to approximately $1 million per month. The following table shows examples of the number of shares we'd have to issue based on dollar amounts of $500,000 and $1 million at different average market prices.

                  Discount  22-day  Conversion     Number of
        Amount       to       Avg.                  Shares
                   Market    Market   Price       Issued Upon
                   Price     Price                 Conversion

      $  500,000    10%       $.010    $.009         55,555,555
      $  500,000    10%       $.005    $.0045       111,111,111
      $1,000,000    10%       $.010    $.009        111,111,111
      $1,000,000    10%       $.005    $.0045       222,222,222


BECAUSE WE HAVE SOLD CONVERTIBLE PREFERRED STOCK, IT COULD HAVE A
NEGATIVE IMPACT ON OUR STOCK PRICE.

     In addition, the potential dilution that occurs when we sell convertible securities can have other negative effects on our stock. If all of the preferred stock were converted at the same time, the supply of stock for sale would increase dramatically. Without a corresponding increase in the demand for our stock, our stock price would fall. As the table in the previous risk factor also illustrates, the lower the price, the more shares we have to issue upon conversions. There is no limit on the number of shares to be issued for preferred stock conversions.

          For example, as of June 30, 2002, a total of $1,688,674 in Series G,H and J preferred stock, combined, had been converted. The following table shows the market price on the date we sold that preferred stock, as well as the conversion price. The conversion price is determined based on the terms of each class of preferred stock.

      Amount of        Stock Price   Preferred       Number of
      Preferred            on          Stock          Shares
        Stock           Preferred   Conversion       Issued Upon
      Converted         Stock Sale      Price        Conversion
                           Date

     $ 10,960 Series G    $.0376       $.0030         3,587,886
     $501,393 Series G    $.0381       $.0047       106,544,019
     $ 49,633 Series J    $.0213       $.0049         9,946,576
     $ 69,579 Series G    $.0381       $.0047        14,709,215
     $825,000 Series I    $.0249       $.0060       137,500,000
     $ 40,900 Series G    $.0406       $.0042         9,784,660
     $ 19,978 Series G    $.0363       $.0026         7,575,675
     $ 95,436 Series G    $.0375       $.0023        41,303,994
     $ 75,794 Series G    $.0368       $.0020        37,229,710

     Several factors - the timing of conversions; the downward pressure on our stock price; and the additional number of shares needed for conversions with no limit, could separately or in combination cause our stock price to fall significantly - and we don't have any control over them. If we have funds available, our only option might be to redeem some of the preferred stock, but we may not be able to do so, or we might not be able to redeem enough in time to make a difference.

OUR COMPANY AND ITS AFFILIATES ARE SUBJECT TO CONFLICTS OF
INTEREST.

     Michael P. Thompson is BICO's interim chief executive officer as well as our chief financial officer; he is also the chief financial officer and interim chief executive officer for Diasense, as well as the chief financial officer for Petrol Rem, and a member of ViaCirq's board of directors. As a result, he is subject to competing demands and may face conflicts of interest. The good faith and integrity of our management is of utmost importance to our business and operations.

     BICO owns 52% of Diasense; 75% of Petrol Rem, and 99% of
ViaCirq.  Mr. Thompson owns the following warrants:

          Diasense - Mr. Thompson owns warrants to purchase 200,000 shares at $.50 per share.

          Petrol Rem -Mr. Thompson owns warrants to purchase 200,000 shares at $.10 per share.

          ViaCirq - Mr. Thompson owns options to purchase 10,000 shares of stock.

     Conflicts of interest could arise if one or more of our officers act in a way that benefits them and hurts BICO or another one of our subsidiaries. To protect ourselves, we require that any action that benefits any individual executive officer or director of any of our companies has to be approved by a majority of the disinterested directors. We also try to make sure that each of our boards of directors includes outside directors - people who are not employees - and those outside directors must approve any action that might present a conflict. For example, if BICO issues warrants to any BICO directors, BICO's other disinterested directors, including the outside directors, must approve the warrants first. The same policy applies to Diasense, Petrol Rem and ViaCirq. We believe this policy helps avoid conflicts that could hurt us.

WE ARE DEPENDENT UPON EMPLOYEES AND INDEPENDENT CONTRACTORS WHO
ARE DIFFICULT TO REPLACE.

     Because we are developing new technologies, devices and engineering methods, we depend on certain employees and independent contractors who may not devote their full-time efforts to our operations. We depend on some of our employees who have a specific expertise that is not common. We also need independent contractors to assist us in areas where our employees do not have the necessary expertise. If we lose the services of any of these employees or independent contractors and are unable to replace them, our business could suffer.

WE SOMETIMES NEED SUPPLIERS AND PARTS THAT ARE DIFFICULT TO FIND.

     Our products involve designs that are new, and we often need to have component parts fabricated especially for our experimentation, testing and development. Suppliers for these parts are not always readily available, or available at all, so we have to create the parts in-house. This can result in delays in our development - so far, these delays have not been material
- but we cannot assure you that they won't be material in the future. If we are unable to obtain a supplier or create the necessary parts ourselves, we have to redesign the product, which also results in significant delays. Although we try to minimize our dependence on custom parts when we design products, unforeseeable problems can arise which negatively affect our operations.

WE HAVE LIMITED COMMERCIAL MANUFACTURING EXPERIENCE, WHICH MAKES
IT HARDER FOR US TO COMPETE WITH MORE EXPERIENCED MANUFACTURERS.

     We have a contractual duty to manufacture our medical devices. We have leased space, which has been modified, for our manufacturing needs, but our current management team has limited experience with large-scale commercial manufacturing. If we are not able to hire the right people, or to provide manufacturing expertise ourselves, we will not be able to successfully manufacture our biomedical devices, even if they are approved for sale in the U.S., or even if we are able to make sales.

WE CANNOT SELL PRODUCTS WITHOUT GOVERNMENT APPROVAL.  WE HAVE
BEEN, AND CONTINUE TO BE, INVOLVED IN A LONG, EXPENSIVE
GOVERNMENTAL APPROVAL PROCESS THAT WE MUST COMPLETE BEFORE WE CAN
SELL OUR NONINVASIVE GLUCOSE SENSOR.

     The Food and Drug Administration and other federal and state agencies control many of our products. FDA approval is necessary to market our biomedical products in the U.S. If we do not get approval, we cannot sell our products in the U.S.

     We recently discontinued the clinical trials for our noninvasive glucose sensor. The trials took much longer and were much more expensive than we thought, so we decided to use the funds we have to continue to develop the next generation noninvasive glucose sensor. For more information on our noninvasive glucose sensor project, you need to read the business section of this prospectus. In addition to our decision to discontinue the trials, we have suffered significant delays in the FDA approval in the past - those delays occurred for several
reasons, including the following.   The FDA did not give us a
decision on the 510(k) Notification we submitted in 1994 until 1996. In 1996, after the FDA's panel refused to approve our submission, the FDA told us to make a different filing, on a PreMarket Approval Application - known as a PMA. Rather than immediately pursue the PMA, we decided to focus on getting certification to sell our sensor in Europe, which we completed in June 1998. We had serious cash flow problems in 1998, and it delayed all of our projects further. Late in 1998 and early 1999, we started the PMA process. We filed the first module of our PMA in May 1999 and the second module in May 2000. The FDA asked for more information in September 1999, and we responded. Then, in November 1999, the FDA asked for additional information. We finished compiling all that additional information, and in July 2000 we submitted an Investigational Device Exemption to the FDA that included the protocol for our clinical trials. An Investigational Device Exemption is a request to the FDA for approval to conduct clinical trials on a device that is not FDA-approved. Once the FDA approved the protocol for our clinical trials, those trials began in 2000. We discontinued the trials in 2002, since our management decided it would be better to continue development on the next generation noninvasive glucose sensor, which is smaller and less expensive than the model used in the clinical trials.

TERRORISM AND OTHER INTERNATIONAL TRAGEDIES

     The tragedy of September 11, 2001 had a profound impact on everything, including the stock market. In addition to the risks we all face of death and property destruction due to acts of terrorism, we also face economic risks as a company. There is no way of knowing whether additional terrorist acts will occur, whether those acts will result in the closing of stock markets and the decline in overall market values, or what those impacts might mean to us.

IF WE ARE HIT WITH PRODUCT LIABILITY CLAIMS THAT EXCEED OUR
INSURANCE, WE WILL HAVE TO PAY THE EXCESS.

     We don't have any current product liability claims against us, but we are engaged in activities that involve testing and selling biomedical devices. These kinds of activities expose us to product liability claims. We currently have $10,000,000 in product liability insurance. If a claim against us is successful and exceeds that amount, we could be liable for the balance.

                 RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK MAY BE VOLATILE, WE DO NOT TRADE ON AN
ESTABLISHED STOCK EXCHANGE, AND YOU MAY NOT BE ABLE TO SELL YOUR
STOCK AT OR ABOVE YOUR PURCHASE PRICE.

     Our stock currently trades on the electronic bulletin board, which is not a formal stock exchange. As a result, it may be more difficult to obtain trading information than if our stock still traded on the Nasdaq. Because our stock price did not meet the Nasdaq Small-Cap market requirements implemented in 1998, we were delisted and we're no longer able to trade there. Although we have maintained acceptable trading volume since we left Nasdaq, we cannot assure you that our trading volume will continue. As a result, you may be unable to sell your stock when you want to sell it. In addition, our stock price has fluctuated significantly, and you may not be able to sell your stock at or above your purchase price when you are ready to sell.

OUR  STOCK  IS  CONSIDERED  PENNY  STOCK,  SO  IT'S  SUBJECT   TO
REGULATIONS  THAT COULD MAKE IT MORE DIFFICULT FOR  YOU  TO  SELL
YOUR STOCK.

   Our stock is considered penny stock because of its low price. The penny stock low-priced securities regulations could affect the way you sell your stock, and the way our stock is sold. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock.

   The regulations may have the effect of discouraging brokers from trading our stock. For example, brokers selling our stock have to obtain a written agreement from the purchaser and determine that our stock is a suitable investment for that purchaser. Many brokers will not want to bother with those requirements, so they won't sell our stock, and that could reduce the level of trading activity, making it more difficult for you to sell your stock.

THE VOLATILITY OF OUR COMMON STOCK COULD EXPOSE US TO SECURITIES
LITIGATION.

     In the past, following periods of volatility in the market price of a company's securities, securities class action suits have been filed. Due to the historic volatility of our common stock, we may be particularly susceptible to this kind of litigation. If it were to happen to us, the litigation would be expensive and would divert our management's attention from business operations. Any litigation that resulted in a finding of liability against us would adversely affect our business, prospects and financial condition, along with the price of our stock. We have already been the subject of one class action lawsuit, which was filed in 1996. We settled that lawsuit in 2000 for a total of $3.7 million and we are still making payments to pay that amount. We have paid all but $50,000 of that settlement.

INVESTORS WILL INCUR IMMEDIATE DILUTION.

     If you buy our stock from one of our selling shareholders, in this offering, you may suffer an immediate and substantial dilution in the net tangible book value per share from the price you pay for the stock. Each time our preferred stock is converted, we have to issue more shares, and that dilutes the
interests of our stockholders.    We also have a large number of
outstanding warrants to purchase our common stock, and some of those warrants have prices below the market price of our stock. When we issue that additional stock, and to the extent those warrants are exercised, additional dilution will occur.

THE WAY WE SELL AND ISSUE STOCK COULD HAVE AN ANTI-TAKEOVER
EFFECT.

     We sold convertible preferred stock and we intend to continue to sell stock to raise money to fund our operations. When we issue those additional shares of common stock, either from conversions of preferred stock, or from sales of stock, the stock could be used to oppose or delay a hostile takeover attempt or delay or prevent changes in control or in our management. For example, without further stockholder approval, our board of directors could strategically sell stock to purchasers who would oppose a takeover or a change in our management. Although our sales of stock are based on our business and financial needs, and not on the threat of a takeover, you should be aware that it could have an anti-takeover effect. We are not aware of any takeover attempts, but if a takeover was proposed, it could mean you might be offered a premium for your stock over the market price - but the way we issue and sell our stock could discourage a takeover attempt.


               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-3432; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     We will send you a copy of our SEC filings if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

     Until 90 days after the effective date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be
required to deliver a prospectus.   This is in addition to the
obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         USE OF PROCEEDS

     We will not receive any proceeds from this offering for our series G.H, I and J preferred stock. We are registering our common stock on behalf of the selling stockholders, who bought our convertible preferred stock. If and when the preferred stockholders sell their stock, they will receive the proceeds.

     Once this registration statement is declared effective by the SEC, which should not be confused with any kind of SEC approval, we will issue and be able to receive more funds from
our Series K convertible preferred stock.   We already have a
previous registration statement that was declared effective in May 2002. Since then, we have had access to funding from our series K preferred stock. The terms of that series K preferred stock provide us with funding: during each month J.P. Carey Asset Management will provide us with funding, up to $3 million, based on the following formula. Based on the following formula, we could have requested a maximum of about $867,000 this month, depending upon how much stock we have available to sell, and the selling price of our stock. If our stock price and/or our trading volume decrease, we would have to request less.

     First, compute the daily trading value for our stock: the closing bid price times that days' volume

     Second, compute that daily trading value for the 22 trading days prior to conversion

     Third, take the average of those 22 days trading value

     Finally, multiply that 22-day average by 6

     We have been having cash flow problems, and you should review our Management's Discussion and Analysis and Supplemental
Financial Information sections for more information on our current position and our plans.

     We will continue to use money from our Series K preferred, to pay our liabilities and continue funding our various projects. In the past, we have invested in companies because our board of directors and our management believed they would generate revenues. We have discontinued those types of investments and plan to stay focused on our core products: environmental projects and medical technology.

     Part of any proceeds we receive from our Series K preferred will also be used for general and administrative expenses, including salaries and bonuses. In 2001, we paid our executive officers and directors a total of approximately $3.6 million, which includes all payments from not only BICO, but also all of our subsidiaries. Several of our officers resigned in July 2002, and all of our officers had already reduced their salaries, so we know that those expenses have decreased. In the first quarter of 2001, we had to pay David L. Purdy approximately $900,000 when he left BICO. We've replaced him with someone who earns less than Mr. Purdy.

                         DIVIDEND POLICY

     We have not paid cash dividends on our common stock or our preferred stock since our inception, and cash dividends are not presently contemplated at any time in the foreseeable future. In accordance with our Articles of Incorporation, cash dividends are restricted under certain circumstances.

                         CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2002 (unaudited) and December 31, 2001. The December 31, 2001 information is made up of the amounts taken from our audited financial statements, which are included in this prospectus and included a qualification regarding our ability to continue as a going concern.


                                       June 30, 2002
                                         Unaudited       December 31, 2001
                                            (1)                 (1)
    Stockholders' Equity

    Common Stock, par value $.10
    per share; authorized 4 billion
    shares (2); shares issued and
    outstanding: 3,427,855,778         $342,785,577         $245,063,111
    at June 30, 2002; and
    2,450,631,111 at December 31, 2001

    Convertible preferred stock,
    par value $10 per share,
    authorized 500,000 shares
    issuable in series, shares
    issued and outstanding: 14,635          146,246              169,300
    at June 30, 2002 and 16,930
    at December 31, 2001

    Discount assigned to beneficial
    conversion feature Preferred stock            0             (141,000)

    Additional paid-in capital          (79,558,290)          10,887,152

    Warrants                              6,221,655            6,221,655

    Accumulated Deficit                (269,499,787)        (254,663,071)

    Total Capitalization               $     95,401         $  7,537,147



                                       June 30, 2002     December 31, 2001

(1) Does not include the effects
    of the following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.015 to $4.03 per share,
    expiring 2002 through 2006           95,902,560           96,136,560


(2) On July 5, 2002, our stockholders approved an increase in the number of our authorized shares of common stock to 8 billion.

     The following table sets forth our capitalization as of December 31, 2000 and 2001, and is made up of the amounts taken from our audited financial statements, which are included in this prospectus and included a qualification regarding our ability to continue as a going concern.

                                     December 31,    December 31,
                                        2000            2001
                                         (1)             (1)
Stockholders' Equity

Common Stock, par value $.10
per share; Authorized 4 billion
shares; shares issued and
outstanding: 1,383,704,167           $138,370,417    $245,063,111
at December 31, 2000; and
2,450,631,119 at December 31, 2001

Convertible preferred stock,
par value $10 per share,
authorized 500,000 shares
issuable in series, shares
issued and outstanding: none                    0         169,300
at December 31, 2000 and
16,930 at December 31, 2001

Discount assigned to beneficial
conversion feature preferred stock              0        (141,000)

Additional paid-in capital             87,035,096      10,887,152

Warrants                                6,204,235       6,221,655

Accumulated Deficit                  (223,720,761)   (254,663,071)
                                     -------------   -------------
Total Capitalization                 $  7,888,987    $  7,537,147
                                     =============   =============

                                     December 31, 2000         December 31, 2001

(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.015 to $4.03 per share,
    expiring 2000 through 2006              31,378,160                96,136,560


                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BIKO". On August 14, 2002,9, the closing bid price for the common stock was $.14.$.0016. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through June 30, 2002. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and they may not necessarily represent actual transactions.


Calendar Year                    High            Low
and Quarter

1999            Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

2000            First Quarter    $1.050          $.051
                Second Quarter   $.400           $.160
                Third Quarter    $.184           $.12
                Fourth Quarter   $.122           $.049

2001            First Quarter    $.1355          $.05
                Second Quarter   $.072           $.037
                Third Quarter    $.057           $.01
                Fourth Quarter   $.049           $.02

2002            First Quarter    $.033           $.015
                Second Quarter   $.017           $.0028

We have approximately 127,000 holders, including those who hold in street name, of our common stock, and 40 holders of our preferred stock.

                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 8 billion shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

   Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In 2001 and 2002, our board of directors authorized the creation of five new series of convertible preferred stock - series G, H, I, J and K. The certificates of designation for each series - the corporate document that defines the terms of those series of preferred stock - were all filed as exhibits to our May 2002 registration statement. As of June 30, 2002 we had a total of 28,879 shares of our preferred stock outstanding, as follows:

     8,902 shares of Series G
     2,000 shares of Series H
     2,350 shares of Series I
     1,251 shares of Series J
    14,376 shares of Series K

   None of our convertible preferred stock is secured by any of our assets. Each share of our preferred stock has a designated value of $500 per share. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our preferred stock is converted - there is no limit on the number of shares of our common stock that our preferred stock can be converted into. This means that, if our stock price is low, the preferred stockholders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We only sold our preferred stock to accredited investors. We can redeem our preferred stock. This prospectus includes common stock that we will issue when our preferred stock is converted. You should carefully review our Risk Factors section for more risks associated with our preferred stock, and the impact of conversions on your stock.

   Each series of preferred stock has its own minimum holding period and each series defines its conversion price. Copies of our preferred stock documents were filed as exhibits to our May
2002 registration statement.

   Our series G preferred stock had a minimum holding period of the earlier of: 60 days from issuance or the date our previous registration statement was declared effective by the SEC. The holding period has expired for all of our series G preferred stock. The series G preferred is convertible into our common stock at a 24% discount to the 5-day average of our closing bid price immediately prior to conversion.

   Our series H preferred stock had a minimum holding period of the earlier of: 75 days from issuance or 35 days after the date our previous registration statement was declared effective by the SEC. The holding period has expired for all of our series H preferred stock. The series H is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

   Our Series J preferred stock had a minimum holding period of 30 days from issuance and is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion. The holding period has expired for all of our series J preferred stock.

   We raised a total of $6,640,000 from selling our series G, H and J preferred stock.

   We issued 4,000 shares of our series I preferred stock to Mr. and Mrs. Farrell Jones as part of a renegotiation and settlement of amounts due in connection with our purchase of ICTI back in 1998. Even though we wrote off that entire investment, we still owed the Joneses a total of $5,450,348. In December 2001, we finalized an agreement with the Joneses to decrease the amount owed to a total of $2,887,500. Of that total, $2 million was applied when we issued them the 4,000 shares of series I preferred stock. The series I preferred is convertible at any time into our common stock based on the 5-day average of our
closing bid price immediately prior to conversion.   Because our
May 2002 registration statement did not include enough shares for the Jones' to convert all of their preferred stock, we are including more stock in this registration statement for them. We don't have any other relationship with the Joneses other than these remaining issues from the ICTI transaction. You should review our management's discussion and analysis section for more information on the settlement with the Joneses.

     In February 2002, we accepted a $25 million funding commitment from J.P. Carey Asset Management, LLC, a Georgia corporation. The initial funding from this commitment is through J.P. Carey Asset Management's purchase of $7.5 million of our
Series K preferred stock.   As of June 30, 2002, we've already
received a total of $944,000 from our series K preferred stock. We agreed to register the underlying common stock for them, and that stock is included in this prospectus. We will receive funds, periodically during each month, based on the following formula. Based on that formula, we could have received a maximum of about $867,000 in June 2002, depending upon how much stock is sold, and the selling price of our stock. If our stock price and/or our trading volume decrease, we would have to request less.

     First, compute the daily trading value for our stock: the closing bid price times that days' volume

     Second, compute that daily trading value for the 22 trading days prior to conversion

     Third, take the average of those 22 days trading value

     Finally, multiply that 22-day average by 6.

   The conversion price for the Series K preferred is based on a 10% discount to the average of the lowest 3 consecutive closing bid prices during the 22 days prior to conversion. For example, if conversion had occurred on August 15, 2002, it would have been at a 10% discount to the average closing bid prices on July 23, 24 and 25, 2002. That price, after the discount, would be $0.0012 per share. If our stock price drops, the conversion price per share will also drop.

   All of the stock included in this prospectus is for our selling stockholders who purchased or committed to purchase our convertible preferred stock. When they convert their preferred stock and get our common stock, they may want to sell it, and you need to carefully review this prospectus before you decide whether to buy it from them.

Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. As of June 30, 2002, we had 3,427,855,778 shares of our common stock outstanding.

     We had a stockholders meeting on July 5, 2002 and they authorized an increase in our authorized shares of common stock to 8 billion.

Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

   We have an employment agreement with change in control provisions with Michael P. Thompson, our CFO and Interim CEO.
The agreement provides that in the event of a "change of control," we must issue to Mr. Thompson 2% of our outstanding shares of common stock. For purposes of the agreement, a change of control is deemed to occur: when 20% or more of our outstanding voting stock is acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws. In July 2002, Mssrs. Cooper, Feola and Keeling gave up their employment agreements, including their rights to receive any of our common stock. Mr. Thompson has agreed to waive that provision in connection with the July 2002 resignations.

Warrants

     As of June 30, 2002, we had outstanding warrants to purchase 95,902,560 shares of our common stock. These warrants have exercise prices ranging from $.015 to $3.20 per share and expiration dates through January 4, 2007, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants. As of June 30, 2002, many of our outstanding warrants were not currently exercisable - 82,746,898 warrants were subject to a lock-up arrangement where the warrant holders agreed not to exercise them until August 2002.

     Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

Transfer Agent

   Mellon Investor Services in New York, New York acts as our
Registrar and Transfer Agent for our common stock. We act as our own registrar and transfer agent for our preferred stock and warrants.

                      SELLING STOCKHOLDERS

     This prospectus covers the shares of common stock that may be offered by the selling stockholders set forth below. The selling shareholders listed are our preferred stock holders, and we've divided them into groups based on each series of preferred stock.

       None of the selling stockholders who own preferred stock have had a material relationship with us within the last three years, and they are not affiliated with us other than through
their ownership interest in our preferred stock.     Except as
noted, none of the selling stockholders are affiliated with each other. Some stockholders listed are companies or investment funds, rather than individuals. Unless the investors who own those funds are numerous, we've listed the individual owners. We prepared the table below based on the information provided to us by the selling stockholders. You should know that, based on the agreements our selling stockholders signed when they bought our preferred stock, they are not permitted to own 5% or more of our stock, except for our Series K preferred stockholders.

     We calculated the number of shares for each selling stockholder using a good faith estimate. We based our estimate on our recent stock price, as well as our historical prices. In our registration statement dated May 7, 2002, we registered shares for these same selling stockholders, but we didn't register enough shares, because our stock price declined more than we expected. The shares in this registration statement are for the same selling stockholders.

     In May 2002, we agreed to issue a majority of our preferred stockholders 7% of their total amount of preferred stock in return for agreeing to lock up 40% of their preferred stock - and not convert it - until August 2002. The 7% was issued in the form of our common stock and is included in the chart for those preferred stockholders who agreed not to convert.

     Any or all of the shares listed below may be offered for sale by the selling stockholders from time to time and, therefore, we can't give an estimate as to the number of shares that will be held by the selling stockholders when we terminate this offering. Unless we indicate otherwise, the selling stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     If we redeem any of our preferred stock, or if our stock price rises and we don't need to issue as many shares as we have listed for any selling stockholder, we may use that stock for another selling stockholder, or for our series K preferred stock. In addition, if we decide not to use all of the shares registered for our series K common stock, and we need more stock to cover other preferred stock conversions, we may allocate some of the stock listed for our series K to other selling stockholders.

     The third column in the table shows the percentage share ownership each selling shareholder would have, If they converted all of their preferred stock when compared to the 3,427,855,778 shares we had outstanding as of June 30, 2002.

     The last column in the table shows the percentage of ownership of each selling shareholder assuming all shares registered in this prospectus are sold, when compared to the total number of shares of our common stock outstanding as of June
30, 2002. An asterisk  - * - indicates less than one percent.

Selling Stockholders        Number of        Beneficial   Beneficial
                            Shares           Ownership    Ownership
                            Offered          Prior to     After Sale
                                             Sale
PREFERRED STOCKHOLDERS

Series G Preferred

Cache Capital (USA) L.P.  618,528,560          8.2%       *

Quines Financial, SR       27,264,355             *       *

John C. Canouse (1)        50,877,115             *       *

Joseph C. Canouse (1)      50,877,115             *       *

01144 Ltd.                 61,907,698             *       *

Emuna Trust                99,207,495             *       *

Yokin Asset Management    195,168,196          2.7%       *

Arab Commerce Bank         28,149,834             *       *

Jara Group, owned by
Michael and Rose           15,993,454             *       *
Koretsky (2)

Michael Koretsky (2)       15,993,453             *       *

Mark Garfunkkel            26,534,036             *       *

Leon Kahn                   7,258,828             *       *

Kurt Fichthorn             32,577,226             *       *

Jaime Radusky (3)          15,993,454             *       *

Rina Sugarman              15,993,453             *       *

Starling Corporation       34,053,024             *       *

Lawrence Abrams            51,522,275             *       *

Ted Liebowitz             154,621,664          2.2%       *

Joseph McGuire and W.C.    33,757,864             *       *
Rossi

Chava Scharf               15,993,453             *       *

Yosef Davis               124,405,714          1.8%       *

Jacqueline Balough          8,144,307             *       *

Grahame Harding            45,914,244             *       *

Mark Barash                 6,668,509             *       *

Michael Drescher            6,963,668             *       *

Claire Brook, IRA          38,325,256             *       *

Henry Radusky (3)          15,993,453             *       *

Stanley S. Raphael          8,144,306             *       *
Trust

Miriam Hoffman (4)          8,734,626             *       *

Peter Hoffman (4)           6,668,509             *       *

Colin Broad                12,971,858             *       *

Jody Eisenman, IRA          6,668,509             *       *

Christopher Jacobsen        6,668,509             *       *

Series H Preferred

Mendy Chmuel               41,432,011             *       *

Eli Itzinger               41,432,011             *       *

GPS America Fund          331,160,919          4.6%       *

Series I Preferred

Farrell B. and Brenda     478,158,390          6.5%       *
K. Jones

Series J Preferred

Cache Capital             165,728,044          2.3%       *

Atlantis Capital Fund      41,432,011             *       *

Arab Commerce Bank         27,854,674             *       *

Yokin Asset Management     13,927,337             *       *

BlueFin Partners           10,330,583             *       *

Series K Preferred

J.P. Carey Asset          900,000,000             *       *
Management (1)


(1)	These selling stockholders are affiliated with each other
        through their ownership in entities other than us.
(2)	These selling stockholders are affiliated with each other
        through their ownership in entities other than us.
(3)	These selling stockholders are related
(4)	These selling shareholders are related

	The following table shows, for our convertible preferred stock, certain information that might be helpful in making your investment decision. We listed the preferred stock investments in
chronological order.   The conversions shown are those that
occurred as of June 30, 2002. The stock price listed is the closing bid price of our stock on the date listed. When we use a range of dates, we computed the stock price based on the average
closing bid price for each day in the range.   The most current
information in the table is as of August 13, 2002, when our
closing bid price was approximately $.0018.   If we have not
registered enough stock to cover any selling stockholder's conversions, we need to have more stock authorized then register it on their behalf.



Type and       Amount    Number of   Issue     Stock    Number of   Number of
amount of      Converted Shares      Date      Price on Shares if   Shares if
Investment     Through   Issued on             Issue    Converted   Converted
               6/02      Conversion            Date/       on          on
                                               Range    Issue Date   6/30/02

Series G      $814,041   220,735,159 10/24/01- $.038    138,552,631  1,880,357,142
Preferred Stock                      10/25/01
$5,265,000

Series H             0             0 11/15/01- $.026     38,461,538    357,142,857
Preferred Stock                      11/21/01
$1,000,000

Series I       825,000   137,500,000 11/28/01  $.025     80,000,000    714,285,714
Preferred Stock
$2,000,000

Series J        49,633     9,946,576 12/18/01- $.025     15,000,000    241,071,428
Preferred Stock                       1/28/01
$675,000


     You should review our risk factors that begin "When we sell our stock or convertible securities like our debentures or preferred stock, it dilutes our existing stockholders..."; "When we issue convertible securities like our debentures or preferred stock, the number of shares we issue upon conversion is significantly discounted from the market price"; and "Because we have sold convertible debentures and preferred stock, it could have a negative impact on our stock price on pages 9 and 10 for related information.

                      PLAN OF DISTRIBUTION

   The shares of stock in this prospectus will be sold by the selling stockholders, and will not be underwritten. They may sell the shares of common stock from time to time in one or more transactions. The offering price will fluctuate with the market price for our stock, so they will sell the stock at various
prices.    They may sell this stock directly, or they may hire
brokers or other licensed agents to sell it for them, in which case the selling stockholder will give those brokers or agents some consideration, which could take the form of a commission or other payment.

   Selling stockholders and any broker-dealers participating in the sale of our stock may be considered underwriters within the meaning of section 2(11) the Securities Act of 1933.
Particularly if they act as principals, any commissions or profits received by broker-dealers or selling stockholders from the sale of our stock may be considered underwriting compensation under the Securities Act. If anyone who participates in this offering is deemed to be an underwriter, then any consideration received may be deemed to be underwriting discounts or commissions under the federal securities laws.

   If any selling stockholder makes a particular offer that triggers certain securities law filing requirements, they have an obligation to tell us, and we will file a supplement to this prospectus that sets forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares and any discounts, commissions or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

      In order to comply with the securities laws of certain jurisdictions, the selling stockholders may be required to sell stock only through registered or licensed brokers or dealers. In addition, they may not be able to sell any stock in certain states unless we register the stock in those states on their behalf or otherwise comply with applicable state securities laws by exemption, qualification or otherwise.

                 STOCK ELIGIBLE FOR FUTURE SALE

   As long as this registration statement remains effective with the SEC and we remain current in our SEC filings, the stock will be freely transferable without restriction or further registration unless the stock is acquired by one of our affiliates. Affiliates generally include our officers and directors and any other person or entity that controls, is controlled by, or is under common control of BICO. Any affiliates who acquire stock from this offering will continue to be subject to the volume restrictions of Rule 144, as we describe below.

   In general, under Rule 144 as currently in effect, our affiliates and any person, or persons whose stock is aggregated, who has beneficially owned restricted stock for at least two years would be entitled to sell within any three-month period a number of shares of stock which does not exceed the greater of:
1% of the then outstanding shares of our common stock; or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Rule 144 also requires those sales to be placed through a broker or with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning our company. A person who is deemed not to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned restricted stock for at least one year, would be entitled to sell the stock under Rule 144(k) without regard to any of the limitations discussed above. Restricted stock properly sold in reliance on Rule 144 are thereafter freely tradable without restriction or registration, unless the stock is later held by an affiliate.

     We can't make any predictions as to the effect that sales of our common stock or the availability of stock for sale will have on the market price of our common stock. Nevertheless, sales of any substantial amounts of common stock in the public market will probably adversely affect the prevailing market price.


                     SELECTED FINANCIAL DATA

      FOR THE QUARTER ENDED JUNE 30, 2002 (UNAUDITED) AND
                THE YEAR ENDED DECEMBER 31, 2001


                            June 30, 2002       December 31, 2001
                             (Unaudited)

      Total Assets            $13,459,356         $24,637,421

      Long-Term               $ 2,185,166         $ 2,280,935
      Obligations

      Working Capital
      (Deficit)              ($ 5,961,133)       ($10,429,990)

      Preferred Stock         $   146,246         $   169,300

      Net Sales               $ 2,597,434         $ 4,342,203

      TOTAL REVENUES          $ 2,634,849         $ 4,349,918

      Other Income            $   202,239         $   561,817

      Warrant
      Extensions              $         0         $         0

      Benefit (Provision)     $         0        ($   120,882)
       for Income Taxes

      Net Loss               ($14,836,716)       ($30,942,310)

      Net Loss
      per Common
      Share:
        Basic                ($.005)             ($.02)
        Diluted              ($.005)             ($.02)

      Cash
      Dividends
      per share:
        Preferred             $0                  $0
        Common                $0                  $0




                    YEARS ENDED DECEMBER 31st


                     2001       2000         1999        1998          1997
  Total Assets  $24,637,421  $21,930,070  $15,685,836  $9,835,569   $12,981,300

  Long-Term
  Obligations   $ 2,280,935  $ 2,211,537  $ 1,338,387  $1,412,880   $ 2,697,099

  Working
  Capital      ($10,429,990) $   754,368  $ 4,592,935 ($9,899,008)  $   888,082
  (Deficit)

  Preferred
   Stock        $   169,300  $         0  $   720,000  $        0   $         0

  Net Sales     $ 4,342,203  $   340,327  $   112,354  $1,145,968   $ 1,155,907

  TOTAL
   REVENUES     $ 4,349,918  $   345,874  $   165,251  $1,196,180   $ 1,260,157

  Other Income  $   561,817  $   589,529  $ 1,031,560  $  182,033   $   165,977

  Warrant
   Extensions   $         0  $ 5,233,529  $ 4,669,483  $        0   $ 4,046,875

  Benefit
  (Provision)
   for Income
    Taxes      ($   120,882) $         0  $         0  $        0   $         0

  Net Loss     ($30,942,310)($42,546,303)($38,072,578)($22,402,644)($30,433,177)

  Net Loss per
   Common Share:
    Basic             ($.02)       ($.04)       ($.05)       ($.08)       ($.43)
    Diluted           ($.02)       ($.04)       ($.05)       ($.08)       ($.43)

   Cash Dividends
    per share:

    Preferred          $  0         $  0         $  0         $  0         $  0
    Common             $  0         $  0         $  0         $  0         $  0


                    MANAGEMENT'S DISCUSSION AND ANALYSIS

    The following is a summary of the more detailed information in our financial statements. You should carefully review those financial statements before you decide whether to invest in our stock.

Forward-Looking Statements

     This section contains forward-looking statements. We discussed these kinds of statements on page 5, and you should review that section.

Liquidity and Capital Resources

For the six months ended June 30, 2002

     Our cash increased to $303,822 as of June 30, 2002 from $268,095 as of December 31, 2001 primarily due to $103,268 in advance payments on manufacturing contracts and the factors discussed below.

     During the six months ended June 30, 2002 our net cash flow used by operating activities was $(2,824,272). During the same period, our net cash flow used by investing activities was ($162,261) due primarily to the acquisition of property, plant and equipment.
Cash flow provided by financing activities was $3,022,260 mostly due to stock issued to employees and consultants as compensation for services, increases in notes payable and sales of preferred stock.

     Accounts receivable decreased from $1,235,957 at December 31, 2001 to $590,336 at June 30, 2002 primarily due to a decrease in revenues for INTCO in the first six months of 2002 compared with revenues recognized during the latter part of 2001 and the timing of billings and collections related to these revenues.

     Current notes receivable increased from zero at December 31, 2001 to $641,250 at June 30, 2002. Our subsidiary, Ceramic Coatings Technologies, Inc. (CCTI) sold substantially all of its assets in June 2002 for a total sales price of $502,250, which consisted of two notes receivable. In addition, we sold shares of convertible preferred stock to J. P. Carey Asset Management in exchange for a note receivable of $1,183,000 during the six months ended June 30, 2002. The outstanding balance on this note is $139,000 at June
30, 2002.

     Current related party receivables decreased by $25,574 during the six-month period ended June 30, 2002 due to scheduled repayments on related party notes.

     Interest receivable, net of allowance, decreased from $144,411 as of December 31, 2001 to $1,312 at June 30, 2002 due to the write-off of accrued interest on a note receivable from Practical Environmental Solutions (Practical), a Pennsylvania company that acquired technology to safely convert municipal sludge to recyclables that comply with state and federal environmental laws. Petrol Rem has loaned a total of $3,150,405 to Practical as of June 30, 2002. The loan was classified as a non-current asset at December 31, 2001 because our management was considering whether to convert all or part of that loan to an equity investment. The loan is currently past its due date of May 31, 2002 and is due upon demand. Practical is currently not able to conduct a significant portion of its operations because the landfill which is necessary for the disposal of its processed biosolids has been temporarily prohibited from accepting these processed biosolids under direction of the Department of Environmental Protection.
Unless these discontinued operations can be restored, Practical may be unable to fully meet its obligations under the line of credit agreement even if the note is converted to a term loan after the conversion of a portion of the amount owed into an equity interest by Petrol Rem. Due to the uncertainty of Practical's ability to resolve this issue, the collectibility of this loan is in jeopardy. Therefore, an unusual item of $3,248,334 has been recorded to reflect the write-down of the value of the note receivable and the corresponding accrued interest to the fair value of the underlying collateral, which is estimated at approximately $200,000.

     Prepaid expenses increased from $1,055,901 as of December 31, 2001 to $2,104,245 as of June 30, 2002. The increase is primarily due to the issuance of 100 million shares of common stock to an individual in payment for consulting services to be provided over a twelve-month period. The total value of the stock on the date of issue was $1,860,000. This amount was recorded as a prepaid expense and is being expensed at $155,000 per month beginning in April 2002.

     Goodwill, net of amortization, decreased by $357,115 during the six months ended June 30, 2002. The amounts invested in BA Champ and Tireless in excess of their net book value were reported as goodwill as of December 31, 2001. Under new accounting standards effective for our current fiscal year, we evaluated the investments and determined that there was considerable uncertainty concerning our ability to recover these amounts. Therefore, an impairment charge was recorded to write off the goodwill related to these investments. A similar evaluation was made of our investments in unconsolidated subsidiaries, American
Intermetallics, Inc., Insight Data Link, Microislet and Diabecore. We determined that there was considerable uncertainty regarding the recoverability of our investments in American Intermetallics and Insight Data Link and an impairment charge of $754,129 was recognized to reduce the carrying value of these investments.

     At June 30, 2002, Diasense's investment interest in MicroIslet is no longer classified as an investment in unconsolidated subsidiaries - it is classified as an investment. The change in classification occurred because Diasense's ability to exercise significant influence over MicroIslet decreased as illustrated by the decline in Diasense's ownership below 20% to 15.3% and the fact that Diasense is no longer represented on MicroIslet's board of directors. This change in classification had no effect on the carrying value of the investment in MicroIslet, which was $786,874 at June 30, 2002 compared to $917,351 at December 31, 2001. In April 2002, MicroIslet participated in a merger with ALD Services, Inc., a publicly traded company also known as ALDI. In connection with the merger, Diasense, along with the other MicroIslet shareholders, consented to a forward stock split of MicroIslet stock where each common shareholder received 3.1255 shares of MicroIslet for every one share owned. As a result, Diasense received 3,465,451 shares of MicroIslet common stock. All the common shareholders maintained their same percentage ownership. Diasense, along with the other MicroIslet shareholders, also approved the merger with ALDI. As a result of the merger, each MicroIslet common shareholder - including Diasense received one share of ALDI stock for each share of MicroIslet stock owned. After the merger, Diasense owned approximately 15.3% of restricted ALDI stock. In May 2002, ALDI changed its name to MicroIslet, Inc. and its trading symbol to MIIS.OB.

     Our investment in the marketing agreement for the rapid
HIV tests, which was $6,866,398 as of December 31, 2001, was reduced to zero when we lost our exclusive marketing rights in May 2002. This intangible asset had been reduced by amortization of $175,000 and an impairment charge of $1,091,398 during the first quarter of 2002. When the remaining balance of the marketing rights, which was $5,600,000, was written off in May 2002, a corresponding note payable of $5,600,000 was eliminated at the same time.

     Accounts payable increased by $468,632 during the six months ended June 30, 2002 because of the timing of payments that were slower than normal due to our cash flow problems.  Accrued liabilities increased by $588,632 during the six months ended June 30, 2002 primarily because of increases in accrued wages due to our cash
flow problems.   Accrued liabilities decreased by $843,251 for the
three months ended June 30, 2002 due to reductions in accrued payroll of approximately $300,000, payments on the class action settlement of $175,000 and approximately $360,000 in advance payments on contract revenue that was received in the first quarter 2002 and earned in the second quarter 2002.

     We received proceeds from two promissory notes early in April 2002. One loan for $1,000,000 is payable on March 28, 2003 with interest of 22%. This loan is collateralized by all of our equipment. A payment of $82,000 plus interest of $18,000 was made in June 2002. A second loan for $230,000 is payable in a single installment on June 19, 2003 with interest of 22%.

     In April 2002, the Company agreed to pay an outstanding obligation of $68,243 to American Express under twelve equal monthly installments of $6,189, including interest at 15.9% per annum. This obligation is secured by the assets of BICO. At June 30, 2002, the outstanding note payable under this agreement was $51,575. Also, as of June 30, 2002, INTCO has borrowed $249,130 under a line of credit agreement established with a Louisiana bank in 2002. This line of credit is secured by INTCO's assets.

     In May 2002, BICO and its subsidiary Petrol Rem, Inc., executed a demand note in favor of INTCO, Inc. (a subsidiary of Petrol Rem).
The note is for $286,457 and bears interest at a rate of 13% per annum. The note consolidated various amounts previously advanced by INTCO to either BICO or Petrol Rem or incurred by INTCO on behalf of either
BICO or Petrol Rem and is collateralized by a security interest in Petrol Rem's shares of stock in INTCO. In June 2002, demand was made by INTCO and INTCO's minority shareholder for repayment of the loan for $286,457 plus accrued interest and for repayment of the balance ($374,134) of the note payable by BICO and Petrol Rem to INTCO's minority shareholder. In July 2002, legal action was commenced by INTCO's minority shareholder to obtain a judgment. A $100,000 payment was made in August 2002 toward the settlement of this issue. Since both of these obligations are collateralized by Petrol Rem's 51% ownership in INTCO, it is possible that Petrol
Rem may forfeit its ownership in INTCO as part of a settlement of these obligations.

     Additional paid-in capital decreased from $10,887,152 at December 31, 2001 to ($79,558,290) at June 30, 2002. The deficit balance at June 30, 2002 is classified as "discount on issuance of common stock" and it represents the effect of issuing common stock at prices less than the par value of $0.10 per share.

For the year ended December 31, 2001

     We continue to be dependent on security sales as our primary source of working capital. As of December 31, 2001, we had total authorized common stock of 4 billion shares of which 2,450,631,111 shares were issued and outstanding. We had a working capital deficiency at December 31, 2001 of ($10,429,990) as compared to working capital of $754,368 at December 31, 2000 and $4,592,935 at December 31, 1999. Our working capital fluctuates each year due to the amount of money we raise by selling our securities and the amount of money we spend. We raised approximately $23.8 million in 2001, $29.9 million in 2000 and $10.7 million in 1999 from selling our securities.

     During the 4th quarter of 2001, we had significant cash
flow problems. We believe those problems are in large part due to the overall economic recession, which was aggravated by the tragedies of September 11, 2001. The stock market's resulting decline and other factors beyond our control made it difficult for us to raise money by selling our preferred stock. We only raised $23.8 million in 2001, which is much less than we expected. As a result, our payroll and our accounts payable are seriously past due. We also have other serious obligations that are past due. We still owe $375,000 in connection with our class action settlement. Although we are working with the class action counsel to make payments on the amount due, we can't assure you how long they will continue to work with us. They could obtain an order from the judge demanding that we pay the balance, and if we can't, they could enter a judgment against us.

     In November 2001, our stockholders approved an increase in our authorized shares from 2.5 billion to 4 billion. Once the new shares were approved, we began selling convertible preferred stock in a private offering, as we have done in the past. Those new convertible securities will not be and have not been registered under the federal securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. During November and December 2001, we issued the following shares of convertible preferred stock:

     10,530 shares of Series G
      2,000 shares of Series H
      4,000 shares of Series I
        400 shares of Series J

     None of our convertible preferred stock is secured by any of our assets. Each share of our preferred stock has a designated value of $500 per share. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our preferred stock is converted - there is no limit on the number of shares of our common stock that our preferred stock can be converted into. This means that, if our stock price is low, the preferred stockholders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We only sold our preferred stock to accredited investors. We can redeem our preferred stock.

     Each series of preferred stock has its own minimum holding period and each series defines its conversion price.

     Our series G preferred stock has a minimum holding period of the earlier of: 60 days from issuance or the date the registration statement covering the common stock is declared effective by the SEC. The series G preferred is convertible into our common stock at a 24% discount to the 5-day average of our closing bid price immediately prior to conversion.

     Our series H preferred stock has a minimum holding period of the earlier of: 75 days from issuance or 35 days after the date the registration statement covering the common stock is declared effective by the SEC. The series H is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

     Our Series J preferred stock has a minimum holding period of 30 days from issuance and is convertible into our common stock at a 20% discount to the 5-day average of our closing bid price immediately prior to conversion.

     We raised a total of $6,465,000 from selling our series G, H and J preferred stock in 2001.

    We issued 4,000 shares of our series I preferred stock to
Mr. and Mrs. Farrell Jones as part of a renegotiation and settlement of amounts due in connection with our purchase of ICTI back in 1998. Even though we wrote off that entire investment, we still owed the Joneses a total of $5,450,348. In December 2001, we finalized an agreement with the Joneses to decrease the amount owed to a total of $2,887,500. Of that total, $2 million was applied when we issued them the 4,000 shares of series I preferred stock. The series I preferred is convertible at any time into our common stock based on the 5-day average of our closing bid price
immediately prior to conversion.   We don't have any other
relationship with the Joneses other than these remaining issues from the ICTI transaction. Note J to our financial statements contains more detail on the transaction with the Joneses.

     When we sell or issue these convertible securities, it
could cause our stock price to fall significantly, and we don't have any control over that. Factors including the timing of conversions and the additional number of shares needed for conversion with no limit contribute to the downward pressure on our stock price. In addition, although the purchasers of our convertible preferred stock agree not to sell our stock short, if other investors sell short, it will further contribute to the
decline of our stock price.   In the past few years, we've sold
both convertible securities and common stock in various offerings, all of which were on a best-efforts basis:

     We registered 800 million shares of common stock in the third quarter of 2001;

     We registered approximately 431 million shares in the third quarter of 2000, which included both common stock and conversion shares for convertible preferred stock and convertible debentures;

     We registered 375 million shares of common stock in the second quarter of 1999; and

     We registered 200 million shares of common stock in the last quarter of 1998.

     Selling more of these convertible securities will further dilute ownership of existing stockholders but, until we find another way of raising significant funds, we must continue to sell our stock.

     Our cash decreased to $268,095 as of December 31, 2001 from $7,844,807 as of December 31, 2000 primarily due to the factors discussed below.

     During the year ended December 31, 2001 our net
cash flow used by operating activities was ($25,891,584).   During
the same period, our net cash flow used by investing activities was ($5,063,413) due primarily to the acquisition of property, plant and equipment, additional loans made to Practical Environmental Solutions, a company involved in the acquisition and management of environmental entities, investments in Rapid HIV, and additional investments in unconsolidated subsidiaries which we
discuss in the following paragraphs.   We made all of these
investments because we believe that they will either generate revenue or will help us with our diabetes-related projects.

     During 2001, we made additional investments in
unconsolidated subsidiaries. We invested an additional $190,000 in American Inter-Metallics, bringing our total investment in AIM's rocket propulsion project to $1,000,000. In addition, we loaned $110,000 to Anthony J. DelVicario, the president of American Inter-Metallics, Inc. and a former member of Diasense's board of directors to help fund a transaction involving the creation of a distribution system in Europe to sell AIM's products which we believe will generate revenue. The original demand note was secured by 110,000 shares of American Inter-Metallics, Inc. common stock and bore interest at prime rate plus two percent. In November 2001, we converted the original note into a new note for $114,000 to reflect accrued interest. The new note is secured by an unconditional guaranty by American Inter-Metallics and all of American Inter-Metallics' assets, including all of its equipment. AIM informed us that they are in the final stage of closing the transaction, and they expect to repay the loan; in the interim, Mr. DelVicario began making monthly payments of $5,000 per month in April 2002. We also increased our total investment in Insight Data Link.com, Inc. to $110,000 by investing an additional $10,000. We increased our investment in AIM and Insight Data Link because our management believes they will generate earnings. However, AIM has not yet generated any revenue, and Insight Data Link has only generated minimal revenues of approximately $2,000
to date.   As a result, we will not make any additional
investments in either of those companies.

     Our subsidiary, Diasense, Inc. also made investments in unconsolidated subsidiaries during 2001. Diasense invested an additional $600,000 in MicroIslet, Inc., a company working with Duke
University on several diabetes research technologies that focus on optimizing microencapsulated islets for transplantation. The project is in the research and development phase. As of December
31, 2001, Diasense had invested $1,600,000 in MicroIslet and owned approximately 20.2% of this company. Diasense also increased its investment in Diabecore Medical, Inc. Diabecore is a company in Toronto working with other research institutions to develop a new insulin to treat diabetes. In 2001, Diasense invested $293,948 in Diabecore increasing the total amount invested to $987,468 and its ownership in this company to approximately 24%. This project is also in the research and development phase. Diasense increased these investments because management believes that these diabetes research organizations and the institutions they affiliate with will bring strength and support to our own diabetes research and development projects.

     As a result of those additional investments in American Inter-Metallics, Insight Data Link.com, MicroIslet and Diabecore Medical, our overall investment in unconsolidated subsidiaries increased from $2,061,439 as of December 31, 2000 to $2,409,843 at December 31, 2001.

     During the year ended December 31, 2001, our subsidiary, Petrol Rem, advanced an additional $1,234,041 to Practical Environmental Solutions, a Pennsylvania company that acquired technology used to safely convert municipal sludge to recyclables that comply with state and federal environmental laws. Petrol Rem has loaned a total of $3,148,404 to Practical Environmental as of December 31, 2001. Practical Environmental has made interest payments on the amount due. The loan, which was originally due on August 31, 2001 has been extended until May 31, 2002; no principal payments have been made to date. The loan is classified as a non-current asset as of December 31, 2001 because our management is considering whether to convert all or part of that loan to an equity investment they are making that decision because Practical Environmental is willing to make that conversion and because Practical Environmental has been generating revenues since January 2001. As of December 31, 2001, although they are still operating at a loss, Practical Environmental's internal financial information shows revenues of $537,100. We may consider making additional loans or investments in Practical Environmental if those loans or investments could help increase earnings.

     During the year ended December 31, 2001 Petrol Rem also invested an additional $99,060 in Tireless LLC, which is another part of our Petrol Rem operations, bringing our total equity investment to $455,000. Tireless is a company that shreds and helps recycle tires, addressing some significant environmental issues that arise from large piles of used tires. We also loaned Tireless $515,610 during the year ended December 31, 2001, which was used primarily to purchase a mobile tire-shredding machine that is being used to fulfill a contract in Ohio. As of December 31, 2001, Tireless has only generated $63,127 in revenues, and we are re-evaluating whether to continue to invest in Tireless.

     In 2001, we formed Rapid HIV Detection Corp. to market rapid HIV
tests.   In order to acquire the exclusive, world-wide marketing
rights to the rapid HIV tests, we entered into a marketing
agreement with GAIFAR, a German company which owned all the rights to the tests, and Dr. Heinrich Repke, the man who developed the tests. The marketing rights were assigned to Rapid HIV Detection
Corp - we own 75% and GAIFAR owns 25% of Rapid HIV's common stock.
We entered into the agreement in June 2001 and acquired the
marketing rights at that time. The initial terms of the agreement allowed us a due diligence period of 8 weeks to withdraw from the agreement, but in July, all the parties agreed to extend that date
until October 15, 2001.    The marketing agreement, which we filed
as an exhibit to a Form 8-K filed October 15, 2001, has a minimum ten-year term and calls for total payments of $7,000,000 through the 3rd quarter of 2002. That entire $7 million was accrued as of December 31, 2001, and the rights are reflected in intangible assets. When the marketing agreement became effective in October 2001, $1.025 million of the funds previously loaned were applied to the total $7 million consideration. The original agreement called for a loan in the amount of $500,000 to the owner of the rapid HIV tests and technology, but we agreed to loan another $125,000 during the 2nd quarter while we continued our due diligence, so the total loans were $625,000 as of June 30, 2001. During the 3rd quarter of 2001, we loaned an additional $400,000 while we completed our due diligence; the total loan amount applied to the $7 million total due was $1,025,000. The loan was made part of the consideration we paid to acquire the exclusive worldwide marketing rights to the rapid HIV tests and technology, and is now part of our investment in Rapid HIV. The remaining $6 million in payments are due from October 20, 2001 through August
20, 2002. We made the $125,000 payments due in October and November 2001 and made additional payments totaling $125,000 through January 2002. Due to our cash flow problems, we were unable to make additional payments when they were due. As a result, we may end up losing our exclusive marketing rights if we cannot bring the payments due current.

     The money we spent investing in these companies came from notes payable, debentures payable and stock sales during 2001.

     In July 2001, we announced that ViaCirq entered into a Memorandum of Understanding with Phoenix Hospital Management to pursue a joint venture to market and sell ViaCirq products in China.  In
August we announced that negotiations were continuing. The tragic events of September 11, 2001 further delayed the travel and communication necessary to continue meaningful work on or to finalize the transaction. As of the date of this filing, due primarily to the international economic and trading instability resulting from the terrorist attacks and the military response to those attacks, we no longer believe this transaction is feasible
and have discontinued negotiations.   We may re-open negotiations
in the future, but at this point, we do not believe the joint venture will occur.

     Accounts receivable, net of allowance for doubtful accounts, increased from $400,950 as of December 31, 2000 to $1,235,957 as of December 31, 2001. The increase is primarily attributable to the increase in revenues for INTCO, a consolidated subsidiary of Petrol Rem, and the timing of billings and collections related to these revenues. Due to our cash flow problems, Petrol Rem borrowed over $500,000 from the minority owner of INTCO, our Louisiana oil-spill clean-up company, and we secured that loan with our 51% ownership in INTCO. If we are unable to repay that loan when the payments are due in June 2002, we may lose our ownership interest in INTCO, and with it, a major source of revenue.

     Our net inventory increased from $805,224 as of December 31, 2000 to $1,190,796 as of December 31, 2001. The increase was primarily due to an inventory build-up for the ThermoChem hyperthermia products and for other manufacturing projects being completed at our Indiana, PA facility.

     Current related party receivables increased by $50,688 during the year ended December 31, 2001 due to the $114,000 loan made to Anthony DelVicario (a former member of Diasense's board of directors) that was previously discussed. This addition to current related party receivables was partially offset by repayments on other related party notes.

     Acquisitions of property, plant and equipment included increases of machinery and equipment aggregating $1,120,607 for the year ended December 31, 2001 primarily due to additions of hyperthermia equipment for our ViaCirq subsidiary and the purchase of tire-shredding equipment for Petrol Rem's subsidiary, Tireless. Leasehold improvements increased by $222,955 primarily due to renovations made to our Indiana, PA facility.

     Related party receivables decreased by $138,445 due primarily to repayments on related party notes.

     Accounts payable increased by $4,176,925 during the year ended December 31, 2001 due to the timing of payments that were slower than normal due to our cash flow problems. Notes payable increased by $5,968,071 during 2001 primarily due to the
obligation we incurred when we purchased the Rapid HIV marketing
rights.   Our current portion of long-term debt decreased by
$4,027,236 due to our negotiated settlement of amounts due in connection with debt we incurred when we purchased ICTI.

     Notes payable increased from zero at December 31, 2000 to $45,365 at December 31, 2001 due to borrowings under a $50,000 line of credit agreement.

     Debentures payable decreased by $2,400,000 during year ended
December 31, 2001 due to the conversion of $10,655,659 of debentures into common stock partially offset by the sale of $8,255,659 of convertible subordinated debentures to raise capital to fund operations. We had no debentures outstanding as of December 31, 2001.

     In July and August, we raised $11,164,000 through the sale of common stock subscriptions. As of December 31, 2001, 769,410,092 shares of stock had been issued to satisfy $9,900,000 of these subscriptions. In addition, the Company repurchased subscriptions totaling $1,264,000 for $1,453,600. As a result of the conversion of debentures and the issuance of common stock to satisfy stock subscriptions, our common stock balance increased to $245,063,111 as of December 31, 2001 compared to $138,370,417 as of December 31, 2000. For the same reasons, our additional paid in capital decreased from $87,035,096 at December 31, 2000 to $10,877,152 at
December 31, 2001.

     Although our revenues continue to grow, until we produce enough revenues to fund our operations, we will have to find additional financing that we'll use to finance development of, and to proceed to manufacture, our various projects. We can't assure you that we'll be able to find that additional financing.

     Our products are at various stages of development and we'll need more money to complete them. We may decide to discontinue any of our projects at any time if research and development efforts dictate that's the best thing to do. Our financial statements contain a going concern opinion from our auditors. Our auditors issued that opinion because we have a history of losses and very little revenue to support our operations. We get money to fund our operations by selling securities and we don't know if we'll be able to continue to raise enough money that way. Because we're not sure - and our auditors are not sure - how long we can continue, our financial statements include the auditor's opinion that we may not be able to continue operating as a going concern. We have a history of successful capital-raising efforts; since 1989, and through December 2001, we, along with Diasense, have raised over $183,000,000 in private and public offerings alone.

     We think that our long-term liquidity needs will include working capital to fund manufacturing expenses for our products and continued research and development expenses for existing and
future projects.   If our projects are delayed, we will need more
money. We believe we will be able to continue selling our stock and other securities in order to raise funds, but we can't assure you we will be successful. If we can't raise enough money to fund our projects and operations, we will not be able to continue. We don't have any other sources of funds, such as bank lines of credit. We believe that, at some point, we will be able to sell our products to generate revenue, but we can't assure you when, or if, that will happen.

                         Results of Operations

For the six months ended June 30, 2002

     Our sales and corresponding costs of products sold during the six months were $2,597,434 and $1,787,530 respectively in 2002
compared to $1,355,475 and $861,870 in 2001.   The increase in
sales was primarily due to contract revenue of $934,082 at our Biocontrol Technology division. There was no contract revenue during the first six months of 2001. Petrol Rem also had increased revenue in the first six months of 2002 compared to the same period in the prior year. Bioremediation product sales were up from $35,818 in the first six months of 2001 to $126,538 for the first six months of 2002. In addition, Petrol Rem's subsidiary, Tireless, began generating revenue in the fourth quarter of 2001 and they reported revenue of $228,241 during the first six months of 2002 compared to zero in the prior year.
INTCO, another Petrol Rem subsidiary, reported a decrease in sales from $1,115,635 in the first six months of 2001 to $873,048 during the first six months of 2002. The decrease in INTCO revenues is mostly due to certain vessels being out of service temporarily due to maintenance procedures and upgrades related to a periodic Coast Guard certification. ViaCirq's sales of its hyperthermia products increased from $122,467 in the first six months of 2001 to $320,933 in the first six months of 2002. Our other product sales increased in total, but not significantly. Metal coating sales totaled $65,721 during the first six months of 2001, with an increase to $77,085 during the first six months of 2002. These metal coating sales occurred in the first quarter of 2002, prior to the disposition of the majority of CCTI's assets and the discontinuation of its operations. During the first six months of 2001 and 2002, sales of $15,775 and $8,417, respectively, were from sales of our theraPORT, an implantable device used by patients who have to have repeated injections of drugs. The theraPORT is implanted in the patient's chest, and provides a fixed port for catheters used to deliver the drugs the patient needs. We also realized $24,740 in sales for the rapid HIV kits and $4,350 from our internet marketing services, both of which produced no sales in the prior year's first quarter. Our costs increased due to the increase in sales of our various products.
Until we have significant sales, we can't predict any trends for future revenues.

     Interest income decreased during the first six months to $202,239 in 2002 from $319,209 in 2001. The decrease occurred because we had fewer funds to invest.

     Research and Development expenses during the first six months decreased to $731,570 in 2002 from $2,861,146 in 2001. The decrease was due to reduced research activities on our noninvasive glucose monitor and hyperthermia products and the redeployment of resources from research activities to contract manufacturing and production of the hyperthermia products. The clinical trials which we were performing on the noninvasive glucose sensor were discontinued during the second quarter of 2002 so that efforts could be directed toward the development of a new generation device which will be less sensitive to noise factors in interpreting infrared spectroscopy and will be a more compact device. The clinical trials for the new device are being planned but will be deferred until management determines that adequate funding is available.

     General and Administrative expenses during the first six months
decreased from $11,810,788 in 2001 to $9,214,891 in 2002.   The
decrease is primarily due to decreases in salaries, professional services, marketing and travel expenses as well as $912,727 paid in the first quarter of 2001 under an agreement with David L.
Purdy in connection with his resignation from the Company and its affiliates.

     Beneficial conversion terms included in our convertible debentures are recognized as expense and credited to additional paid in capital at the time the associated debentures are issued. We recognized $2,063,915 of expense in connection with the issuance of our subordinated convertible debentures in the first six months of 2001. In addition, we recognized $1,520,158 in debt issue costs during the first six months of 2001. This was mostly for commissions paid when debentures were issued. We had no corresponding expenses in 2002 because we did not issue any debentures.

     In prior years, we wrote off bioremediation inventory because we did not know if we would eventually be able to establish a market to sell this inventory. During the six months ended June 30, 2002, Petrol Rem sold inventory that was previously written off. Therefore, we recorded an unusual item for the recovery of inventory valuation allowance of $170,077. Also, an unusual item of ($3,248,334) was recorded for the write-down of a note receivable and accrued interest from Practical Environmental Solutions, Inc., as discussed above under Liquidity and Capital Resources.

     Interest expense decreased from $437,366 in the first six months of 2001 to $345,074 during the first six months of 2002. The decrease is primarily due to a decrease in debt due to the settlement we reached with Mr. and Mrs. Farrell Jones in the fourth quarter of 2001 to reduce the amounts owed to them in connection with our purchase of ICTI in 1998.

     Our loss on unconsolidated subsidiaries decreased to $143,174 for the six months ended June 30, 2002 compared to $165,588 for the same period in 2001. This loss results because we absorb part of the losses incurred by unconsolidated subsidiaries. Our share of the subsidiaries' losses is determined by applying our ownership percentage to the total loss incurred.

     We recognized an impairment loss of $2,209,915 in the first six months of 2002 due to an evaluation of our goodwill and intangible assets that is required under new accounting regulations that became effective at the beginning of 2002. Due to our decision to shut down our subsidiary, BA Champ/TruePoints, all goodwill associated with this investment was written off as an impairment charge. In addition, evaluations were made of our investments in consolidated and unconsolidated subsidiaries.
Based on the progress made so far and the uncertainty of future success, the goodwill associated with our investments in Tireless, American Intermetallics and Insight Data Link were also written off as impairment charges. The carrying value of the marketing agreement for rapid HIV tests was written down to the balance of obligations due under that agreement. Since this change in accounting regulations was not effective in the prior year, there were no similar impairment charges recognized in the first quarter of 2001.

For the year ended December 31, 2001

	The following ten paragraphs discuss the results of operations of our entire company based on our consolidated financial statements. We discuss our business segments at the end of this section.

     Our net sales and corresponding costs of products sold during 2001 increased to $4,342,203 and $3,287,176 respectively in 2001 from $340,327 and $354,511 in 2000, and $122,354 and $147,971 in 1999.
The increase in 2001 was primarily due to sales of $3,212,418 by Petrol Rem's subsidiary, INTCO, which was acquired in the fourth quarter of 2000 and, therefore, not included in the first nine months of 2000 or in 1999 operations. Petrol Rem's increase also included an increase in bioremediation product sales to $108,092 during 2001 compared to $53,758 during 2000 and $26,693 in 1999.
During the 3rd quarter, Petrol Rem received a distribution agreement for approximately $125,000 per year from an Alaskan oil spill clean-up company called F.R.O.G. to distribute Petrol Rem products. The contract has an initial term of one year, with automatic renewals on a yearly basis. Due to recent international events, including the September 11th tragedy, the Alaskan company has been focused on other matters, and they've told us that they hope to begin selling our products soon. Through Tireless, LLC, we received a sub- contract to help clean up tire piles in Ohio.
We began that project at the beginning of October, and we recently began billing for our services. We recognized revenues totaling $63,127 from the Tireless project during 2001. We believe the Tireless sub-contract could generate revenue of at least $500,000 over the next year based on our equipment's capacity to shred tires over the one-year period of the contract.

     In addition, we recognized sales of $339,839 from our hyperthermia products during 2001, which produced sales of $69,605 during 2000 and no sales in 1999. The increase was due to placements and installations of ViaCirq's ThermoChemHT system and corresponding sales of disposables in several hospitals.

     Other product sales increased in total, but not significantly.
In 2001, we received $112,091 from CCTI's metal coating products compared with $40,593 in 2000 and no sales in 1999. The increase in sales of metal coating products was due primarily to the introduction of a product line for sharpeners used for knives and other tools in the professional culinary field, for sportsmen's knives and fish hooks, for professional woodworkers and for household use. CCTI also continues to receive work from repeat customers who sent us more work once they were satisfied with our earlier performance.
As part of an overall effort to cut costs and operate more efficiently, we are in the process of trying to sell CCTI.

     During 2001, we recognized sales of $28,057 for our theraPORT, an implantable device used by patients who have repeated injections of drugs. The theraPORT is implanted in the patient's chest and provides a fixed port for catheters used to deliver the drugs the patient needs. Our 2001 theraPORT sales were higher than the $20,068 in 2000 and lower than the $31,060 in 1999. We also recognized sales of $38,400 for HIV tests marketed by Rapid HIV Corporation for the first time during 2001, because we just acquired our interest in Rapid HIV. Until we have significant and consistent sales, we can't predict any trends for future revenues.
Our costs of products sold increased due to the increase in sales of our various products.

     During the 3rd quarter of 2001, our manufacturing division in Indiana, PA received contracts, which began generating revenue during late 2001. Our Biocontrol Technology division received a $1.5 million manufacturing contract from the U.S. Army, and $238,000 manufacturing contract from a private company. We began work on the U.S. Army contract, which we believe will generate $1.5 million in revenue during the first year, beginning in the 4th quarter of 2001, with additional revenue for two additional years; we filed a copy of that contract as an exhibit to our Form 8-K/A filed October 15, 2001. During the 4th quarter of 2001, our manufacturing division generated outside contract revenue aggregating $410,998.

     Research and Development expenses increased to $7,113,258
in 2001 from $6,651,471 in 2000 and $4,430,819 in 1999.   The
increase was due to expenses incurred for the Diasensor clinical trials partially offset by reduced research activities on our hyperthermia products and the redeployment of resources from research activities to production of hyperthermia products.

     General and administrative expenses increased a total of approximately $471,650 million for 2001 as compared to 2000. The increase is attributable to additional salaries, which include a $912,727 payment to David L. Purdy in connection with his resignation from the Company and its affiliates and new hiring at ViaCirq and Petrol Rem (including INTCO and Tireless, LLC). Also contributing to the increase were higher travel expenses, primarily for ViaCirq and Petrol Rem's increased marketing efforts. The above increases were partially offset by a decrease in expense recognized in connection with the granting of warrants for services. Our total general and administrative expenses were approximately $22 million in 2001, $21.4 million in 2000 and $12.9 million in 1999.

     Amortization increased from $392,307 to $804,458 for 2000 to 2001, and increased $352,591 from 1999 to 2000. The increases are due to additional investments in unconsolidated subsidiaries during 2000 and 2001 and our acquisition of the Rapid HIV marketing rights in 2001. A portion of these investments is recognized as goodwill and amortized over a five-year period. Our loss in unconsolidated subsidiaries increased to $279,986 for the year ended December 31, 2001 compared to $158,183 for the same period in 2000, and zero in 1999. This loss results because we absorb part of losses incurred by unconsolidated subsidiaries and our investments began in 2000. Our share of the loss is determined by applying our ownership percentage to the total loss incurred.

     Debt issue costs increased from $1,005,000 in 2000 to $2,218,066 in 2001, a decrease from $3,458,300 in 1999. The increase is due to additional debentures and notes payable during 2001 compared to 2000. We had more debentures outstanding in 1999 than either 2000 or 2001.

     Beneficial conversion terms included in our convertible debentures are recognized as expense and credited to additional paid in capital at the time the associated debentures are issued. We recognized $2,063,915 of expense in connection with the issuance of our subordinated convertible debentures in 2001 compared to $3,062,500 for 2000 and $7,228,296 in 1999. The amount varied because we issued fewer debentures this year compared to last year, which was already a decrease from 1999

                        Segment Discussion

     For purposes of accounting disclosure, we provide the following discussion regarding two business segments:
Bioremediation and environmental clean-up, which includes the operations of Petrol Rem, Inc., and Biomedical devices, which includes the operations of our Biocontrol Technology division, Diasense, Inc., and ViaCirq, Inc. More complete financial information on these segments is set forth in Note H to our accompanying financial statements.

Bioremediation Segment. During the year ended December 31, 2001, sales to external customers increased to $3,383,637 from $217,722 in 2000 and $26,693 in 1999. The increase from 2000 to 2001 is
primarily due to revenues from INTCO.   The increase from 1999 to
2000 was due to our increased efforts to effectively penetrate the market with products other than the BioSok. Costs of products sold also increased to $2,507,717 in 2001 from $179,446 in 2000 and $14,683 in 1999, primarily to due INTCO's operations.

Biomedical Device Segment. During the year ended December 31, 2001, sales to external customers increased to $817,353 from $81,954 in 2000 and $82,056 in 1999. The overall increase was primarily due to increased revenues from our ThermoChem products. Corresponding overall increases in costs of products goods sold occurred for the same reason, from $133,288 in 1999 to $47,862 in 2000 and $558,408 in 2001.

                             Income Taxes

     Due to our net operating loss carried forward from previous years and our current year losses, no federal or state income taxes were required to be paid for the years 1987 through 2001 on BICO's consolidated tax return. However, INTCO, Inc., a subsidiary of Petrol Rem, files separate tax returns and its 2001 tax return included tax expense of $120,882. As of December 31, 2001, we and our subsidiaries, except for Diasense, Petrol Rem, Rapid HIV and ICTI had available net operating loss carry forwards for federal income tax purposes of approximately $157 million, which expire over the course of the years 2002 through 2022.

                Supplemental Financial Information

     On July 5, 2002, our stockholders approved an increase in the number of our authorized shares of common stock from 4 billion to 8 billion shares.

     When our officers Fred E. Cooper, Anthony J. Feola and Glenn Keeling resigned, they released us from our obligations under their employment agreements with BICO and Diasense. As a result, we were not required to make any severance payments to them or issue them any of our common stock, which would have otherwise been required.

     On July 31, 2002, Diasense sold one million shares of its restricted MicroIslet stock to an individual for $500,000. The purchaser is not affiliated with us or any of our subsidiaries. As a result of the sale, we will recognize a gain of approximately $273,000.

     Although we are in arrears on various operating leases for certain production facilities and office space, to date none of the lessors on these operating leases has exercised the right to accelerate the payments remaining.

     The landlords for our Indiana, PA manufacturing facilities have given us notice that they intend to terminate our leases because we have not made the payments when due and owe them approximately $323,000, including rent, real estate taxes, insurance and late fees. We plan to turn over part of our manufacturing facility that we are not using so it can be leased to another tenant, and we are working with Indiana County, the landlord for the space we are using, to see if we can work something out. If we cannot, they can evict us, and we will have to stop our manufacturing work until, and if, we can find and build out new space. We don't know if that will be possible and we may decide the best thing to do it to shut down our manufacturing division.

                        Other Significant Events On

     July 26, 2002, BICO announced that the U.S. Attorney's Office for the Western District of Pennsylvania ended its 4-year investigation of BICO and has declined to bring any charges against BICO or its subsidiaries.

     In addition, three of BICO's officers and directors, Fred E. Cooper, Anthony J. Feola and Glenn Keeling resigned as officers and directors. BICO's board named chief financial officer, Michael P. Thompson, to also act as interim chief executive officer as a search for a new CEO is conducted. Glenn Keeling will continue to serve as an officer and director of ViaCirq. Fred Cooper, former CEO of BICO and Diasense, will act as an outside consultant to focus on transitioning and closing some pending transactions. Anthony Feola is no longer affiliated with BICO or any of its subsidiaries.

                           BICO's BUSINESS

                   General Development of Business

	BICO, Inc. was incorporated in the Commonwealth of
Pennsylvania in 1972 as Coratomic, Inc.   Our manufacturing,
research & development operations are located at 625 Kolter Drive in Indiana, Pennsylvania, 15701, and our administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220.

	Our primary business is the development of new devices and technologies, which include environmental products, which help to clean up oil spills, procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and models of a noninvasive glucose sensor. Regional extracorporeal hyperthermia is a system that circulates fluid in a specific area of the body after the fluid has been heated outside the body. The circulated fluid's higher temperature helps treat certain diseases by inducing an artificial fever that kills targeted cells. Our noninvasive glucose sensor helps diabetics measure their glucose without pricking their fingers or having to draw blood.

     We have several subsidiaries that specialize in those different projects. Petrol Rem, Inc. handles our environmental products
PRP, BIOSOK and BIOBOOM that help clean up oil spills and other pollutants in water. ViaCirq, Inc. handles the hyperthermia project, a technology called the ThermoChem System. Diasense, Inc. manages the noninvasive glucose sensor project. Our
Biocontrol Technology division focuses on our biomedical projects and on contract research and manufacturing.

Forward-Looking Statements

     From time to time, we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, the regulatory approval process, specifically in connection with the FDA marketing approval process, and similar matters. You need to know that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations we expressed in our forward-looking statements. The risks and uncertainties that may affect our operations, performance, research and development and results include the following: additional delays in the research, development and FDA marketing approval of the noninvasive glucose sensor; delays in the manufacture or marketing of our other products and medical devices; our future capital needs and the uncertainty of additional funding; competition and the risk that the noninvasive glucose sensor or our other products may become obsolete; our continued operating losses, negative net worth and uncertainty of future profitability; potential conflicts of interest; the status and risk to our patents, trademarks and licenses; the uncertainty of third-party payor reimbursement for the sensor and other medical devices and the general uncertainty of the health care industry; our limited sales, marketing and manufacturing experience; the amount of time or funds required to complete or continue any of our various products or projects; the attraction and retention of key employees; the risk of product liability; the uncertain outcome and consequences of the lawsuits pending against us; our ability to maintain a trading market for our common stock; and the dilution of our common stock.

                        Description of Business

                  Petrol Rem's Environmental Projects

BIOREMEDIATION AND OIL SPILL CLEAN UP

     We are involved in the field of biological remediation, or bioremediation, development. Bioremediation technology uses naturally occurring microorganisms or bacteria to convert various types of contamination, like oil spills, to carbon dioxide and water. The product, PRP, which stands for Petroleum Remediation Product, is designed as an environmental microbial microcapsule, which is used to collect, contain and separate oil-type products in or from water. The product's purpose is to convert the contaminant, with no leftover residue in need of disposal. When the PRP comes in contact with the petroleum substances like oil spills, the oil spills become bound or attached to the PRP, and they stay afloat. Because the product contains the necessary nutrients and microorganisms, the bioremediation process begins immediately, which limits secondary contamination of the air or surrounding wildlife. Eventually, the product will break down both the petroleum and itself, leaving nothing but carbon dioxide and water.

     In 2001, Petrol Rem filed a new patent application for PRP and its manufacture without the addition of microorganisms. Scientific experimentation and current literature indicate that bioremediation occurs at the same efficient level without the added microorganisms, allowing us to cut manufacturing costs without sacrificing performance. The patent is currently pending.

     In late 2000, Petrol Rem acquired 51% of INTCO, a
Louisiana company that specializes in regional oil spill clean-ups, primarily on the Gulf coast of southeast Louisiana, for an investment of approximately $1.25 million, all of which was paid during 2001. INTCO has been using Petrol Rem's oil spill clean-up products in clean up projects. INTCO was generating income when we acquired our interest in 2000, and its revenues have helped Petrol Rem's revenue flow. In 2001, we borrowed money from INTCO and its minority owner. In May 2002, we formalized those loans and confirmed our pledge of all of our INTCO stock as collateral for the loans. We have not made the payments on the loans when due, so INTCO and its minority shareholder could exercise their right to take the collateral and legal action has commenced. If we lose our INTCO ownership, we will also lose the primary source of Petrol Rem's revenues, which currently represent most of our BICO revenue. The balance due on the loans is $560,591.

     During 2001, Petrol Rem focused on the Asian market. In 2000, Petrol Rem hired a vice president of Asian sales and marketing who speaks four languages fluently, including English. His efforts helped increase the number of Asian distributors, which resulted in increased sales.

     Petrol Rem's revenues increased significantly during 2001, due primarily to INTCO's revenues. Petrol Rem's total revenues for 2001 were approximately $3.384 million. Of that, approximately $3.2 million was from INTCO and $108,000 was from bioremediation products.

     In December 2001, Petrol Rem signed a two-year agreement with Belgian-based Clean World Solutions. The agreement grants Clean World exclusive master distributorship rights to all of Petrol Rem's oil spill absorption and bioremediation products throughout Europe. Clean World placed its initial order, for $110,000, in January 2002.

     Clean World plans to grant sub-distributor agreements in each country covered by the agreement. They have already signed agreements with companies in Germany, Belgium and Luxemburg. For more information on Clean World Solutions, you should visit their website at www.cleanworldsolutions.com.

     Clean World Solutions will operate the agreement through its recently-formed division called Petrol Rem Europe. Petrol Rem Europe officially launched its sales and marketing efforts for the Bio-Sok? at a German boat show held January 9-14, 2002 in Dusseldorf. The European product launch for PRP? is scheduled for the International Maritime Organization's Third Research and Development Forum on High-density Oil Spill Response was held in Brest, France in mid-March 2002.

     Petrol Rem received a distribution agreement for approximately $125,000 per year from Alaskan oil spill clean-up company called F.R.O.G. to distribute Petrol Rem products. The contract has an initial term of one year, with automatic renewals on a yearly basis. Due to the September 11th tragedy, the Alaskan company was initially focused on other matters, and they placed their first order in November 2001. Due to the extreme winter weather in Alaska, we expect additional orders to begin in 2002.

     In March 2002, we announced that Petrol Rem had named
Winner Advertising of Sharon, PA as its agency of record to assist with its marketing, brand management, advertising, public and media relations. Petrol Rem is marketing PRP through trade shows, magazines, direct mail advertising, and direct contacts with companies and consultants specializing in petroleum clean-up, as well as marketing directly to municipalities and corporations with needs for the product. Petrol Rem also has an international market, with its primary customers in Indonesia and Europe.

     In March 2002, we announced that Corpfin.com, an Atlanta company, has agreed to undertake the process of taking Petrol Rem from a private company to a public company. Since the process is just beginning, we don't know how long the process might take, or what the terms of the transaction might be.

     Part of Petrol Rem's initial research and development involved field-testing supervised by the National Environmental Technology Applications Corporation. That group, which is known as NETAC, is endorsed by the Environmental Protection Agency to determine whether products are effective. As a result of their testing, NETAC reported positive results regarding the effectiveness of the product.

     The product is listed on the EPA's National Contingency
Plan Product Schedule, and is available in free- flowing powder or absorbent socks. In 1995, the EPA required that all products previously listed on the National Contingency Plan Product Schedule be submitted to additional testing. Because PRP successfully passed the test conducted by NETAC, the product was requalified for listing on the EPA's product schedule. In addition, PRP was one of only fourteen products listed after the 1996 Alternative Response Tool Evaluation System was implemented.

     In April 1993, Petrol Rem entered into a lease for a facility in the Pittsburgh, Pennsylvania area, which is used to manufacture PRP. The current lease has a renewable three-year term, with monthly rental payments of $4,661 plus utilities and applicable business privilege taxes. Petrol Rem purchased equipment, which has the capability to produce PRP in quantities of 2,000 pounds per day, and has built an adequate inventory.

     Petrol Rem also completed development of a new spray applicator for its PRP product. The new applicator is a lightweight, portable unit, which provides a more continuous flow of product. The lighter weight and smaller size will allow easier access to remote sites, which were impossible to reach with the previous applicator.

     In addition to PRP, Petrol Rem also developed other products. In order to address water pollution issues at marinas, Petrol Rem introduced the BIOSOK, which is PRP contained in a 10" fabric tube, and is designed and used to aid in the cleaning of boat bilges. Bilges are commonly cleaned out with detergents and other chemicals, which cause the oil pumped out of the bilge to sink to the bottom of the water, where it is harmful to marine life, and becomes difficult to collect. In addition, it is illegal to dump oil or fuel into the water. The BIOSOK, when placed in the bilge, absorbs and biodegrades the oil or fuel on contact, which significantly reduces or eliminates the pollution; then the product biodegrades itself. As a result, BIOSOK helps to keep waters clean. In addition, BIOSOK helps eliminate the chore of bilge cleanup, and helps users such as boaters and marinas to avoid fines for pumping oil and fuel into the waterways, which is prohibited. The U.S. Coast Guard is using the BIOSOK in certain regions on their vessels and maintains a sufficient supply to provide continuing availability.

     Petrol Rem's BIOBOOM product is used in water clean-up projects. The product is a 3" x 10' fabric tube which is filled with PRP, and is used to both contain and biodegrade contaminants in water. BIOBOOM is a superior product to most containment products because, in addition to containing the oil or fuel spill, or restricting the spread of an anticipated spill, it also biodegrades the contaminant, and then biodegrades itself. These features act to virtually eliminate secondary contaminants, thereby reducing disposal and clean-up costs.

     Petrol Rem markets the BIOSOK and BIOBOOM at wholesale prices ranging from $11-$13, and $110- $130, respectively, depending on the quantity purchased.

     We believe that we have spent all of the funds necessary
to complete the development of its bioremediation products, and to build up sufficient inventory pending additional orders. We expect that our expenses going forward will be for marketing and
sales.   We spent approximately $17.8 million on this project
through December 31, 2001. We have been funding this project since 1992 with money we raised by selling our securities, including our stock or convertible debentures.

TIRE PILE CLEANUP AND OTHER PROJECTS

     In 2000, Petrol Rem formed a joint venture called
Tireless, LLC, which was formed to handle the environmental and business concerns arising from scrap and discarded tires. In 2001, Tireless obtained a portable tire shredder, which allows Tireless to go directly to the tire pile sites to coordinate shredding and
recycling.   In September 2001, Tireless received a sub-contract
to remediate discarded tires at one of the nation's largest tire piles near Upper Sandusky, Ohio. Tireless began shredding tires at that site during the third quarter of 2001. Management stopped funding Tireless in 2002 and Tireless has maintained its operation independently.

     Through our subsidiary Petrol Rem, we've also loaned money to Practical Environmental Solutions, Inc., a Pennsylvania company that acquired technology used to safely convert municipal sludge to recyclables that comply with state and federal environmental laws. Petrol Rem has loaned a total of $3.1 million to Practical Environmental as of June 30, 2002. Practical Environmental has
made interest payments on the amount due. The loan, which was originally due on August 31, 2001 had been extended until May 31, 2002 and is now due; no principal payments have been made to date. Our management is considering whether to convert all or part of that loan to an equity investment - they are making that decision because Practical Environmental is willing to make that conversion and because Practical Environmental has been generating revenues since January 2001. As of December 31, 2001, Practical Environmental's internal financial information shows revenues of
$537,100; they are still operating at a loss.   We don't currently
intend to make any additional loans or investments in Practical Environmental, except for the possible conversion of the existing loan to equity. Practical's operations have been significantly curtailed because of a directive from the PA Department of Environmental Protection. Practical has met with the DEP and is trying to resolve the issue as quickly as possible. If it cannot be resolved, the loan may be in jeopardy. Because we are not certain that these issues will be successfully resolved, we have written down the value of the note receivable and its accrued interest to $ 200,000 - the estimated fair value of the loan's collateral.

            ViaCirq's Extracorporeal Hyperthermia Project

Development of The ThermoChem Systems

    We founded ViaCirq in 1993, in order to develop a system to enable hyperthermia as therapy for certain cancer and HIV victims. To that end in 1993, ViaCirq established a working alliance with a private company, HemoCleanse, Inc., located in Lafayette, Indiana.
We believed that HemoCleanse's core technology was essential in developing a safe delivery system for whole-body hyperthermia. HemoCleanse, founded in 1989, designs, manufacturs and markets medical devices and disposables for the treatment of blood outside the body. HemoCleanse's core product was the BioLogic System?, which consists of a sophisticated, computer controlled multi-treatment device and a series of single-use disposable treatment kits. HemoCleanse's unique technology is based on special chemical sorbents that selectively remove toxins from the blood while balancing critical blood chemistries. The BioLogic
System received clearance by the FDA in 1994 as a detoxifier for treatment of drug overdose, and in 1996, it received FDA clearance for use in treating patients with liver failure.

     In 1993, ViaCirq entered into a license agreement with HemoCleanse to develop the ThermoChem technology for delivering extracorporeal hyperthermia. Under the license agreement, we received worldwide rights to market the ThermoChem technology and disposables while HemoCleanse retained worldwide manufacturing rights for ThermoChem technology and disposables. Initially, we focused on the research and development of the ThermoChem System and associated disposables as a delivery system for perfusion induced systemic hyperthermia - known as PISH - a form of whole body hyperthermia, in the treatment of certain types of cancers and HIV/AIDS. We funded HemoCleanse's development of a prototype of the ThermoChem System for PISH. The prototype was used in preclinical trials and subsequently in the first FDA approved clinical trials for AIDS and non-small cell lung cancer (NSCLC).

     In May 1998, ViaCirq amended the license agreement with HemoCleanse whereby HemoCleanse granted us exclusive manufacturing rights for the ThermoChem HT System and disposables.

     In June 2000, ViaCirq again amended the license agreement with HemoCleanse whereby HemoCleanse granted us an exclusive worldwide, fully-paid, irrevocable, perpetual license to the ThermoChem technology limited to the relevant field of use in hyperthermia including the right to manufacture the ThermoChem SB and SB treatment kits. All patents and patent applications in whole body hyperthermia owned by HemoCleanse were assigned to us; in return, we gave them our 1,042,253 shares of HemoCleanse common stock. Since 1994, we invested $ 2,460,065 in HemoCleanse stock. Of the $2,460,065 invested in HemoCleanse common stock, approximately $1,018,750 was invested in 1994; $1,310,822 in 1995; and $130,493 in 1998. These investments were considered speculative throughout the term of the investment because HemoCleanse was continually operating at a deficit due to its research and development activities. Our management considered all HemoCleanse funding to be research and development expenditures and did not recognize any goodwill due to the absence of a proven technology. Due to HemoCleanse's financial condition and the absence of a fair market value for the HemoCleanse common stock, all amounts invested in HemoCleanse were expensed when the investments were made.

Whole-Body Hyperthermia Development - ThermoChem System

     Both the ThermoChem HT System and ThermoChem SB System are necessary for delivering PISH. PISH is achieved through extracorporeal blood heating which involves heating the patient's blood outside the body to a maximum of 118.4 F and returning it back to the body, thus raising the body's core temperature to the desired treatment temperature up to a maximum of 108.4 F for 2 hours. Catheters are placed in two venous access sites, the external jugular vein and the femoral vein, and attached to the disposable tubing of the ThermoChem HT. Blood passes a roller pump that sends it onward to the heat exchanger where indirect heating of the blood occurs, raising the outside blood temperature to a maximum of 118.4 F. A portion of the blood passes through a T-connection to the ThermoChem SB, located between the roller pump and the heat exchanger, where it is chemically balanced on a real-time basis and then returned to the blood flow path before it reaches the heat exchanger. Continually circulating blood is returned to the patient at approximately 114.8 F, gradually raising the patient's core body temperature to the desired temperature, which is measured by various temperature probes throughout the body.

     The ThermoChem HT System is a fully integrated system that heats, circulates and maintains desired blood/fluid temperatures in delivery of whole body hyperthermia or regional hyperthermia. All operating parameters of the system are monitored by a computer and displayed and managed through an interactive video touch screen display. The operator can access all system controls and operations, in-put all necessary patient data, and define and adjust treatment parameters with just a touch of the finger.

     Beginning 1994, ViaCirq arranged and concluded evaluations of the safety and efficacy of PISH utilizing the ThermoChem System in the following FDA approved and hospital Institutional Review Board clinical trials:

             St. Elizabeth Hospital - Lafayette, Indiana

     Phase I trial completed under protocol entitled " Evaluation of Whole-Body Hyperthermia Utilizing the ThermoChem Technology in the Treatment of Kaposi's Sarcoma with AIDS." This was the first FDA approved whole body hyperthermia study and was published in The Journal of Acquired Immunodeficiency Syndrome and Human Retrovirology, 1996.

     Phase II trial completed under protocol entitled
"Extracorporeal Whole-Body  Hyperthermia Treatments for HIV
Infections and AIDS" with results published in American Society for Artificial Internal Organs (ASAIO) Journal, 1997.

              University of Texas Medical Branch at Galveston

     Phase I clinical trial completed in 2001 utilizing the ThermoChem System and disposables to deliver perfusion induced systemic hyperthermia on 10 patients with Stage IIIb and Stage IV non-small cell lung cancer. Non-small cell lung cancer remains a major cause of cancer morbidity and mortality in the United States and Europe.

     One of the objectives of this trial was to evaluate the ThermoChem technology for treatment of metastatic non-small cell lung cancer with regard to patient selection, tumor response, patient performance status, and patient survival. The follow-up of the patients is patterned after the Southwest Oncology protocols, which are considered state-of-the-art to follow response of cancer to the therapy. Case reports of this study have been published in Annals of Thoracic Surgery and Perfusion, 2001, and results of the 10 patient study have recently been submitted to the Annals of Thoracic Surgery for publication.

Regional Hyperthermia Development ThermoChem HT System

                Wake Forest University School of Medicine

     In May 1998, an Investigational Device Exemption, or IDE was approved by the FDA to allow human clinical trials utilizing the ThermoChem HT System and related disposables to deliver intraperitoneal hyperthermia as an adjunct therapy with cytoreductive surgery and chemotherapy. The technique, using IPH, cytoreductive surgery and chemotherapy has been done at Wake Forest University Baptist Medical Center since 1991 and is now offered as a standard-of-care for the treatment of advanced cancers spread to the abdominal cavity.

     Before IPH is administered to a patient in a surgical procedure, the surgeon makes a midline abdominal incision to expose the entire abdominal cavity. Tumors within the abdominal cavity are surgically removed to the extent possible. Ingoing and outgoing catheters are placed and the patient's abdominal cavity is temporarily closed. The ThermoChem HT System administers intraperitoneal hyperthermia. When the desired core temperature, as directed by the surgeon, of the abdominal cavity is reached, at the surgeons choice, chemotherapy may be administered to the abdominal cavity during the procedure. After 2 hours of intraperitoneal hyperthermia, the sterile solution is circulated out the abdominal cavity and the catheters are removed. The surgical procedure is completed and the patient is transferred to the Intensive Care Unit.

     In a surgical procedure, 2 inlet catheters with temperature probes are placed in the upper abdomen and 2 outlet catheters with temperature probes are placed in the lower abdominal cavity in the pelvic area; then the abdominal cavity is temporarily closed. The ThermoChem HT System is primed and begins circulating 3 liters of heated sterile solution through the 2 inlet catheters, throughout the 2 outlet catheters that are placed in the lower abdominal cavity in the pelvic area. The continuous circulation of heated sterile solution raises the core temperature of the abdomen, to the desired temperature of the surgeon, in the range of 41 C (105.8 F) to 42 C (107.6 F). This procedure is known as intraperitoneal hyperthermia, or IPH.

     In March 1999, ViaCirq entered into a license agreement with Wake Forest University in which we licensed all proprietary development, data and information owned by Wake Forest relating to a method of heated perfusion of chemotherapy drug in treatment of intraperitoneal and other cancers.

     In April 1999, the Wake Forest University School of Medicine completed its study utilizing the ThermoChem HT System for intraperitoneal hyperthermia in combination with surgery and chemotherapy in patients with advanced ovarian and gastrointestinal cancer.

     Subsequently, in January 2000, we received FDA clearance to market the ThermoChem HT System and related disposables, which are used to raise the core temperature of the abdominal cavity to the desired temperature in the 41 C (105.8 F) to 42 C (107.6 F) range by continuously bathing the abdominal cavity with circulating sterile solution.

     In May 2000, ViaCirq entered into a Research Agreement with Wake Forest School of Medicine using the ThermoChem HT System and disposables to deliver intraperitoneal hyperthermia in combination with cytoreductive surgery and carboplatin (chemotherapy) in the primary treatment of ovarian cancer. One of the main objectives of the study is to determine the response to intraperitoneal hyperthermia and carboplatin as a combined therapy in patients with Stage III ovarian cancer. The IPH treatment will be repeated
6 months later during second-look surgery if the patient has no residual disease. The study is ongoing.

     In 2001, ViaCirq sponsored the first and only long-term quality of life study with Wake Forest University Baptist Medical Center involving patients who have survived greater than three years following intraperitoneal hyperthermia in conjunction with cytoreductive surgery and chemotherapy.

ViaCirq's Market

     While only IPH is currently approved for marketing, we view the ThermoChem HT System as a platform technology for delivery of thermally enhanced anti-cancer therapies, which could address treating cancer in other regional body applications, such as the lung, chest cavity, limb and liver. Accordingly, we plan to pursue FDA clinical trials for these platforms.

     Surgeons use our ThermoChem HT Systems and our disposable products in conjunction with cytoreductive surgery, which is the surgical removal of cancerous tumors, and chemotherapy to treat advanced stages of cancer that has spread to the lining of the
abdominal cavity.   The spread of cancer within the abdominal
cavity occurs in advanced stages of gastric cancer, colon cancer, appendiceal cancer, ovarian cancer and tumors of other primary sites affecting approximately 56,000 US patients per year.
Studies indicate disseminated abdominal cancer is often accompanied by malignant ascites, bowel obstruction, pain, poor survival rates and poor quality of life. Surgery may not permit the complete resection of tumor and microscopic residual disease often remains at time of surgical closure. It has been reported that surgery alone has been associated with poor survival statistics, leaving some doctors recommending supportive care rather than aggressive surgery. Intravenous chemotherapy can be very diluted by the time it reaches the tumors, thus leaving them unaffected. As a result, the cancer often persists, despite surgery and IV chemotherapy resulting in patients having few if any options. A unique procedure, pioneered at institutions such as the National Institutes of Health and Wake Forest University School of Medicine, combines cytoreductive surgery with the pharmacokinetic delivery of intraperitoneal chemotherapy along with the synergism of heat to yield positive survival and quality of life outcomes for patients with limited options. These results have been published in numerous medical journals, including The European Journal of Surgical Oncology, American Surgeon, Annals of Surgical Oncology and The European Journal of Cancer. Despite these promising outcomes, the treatment of disseminated abdominal cancer, via IPH in combination with intraperitoneal hyperthermia and chemotherapy, has remained limited to a few academic medical centers due to the unavailability of a dedicated system to deliver intraperitoneal hyperthermia.

     The FDA clearance and commercial availability of the ThermoChem HT System can now provide for broader adoption of this therapy within the surgical oncology community. In March 2001, ViaCirq introduced our technology at the annual cancer symposium meeting of The Society of Surgical Oncology in Washington, DC, and currently we are in long-term use agreements with Wake Forest University Medical Center in Winston-Salem, NC; The University of Pittsburgh Medical Center at both Shadyside and Presbyterian hospitals in Pittsburgh, PA; Baylor University Medical Center in Dallas, TX; and Sharp Memorial Hospital in San Diego, CA to use the ThermoChem HT System to administer intraperitoneal hyperthermia as part of their surgical oncology program. ViaCirq also entered into evaluation agreements in which we are paid on a per IPH procedure to evaluate the program. These institutions include: Veterans Affairs Medical Center in Pittsburgh, PA;
Greenville Memorial Hospital in Greenville, SC; St. Agnes
Healthcare in Baltimore, MD; Dekalb Medical Center in Atlanta, GA; Kettering medical Center in Dayton, OH; the University of
Washington Medical Center in Seattle, WA; the University of
Maryland Medical Center in Baltimore, MD; Fairview University
Medical Center in Minneapolis, MN; the University of Illinois at Chicago in Chicago, IL; the University Hospital of Louisville in Louisville, Kentucky; the National Institutes of Health in
Bethesda, Maryland; and St. David's Medical Center in Austin,
Texas.

     The ThermoChem HT System is comprised of specially integrated systems and devices for fluid circulation and accurate temperature maintenance. There is a significant opportunity for our technology as there are major unmet needs in cancer therapy.
Following are the major key factors:

      Cancer in the abdominal lining (peritoneum) is especially difficult to treat

      Heat, in its own right, has demonstrated deleterious effects on cancer cells

      Heat (42 C) has been shown to potentiate the action of many anticancer therapeutics

      Larger doses of chemotherapy can be used intraperitoneally without the toxicities associated with systemic treatments

ViaCirq's Fresenius Contracts

     In May 2002, ViaCirq entered into a co-marketing agreement with Fresenius Medical Care-Extracorporeal Alliance, known as FMC EA. Fresenius Medical Care is an international medical company with its headquarters in Hamburg, Germany; its stock trades on the Frankfurt stock exchange and on the New York stock exchange as ADRs under the symbol FMS. Fresenius Medical has operations in 100 countries with over 37,000 employees, and had net revenues in excess of $4.8 billion in 2001. Fresenius is the world's largest, integrated provider of products and services for individuals with chronic kidney failure, a condition that affects more than 1,100,000 individuals worldwide. It is also the world's largest provider of dialysis products, such as hemodialysis machines, dialyzers and related disposable products.

     FMC EA, headquartered in San Diego, CA., is the leading contract provider in the United States of Extracorporeal Therapies;
including Perfusion and related cardiovascular services, autotransfusion, apheresis and acute dialysis. FMC EA provides services under contract to nearly 600 hospitals in 40 states with 1000 clinical employees. Fresenius established its extracorporeal alliance division in February 2002. For more information on Fresenius, you should visit their website at www.fmc-ag.com.

     Under the agreement, FMC EA and ViaCirq agree to market and promote the sale and use of each other's services and products, respectively, to physicians and hospitals in the United States. FMC EA will be marketing and promoting intraperitoneal hyperthermia procedures utilizing the ThermoChem? HT System and related disposables to physicians and hospitals in the United States. ViaCirq will be marketing and promoting FMC EA perfusion and related extracorporeal services, which are provided by their certified technicians.

     We believe that our cooperative agreement with Fresenius, worldwide leader in medical procedures, will help us achieve greater credibility in the market, as well as providing us with additional marketing exposure.

	Rapid HIV Detection Corp.'s HIV Test Project

     In May 2002, we lost our exclusive marketing rights to the Rapid HIV tests because we did not make all the payments when due; as a result we are no longer obligated to make $5.6 million in payments due in 2002. We are still working with the inventor of the tests and if we are able to make product sales, and GAIFAR is able to produce them, we believe GAIFAR will work with us and we may still generate some revenue. However, we are not investing any additional money in Rapid HIV at this time.

     Even though we are no longer the exclusive marketer for Rapid HIV, we've included information on our previous activities so you can understand how we've invested our money in the past.

     In 2001, we formed Rapid HIV Detection Corp. Rapid HIV Detection Corp. was formed to market rapid HIV tests. Those rapid HIV tests include:

     InstantScreen, which is the initial test for HIV;
     InstantConfirm, which is used to verify all positive
       results; and
     InstantDifferentiate, which indicates whether the patient has HIV-1 or HIV-2. HIV-1 is the most common form of HIV;HIV-2 is a less aggressive form found in some parts of the world, including West Africa.

     The InstantScreen test takes 30 seconds to produce results. Only a few drops of blood are needed, and the blood is drawn with a finger prick, rather than intravenously with a needle and vial of blood. No additional material or special knowledge is needed to administer the test, and only elementary level reading skills are required. The test can be produced in different formats, depending upon whether it will be used in a doctor's office, hospital or in the field.

     The InstantConfirm test takes about 8 minutes to perform and is the first rapid HIV test to use the Western- Blot type HIV confirmation technology. The Western-Blot is recognized as the gold standard of HIV confirmation. This phase of the test is critical, since false-positive results have been a significant historical problem with HIV testing.

     The InstantDifferentiate is used if the patient tests positive for HIV, in order to determine whether the patient is infected with HIV-1 or HIV-2. HIV-2 is a less aggressive form of HIV that causes AIDs after a longer period of time than HIV-1, and is prevalent in certain parts of the world, including West Africa.

     In order to acquire the exclusive, world-wide marketing rights to the rapid HIV tests, we entered into a marketing agreement with GAIFAR, a German company which owned all the rights to the tests, and Dr. Heinrich Repke, the man who developed the tests. The marketing rights were assigned to Rapid HIV Detection Corp - we
own 75% and GAIFAR owns 25% of Rapid HIV's common stock.   The
marketing agreement is no longer valid, but the following explains what the major terms of the agreement. GAIFAR retained the
manufacturing rights for the tests.   We entered into the
agreement in June 2001. The initial terms of the agreement allowed us a due diligence period of 8 weeks to withdraw from the
agreement, but in July, all the parties agreed to extend that date until October 15, 2001. The parties also agreed that we would need to provide a copy of a resolution signed by our board of directors approving the contract. In October, we completed our due diligence period and our board provided their unanimous resolution, making the marketing agreement fully effective, which
means that we no longer have a right to withdraw.   The marketing
agreement, which we filed as an exhibit to a Form 8-K filed
October 15, 2001, had a minimum ten-year term and called for total payments of $7,000,000 through the 3rd quarter of 2002. When the marketing agreement became effective in October 2001, all funds previously loaned, which totaled $1,025,000 were applied to the total $7 million consideration.  The remaining $5,975,000 in payments were due from October 20, 2001 through August 20, 2002.
The payments include a range of $125,000 per month for the 3 months from October - December 2001 to $1 million per month for the
4 months from April - July of 2002.   The original marketing
agreement provided for payments through the 2nd quarter of 2002, and we renegotiated for a longer payment period in October 2001.

     Beginning in December 2001, we did not make payments on the marketing agreement when they were due because of our cash flow problems. In March 2002, GAIFAR and Dr. Repke gave us notice that we needed to make up the late payments or they would terminate rights under the marketing agreement. We weren't able to make up the payments so the marketing agreement is no longer valid.

     Our management entered into the Marketing Agreement and invested the money because they believe that the tests are superior, and that we would be able to sell them to generate revenue. The tests are priced according to the quantities purchased and the purchaser's intended use. For example, InstantScreen tests are priced at $5 or less - we have charged a research facility, like Walter Reed, less than $5, and charged commercial users closer to $5, depending upon the quantity. The InstantConfirm and InstantDifferentiate tests will probably be sold together, and we plan to charge between $12-15 for that package.

      Based on studies conducted by various health institutions, which are summarized in the next two bullet points, our management believed investing in Rapid HIV was in the best interest of our company:

	In approximately 200 tests performed by the Noguchi
        Memorial Institute for Medical Research in Ghana, as well as 250 samples in an evaluation by the World Health Organization, and 150 samples evaluated by the National Institute for Virology in South Africa, our rapid HIV test performed with 100% accuracy.

        Walter Reed Army Institute of Research completed its own evaluation of the our rapid HIV test - in nearly 600 samples, our rapid HIV test showed perfect results - 100% sensitivity and 100% specificity.

     Our management also believed that investing in Rapid HIV was a good use of our company's funds because they believe that the rapid HIV tests are superior overall to other available tests, including Determine, Oraquick and Medmira:

	One significant problem with other tests is that they have not performed as well in the field as they have in a laboratory. The Rapid HIV tests can be used anywhere. This enables us to take the tests directly to the people who need it, rather than trying to convince them to travel distances to laboratories or hospitals.

	Another significant problem with HIV testing on a massive scale is time - only a rapid HIV test will work. The speed of our tests allows each patient to receive results immediately, without leaving the test site. Tests that require the patient to leave samples and return for them later not only jeopardize confidentiality - but those tests are also susceptible to an alarming but common occurrence - patients who never return for their test results.

        The Rapid HIV test does not require refrigeration and contains compounds that destroy the HIV cells and other infectious cells contained in test sample. Those cells are destroyed by one of the chemical agents included in the test solution for that purpose those chemical agents can only destroy the cells in the test sample, and cannot help to cure HIV. This means our tests can be discarded without further sterilization or the need for toxic waste treatment.

        The result of our test can be permanently attached to the patients' file, allowing the patient to provide his HIV status at any time.

        The Rapid HIV tests are affordable - we plan to charge $5 or less in most instances for the InstantScreen test.


              Biocontrol Technology's Research & Manufacturing Projects

     In 2001 and 2002, our Biocontrol Technology division increased its efforts to obtain research and manufacturing contracts to utilize our manufacturing facility in Indiana, PA. The division received a $1.5 million manufacturing contract from the U.S. Army, and $238,000 research contract from a private company. We believe the U.S. Army contract will generate $1.5 million in revenue during the first year, beginning in the 4th quarter of 2001, with additional revenue for two additional years.

                Diasense's Noninvasive Glucose Sensor Project

CURRENT STATUS OF THE NONIVASIVE GLUCOSE SENSOR

     In March 2002, we decided to suspend the clinical trials for our Diasensor 2000 for several reasons. First of all, we've made better progress on the development of our Diasensor 3000, the next generation of our noninvasive glucose sensor, and as soon as it's completed, we plan to conduct a new clinical trial for the better Diasensor. As long as we can continue to fund more development, we hope to finish the Diasensor 3000 this year. The Diasensor 3000 is better than the Diasensor 2000 because:

     It can be calibrated to the patient in a few days, rather than 6-8 weeks;

     It is quicker and easier - thus less expensive - to manufacture. It takes days to manufacture the Diasensor 2000, and only hours to manufacture the Diasensor3000;

     It is smaller than the Diasensor 2000; and

     It should cost the patient much less - probably about half as much as we would have charged for the Diasensor 2000.

     Although we are not permitted to discuss the results of the clinical trials, the data we gathered was encouraging and helped us develop the Diasensor 3000. Another reason we decided to suspend the trials was that we believe that, by using the Diasensor 3000, we can use a different type of trial - one that is quicker and less expensive, to satisfy the FDA.

     Finally, our cash flow problems made it almost impossible to continue and complete the Diasensor 2000 trials. The trials took much longer and were much more expensive than we planned, and we didn't have enough money to keep them going at full scale.
Some sites had already discontinued their trials because we couldn't keep their payments current. You should read our Managements' Discussion and Analysis section for more information on our cash flow problems.

     We don't know how much longer the FDA approval process will take. Although suspending the trials will delay FDA approval, our management believes that the Diasensor 3000 is a better device and we hope that the FDA approval process for the Diasensor 3000 will be shorter and less expensive than the Diasensor 2000.

     Although we discontinued our Diasensor 2000 trials, the following paragraphs tell you about how they did operate during 1999-2000.
In August 1999, we hired Joslin Diabetes Center to help us with our FDA submission. Joslin Diabetes Center designed and conducted the clinical trials on the Diasensor 2000.

     Our contract with Joslin called for Joslin's representatives to conduct a clinical study on the effectiveness of the Diasensor
2000. The FDA approved Joslin's protocol for the clinical study in August 2000. In the Joslin contract, we agreed to pay for the study, and Joslin agreed to provide us with a report on the data gathered. Joslin also has the right, subject to confidentiality provisions, to publish the results of the clinical trials. The Joslin contract requires us to pay fees for their services.

     In February 1999 we submitted a PMA shell to the FDA for the Diasensor. The PMA shell is part of a revised FDA procedure, which divides submissions into modules, or parts. These modules, which were designed to facilitate and expedite FDA review, contain different pieces of the full PMA submission. However, from both our own experience and by observing other module submissions, we do not believe that the FDA intends to "approve" the PMA one module at a time. Rather, we have had meetings with the FDA, including the October 1999 meeting, where requirements for the "next step" in the process have been discussed without a specific FDA finding on prior submissions.

     In May 1999, we submitted the first module, which covered manufacturing methods and procedures for the Diasensor 2000. The FDA asked for additional information in September 1999, and we responded. We filed the second module in May 2000. The second module contained information regarding electrical and mechanical standards for the FDA's requirements on safety and effectiveness, and a description of how our noninvasive glucose sensor will be used by patients. Future modules will include raw data and laboratory study methods and test results. We'll make the final PMA submission when our clinical trials are completed, and that submission will include human clinical results and a summary of safety and effectiveness data.

     Clinical trials began in October 2000 at Joslin Diabetes Center in Boston. The trials were designed for a total of 200 diabetics.
Trials were conducted at eight other sites: St. Luke's-Roosevelt
Hospital Center in New York City; SUNY Health Science Center in
Syracuse, New York; Hershey Medical Center in Hershey,
Pennsylvania; Dr. David Huffman in Chattanooga, Tennessee; New
Britain General Hospital in New Britain, Connecticut; Tulane
Medical Center in New Orleans, Louisiana; and University of North
Carolina in Chapel Hill, North Carolina; and the University of
Maryland in Baltimore, Maryland.

     Although our research and development team continues to have discussions with the FDA, due to the complex, technical nature of the information being evaluated by the FDA, it is impossible for us to estimate how much longer the FDA approval process will take.

     FDA approval is necessary to market the Diasensor in the United States. In 1999, we also focused additional effort on the European market; since no material sales have occurred, we've discontinued our European marketing efforts.

     Based on contracts between BICO and Diasense, BICO has the exclusive right to manufacture the noninvasive glucose sensor. Diasense will pay BICO for manufacturing, and that's how BICO will make money if we ever successfully market and sell the noninvasive glucose sensor.

     Diasense is responsible for the marketing and sales of the noninvasive glucose sensor. Diasense plans to market the noninvasive glucose sensor and the telemedicine program directly to diabetics, through their doctors' orders. We may set our prices too high, which will limit our sales, unless we can convince health insurance companies to pay for them. Because the health insurance industry is in a constant state of change, we can't predict whether - when - or if - we will convince them to pay for our noninvasive glucose sensor or the telemedicine program. We have estimated, based on information from the American Diabetes Association, that there are about 15.7 million diabetics in the United States, but not all diabetics will be suitable users of our noninvasive glucose sensor. Those diabetics who require and benefit from frequent glucose monitoring and whose physicians adjust their insulin dosages based on glucose averages over time make up the potential market for our sensor, and we can't accurately estimate the size of that market at this time.

HISTORY AND DEVELOPMENT OF THE NONINVASIVE GLUCOSE SENSOR

     Along with Diasense, we've been working to develop a noninvasive glucose sensor for diabetics that is able to measure glucose without having to draw blood. Most currently available glucose monitors require the drawing of blood by means of a finger prick.

     Our initial research and development with insulin pumps led to a theory by which blood glucose levels could be detected noninvasively by correlating points on the infrared spectrum that are reflected by electromagnetic energy through the skin.  We studied this method in 1986 and 1987 using laboratory instruments and working with consultants at Battelle Memorial Institute in Columbus, Ohio. The results of the studies provided information regarding the use of infrared light in the noninvasive measurement of glucose. The information from the studies, along with later additional work, led to a patent application by our research team in 1990. A patent covering the method was granted to our research team and assigned to Diasense in December 1991. Diasense purchased those patent rights from us under a purchase agreement.
We filed a second patent application in December 1992, which was granted in January 1995. That second filing contained new claims, which extended the coverage of the patent based on additional discoveries and data obtained since the original patent was filed.
We assigned the rights to that patent to Diasense.   We developed
additional concepts to improve the capability of the instrument to recognize blood glucose, and, in May 1993, filed corresponding patent applications. As of November 2001, a total of 14 U.S.
patents and two foreign patents have been issued, with additional patent applications pending. We have the right to develop and manufacture sensors based on contracts with us.

     Our research team advanced this technology base through the development of several research prototypes, which were tested in human clinical trials. We conducted a trial on 110 human subjects in March 1992. In that trial, we recorded spectral, blood and chemical data for analysis in order to develop calibration data for the noninvasive glucose sensor. We conducted a second trial on 40 human subjects in July 1992 that indicated that the device did not have a satisfactory signal-to-noise ratio to allow for sufficient accuracy to be acceptable for patient use. Signal-to- noise ratio is determined by the relationship of the signal, which is the glucose level, and the noise, which are the random interferences, such as differences in skin surfaces. We conducted other trials at several testing sites under the guidance of the sites' Institutional Review Board using prototypes, which addressed the signal -to-noise problem. We designed and constructed those prototypes to simulate production models.

     On January 6, 1994, we submitted the initial 510(k) Notification to the Food and Drug Administration for approval to market the production model, the Diasensor1000. A 510(k) Notification is a type of FDA filing used to ask the FDA to approve a device for sale in the U.S. We based the submission on data obtained from the advanced research prototypes, since we believed that the production model would be identical to the advanced prototypes. In February 1996, the FDA convened a panel of advisors to make a recommendation regarding our 510(k) Notification. The majority of the panel members recommended that we conduct additional testing and clinical trials of a production model prior to marketing the Diasensor 1000. We, along with Diasense, announced that we would remain committed to bringing the Diasensor 1000 to diabetics, and that additional research, development and testing would continue.

     Due to continued delays in the FDA approval process, and while continuing to work with the FDA and conduct its mandated testing, we turned our focus to other markets for the Diasensor 1000 besides the U.S.

     In 1998, we were awarded International Organization for Standardization certification by TUV Rheinland, a German company authorized to conduct such audits, which was contracted to perform an audit of our quality system. We were awarded ISO Certification to the 9001 standard, which is evidence that we have, in place, a total quality system for the design, development and manufacture of our products. We were also awarded EN46001 Certification, indicating we meet European standards for medical devices. Once the ISO 9001 certification was approved, and a technical file was submitted and approved by TUV Rheinland, we received approval to apply a CE mark to the device. Much like an Underwriters Laboratory "UL" mark, the CE mark is provided by the regulatory bodies of the European Community, or by authorized private bodies, such as TUV Rheinland, to indicate that the device adheres to "quality systems" of the ISO and the European Committee for Standardization. The CE mark permits us to sell the Diasensor? in Europe, although we have discontinued our marketing efforts in Europe.

     With regard to marketing the device within the United States, we continued to work with the FDA to obtain approval. After discussions with the FDA, we submitted a revised 510(k)
Notification in October 1996, which was followed by continued discussions with the FDA. During 1997 and 1998, we continued to meet with the FDA, and established a protocol for in-home testing of the Diasensor 1000. Due to our cash flow problems during 1998, testing did not proceed at the pace originally anticipated, and completion of the testing was delayed.

     We continued various aspects of the Diasensor development, which resulted in a method that will allow the patient to transmit the readings generated by the noninvasive glucose sensor to the patient's clinic or physician. Following an in-depth marketing study, we determined that the machines with this capability are more attractive to the patient, since there is the possibility of selling a telemedicine service which includes the machine, the patient, and his or her physician. This model of the Diasensor has been named the Diasensor 2000 to differentiate between the earlier models. Based on advice from the FDA, we decided it was in our best interest to submit a PreMarket Approval Application to the FDA, rather than continue with the 510(k) Notification process, in order to seek FDA approval for the Diasensor 2000.
In 1999 the FDA implemented a new PMA system. Under the new
system, individual modules - or parts - of a PMA submission could
be made as they were ready.   We discuss our PMA submissions in
the "Current Status of the Noninvasive Glucose Sensor" section, which follows.

     The Diasensor is a spectrophotometer, which is a machine capable of illuminating a small area of skin on a patient's arm with infrared light, and then making measurements from the infrared light that is reflected back into the device. The device then displays the measurement in a window on the top of the device for the user to read. The Diasensor uses internal mathematical calculations and customized software to calculate a glucose measurement.

     Since the Diasensor will be calibrated individually, each instrument will be sold in the U.S. by prescription only and will be calibrated in the patient's home. This feature may limit the marketability of the Diasensor, and if the device is unable to qualify for third-party reimbursement - which means if the health insurance companies won't pay for it - we will have a hard time marketing and selling the device.

                        Other Projects

Implantable Technology

     In April 1996, we received FDA approval to market our theraPORT Vascular Access System. The approval was granted in response to our 510(k) Notification filed in January 1996. The device is made up of a reservoir, which is implanted beneath the skin in the chest region with a catheter inserted in a vein and provides a delivery system for patients who require continual injections. Because such repeated injections can cause veins to shut down and collapse, the theraPORT offers an improved delivery system by eliminating that trauma. If necessary to accommodate multiple drug therapy with incompatible drugs, dual ports can be implanted. Such devices are frequently used in cancer drug therapy. We began selling the standard ports during the second quarter of 1997. A second device with a low profile was developed for pediatric use, and a 510(k) was submitted to the FDA in November 1997 for marketing approval. In early February 1998, we submitted a supplement to the FDA in response to a request for additional information, and the FDA granted its approval that same month. We are currently developing a dual port device and plan to submit another 510(k) for that device; however, our biomedical efforts continue to be focused on the Diasensor, so it is impossible for us to estimate when that submission might occur.

     Through our subsidiary, Coraflex Inc., we are engaged in the development of a polyurethane heart valve, which we believe may not have the disadvantages of the mechanical and other synthetic valves currently being marketed. The Coraflex valve, which resembles the human heart's aortic valve, is made by means of a proprietary manufacturing process. We believe that the polyurethane we use to make our heart valve is stronger and more resistant to fatigue compared to other valves. In vitro testing, some of which has been performed through the Children's Hospital of Pittsburgh, of the Coraflex valve to date has demonstrated that our valve has superior fatigue resistance and flow characteristics compared to other devices. We must conduct additional development and testing before we can submit our valve to the FDA to begin testing it on humans. We'll need additional funding to do that, and we don't know when, or if, and FDA submission or testing will occur.

     We also developed technology for other implantable devices, such as hemodialysis ports, implantable insulin dispensers and rate-adaptive pacemakers. Because we decided to focus most of our resources on the noninvasive glucose sensor, we haven't made any real progress on these other projects, so they are all in very preliminary stages of development.

Diabecore Medical, Inc.

     During fiscal 2000 and 2001, through Diasense, we invested in Diabecore Medical, Inc., a Canadian company that is conducting research and working with other research institutions to develop a new type of insulin to treat diabetes. In preliminary studies, this new insulin has demonstrated effectiveness in controlling hyperglycemia without risk of severe hypoglycemia. Laboratory tests indicate that this new insulin, when administered in large doses, extends the duration of insulin action for improved control of glucose levels, rather than producing hypoglycemia. Those tests also have shown the new insulin to be 3 to 4 times less hypoglycemic when compared to presently available insulin.
William D. Lougheed and Kusiel Perlman, M.D. are developing Diabecore's insulin with the support of the Research Institute of the Hospital for Sick Children in Toronto, where insulin was discovered, and the Loyal True Blue and Orange Research Institute in Richmond Hill, Ontario. We have invested a total of approximately $987,500 in Diabecore, and Diasense owns approximately 24% of Diabecore's stock. We currently have no plans to make additional investments in Diabecore.

MicroIslet, Inc.

     During fiscal 2000 and 2001, through Diasense, we also invested in MicroIslet, Inc. MicroIslet is a California company that is developing several diabetes research technologies with Duke
University that focus on optimizing microencapsulated islets for transplantation. The current research involves the use of microencapsulated pancreatic cells, which are transplanted into diabetic animals. The initial trial on a non-human primate continues to provide very encouraging results. The diabetic animal achieved and maintained normal glucose readings for over one year following the transplant. MicroIslet believes that there are several benefits to using the microencapsulated islets for transplants, rather than transplanting human pancreatic cells.
One benefit is the supply; the only source of human cells is from deceased organ donors, and more than one donor is needed for each transplant. In addition, human transplants involve a serious course of immuno-suppression therapy so the human recipient does not reject the transplanted cells. Dr. Emmanuel Opara, Ph.D. is the director of islet transplantation research at Duke University Medical Center, and he is heading up the research team. Dr.
Opara's team is replicating the testing on 3 more primates to obtain additional data to support a planned request to the FDA to conduct human trials. We have invested a total of approximately
$1.6 million in MicroIslet and Diasense currently owns approximately 10.9% of MicroIslet's stock. In 2002, MicroIslet merged with a public company and is now publicly traded on the electronic bulletin board under the symbol MIIS.OB. We currently have no plans to make additional investments in MicroIslet.

Metal Plating and Coating Technology

     CCTI, which stands for Ceramic Coatings Technologies, Inc., is a Florida company that developed a ceramic coating used for metal components. CCTI then developed a product line for sharpeners used for knives and other tools in the professional culinary field, for sportsmen's knives and fish hooks, for professional woodworkers and for household use. Although we had begun to receive revenues in CCTI, which aggregated approximately $112,091 for 2001, we could no longer commit to continued funding and we decided to sell substantially all of the assets of CCTI and discontinue operations. The sale was completed in June 2002 with an effective date of April 1, 2002.

     In March 1998, we acquired an interest in a metal-plating company, because we estimated that the product would generate revenue and profit. We were wrong - the actual results were very different from our original estimates. The project did not generate any revenue during 1998 or 1999. Our early estimates were based upon our assessment not only of the marketability of the product, but on our ability to penetrate the metal finishing market using the features of the product. Our actual experience shows that it is much more difficult to exploit the existing market, regardless of whether or not the product has superior features. As a result, we discontinued operations and made the appropriate adjustments to our financial statements to reduce the value of this investment, which totaled $4.6 million - we funded that investment through sales of our securities including our debentures. In 2001, we reached an agreement with the people who sold us the interest - we still owed them money from the purchase. They agreed to restructure the total $5,450,348 due to them and to reduce the amount to $2,887,500. As of June 30, 2001, we had made payments totaling $471,500, and issued them $2 million of our series I convertible preferred stock.

Internet Business Services

     We made investments in a company called B-A-Champ.com. That company evolved from an internet card- trading company to an internet business service provider and became TruePoints, Inc. TruePoints provides internet marketing retention and promotional services for businesses. Fred Cooper, our former CEO, owned stock in B-A- Champ but during 2001, he gave that stock to BICO. As of December 31, 2001, we had invested a total of $1,445,000 in the project since the beginning of 2000. TruePoints discontinued its operations in 2002.

American Inter-Metallics

     During 1999, we made our initial investment in American Inter-Metallics, Inc. AIM has its operations in Rhode Island, and is developing a product that enhances the performance of propellants. AIM is developing specialized equipment and a process for producing a product, which AIM believes will increase the burn rates of current propellant formulas. AIM believes that, by increasing the burn rate of propellants, its product will improve the performance of rockets and other machinery. During 2000, AIM completed its prototype and is now testing the equipment. We invested $525,000 in AIM during 1999, and made additional investments of $285,000 during 2000 and $190,000 in 2001 for a total investment of $1 million, or 20% of AIM.
AIM's product is in the research and development phase; we can't give any assurances that it will be successful or profitable.

All this information regarding our projects is in summary form, and the status of each project is subject to constant change. We can't assure that any of our projects will be completed or successful.

RESEARCH AND DEVELOPMENT

     We continue to be actively engaged in the research and development of new products. Our major emphasis has been the development of a noninvasive glucose sensor. In order to raise funds for the research and development of new products, we sell our stock and convertible securities.

MARKETING AND DISTRIBUTION

     Petrol Rem began marketing of its bioremediation product, PRP, in mid-1993, and is now sold in quality marine supply stores in the coastal areas of the United States, Canada, Europe and South East Asia.

     ViaCirq received FDA approval to market its ThermoChem-HT System and related disposables used for regional cancer treatment. Our poor cash position has severely hindered our marketing efforts for the ThermoChem HT. However, the System is currently in use at 15 medical institutions.

     Although none of our current projects have generated any meaningful sales or revenue, INTCO is generating revenue by providing environmental clean-up services, treatment of oil wells and charters of self- propelled maintenance barges.

PATENTS, TRADEMARKS AND LICENSES

     We own patents on certain products and we file applications to obtain patents on new inventions when practical. Additionally, we try to obtain licenses from others when we think it's necessary to conduct our business.

     We rely on trade secret protection for our confidential and proprietary information. Although we and our affiliates, Diasense, ViaCirq and Petrol Rem, take all reasonable steps to protect such information, including the use of confidentiality agreements and similar provisions, we can't assure that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to our trade secrets, disclose such technology, or we can meaningfully protect its trade secrets.

Bioremediation

     In 1992 and 1993, Petrol Rem applied for patents in connection with its bioremediation product, all of which are still pending. Petrol Rem received trademark authorization for the use of the product names PRP, BIO- SOK, BIO-BOOM, and Oil Buster.

     In 2001, Petrol Rem filed a new patent application regarding PRP and its manufacture without the addition of microorganisms. The patent is currently pending.

Extracorporeal Hyperthermia

     ViaCirq's intellectual property includes five issued U.S. Patents:

	U.S. Patent 5,354,277 entitled "Specialized Perfusion
        Protocol for Whole Body Hyperthermia" Issued October 11,
        1994; 18 claims

        U.S. Patent 5,476,444 entitled "Specialized Perfusion
        Protocol for Whole Body Hyperthermia" Issued December
        12, 1995; 15 claims

        U.S. Patent 6,156,007 entitled "Apparatuses and Processes for Whole Body Hyperthermia" Issued December 5, 2000; 10 claims

        U.S. Patent 6,264,680 entitled "Apparatuses and Processes for Whole Body Hyperthermia" Issued July 24, 2001; 8 claims

        U.S. Patent 6,348,162 entitled "Starting Dialysate Composition for Use as an Initial Dialysate in HemoDialysis" Issued February 19, 2002

     In May 1999, ViaCirq filed a patent entitled "Hyperthermia method and Apparatus" for use of ThermoChem HT System and related disposables for regional hyperthermia.

     In June 2000, HemoCleanse assigned all patents and patent applications to ViaCirq relating to the ThermoChem technology in hyperthermia, filed in Canada, Australia, China, Japan, Europe,
Mexico and Hong Kong.

     In November 2001, ViaCirq filed a patent entitled "Hyperthermia Method and Apparatus" covering additional concepts related to our system; we are awaiting action from the U.S. patent office.
ViaCirq also made similar filings for this patent in Canada, Australia, Europe, and Japan - we have not received anything definitive from those countries either.

     In July 2001, ViaCirq filed a divisional patent application entitled "Apparatuses and processes for Whole Body Hyperthermia" which includes technology that overlaps with our regional hyperthermia.

Noninvasive Glucose Sensor

     Diasense owns a patent entitled "Non-Invasive Determination of Glucose Concentration in Body of Patients" which covers certain aspects of a process for measuring blood glucose levels noninvasively. That patent was awarded to BICO's research team in December 1991 and was sold to Diasense under a purchase agreement dated November 18, 1991. The patent will expire, if all maintenance fees are paid, no earlier than the year 2008. If clinical testing or regulatory review delays marketing of a product made under the patent, we may be able to obtain an extension of the term of the patent. Our patent relates only to noninvasive sensing of glucose but not to other blood constituents. We have filed corresponding patent applications in a number of foreign countries.

     As of November 2001, a total of 14 U.S. and two foreign patents have been issued, all of which have been assigned to Diasense, and
additional patents are pending.    Corresponding patent
applications have been filed in foreign countries where we anticipate marketing the noninvasive glucose sensor.

     Our research team continues to file patent applications, provisional patent applications, some of which are being converted into PCTs - Patent Cooperative Treaty - that reflect the continued research and development and additional refinements to the noninvasive glucose sensor.

     We or Diasense may file applications in the United States and other countries, as appropriate, for additional patents directed to other features of the noninvasive glucose sensor and related processes.

     We know that competitors currently developing non-invasive glucose sensors own patents directed to various devices and processes related to the non-invasive monitoring of concentrations of glucose and other blood constituents. It is possible that those patents may require us to alter any model of the noninvasive glucose sensor or the underlying processes relating to the noninvasive glucose sensor, to obtain licenses, or to cease certain activities.

     We also rely upon trade secret protection for our confidential and proprietary information. Although we, along with Diasense, take all reasonable steps to protect such information, including the use of confidentiality agreements and similar provisions, there can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to the our trade secrets, disclose such technology, or that we can meaningfully protect our trade secrets.

     We have registered our trademark "Diasensor? ", which is intended for use in connection with the Diasensor? models. We intend to apply, at the appropriate time, for registrations of other trademarks as to any future products.

Implantable Technology

     During 1995, we renewed our U.S. trademark registration for the name Coraflex, which was originally granted in 1988. We also obtained trademark registration for the name theraPORT.

     In October 1996, we obtained a patent for our heart valve product.

WARRANTIES AND PRODUCT LIABILITY

     Our current product liability insurance coverage is $10,000,000 in the aggregate, and we believe that's sufficient due to our discontinuance of sales of certain products, including our former pacemaker line and our functional electrical stimulators, as well as our potential exposure to liability.

SOURCE OF SUPPLY

     In connection with the manufacture the noninvasive glucose sensor and the ThermoChem System, we will be dependent upon suppliers for some of the components required to manufacture the device. We plan to assemble the devices, but will need to purchase components, including some components that will be custom made for us by certain suppliers. These components will not be generally available, and we may become dependent upon those suppliers, which do provide such specialized products.

     If we successfully develop other new products, and receive regulatory approvals to manufacture such products, we may become dependent on certain suppliers for custom parts.

COMPETITION

Bioremediation

     Although our bioremediation products compete with other oil-spill clean-up products, there is no direct competition for
the type of product we produce.   The EPA recently created a
separate category for its NCP listing, for enzyme additives, and PRP is the only product listed in that category.

Extracorporeal Hyperthermia

     To the best our knowledge, ViaCirq is the first to get FDA clearance to market our hyperthermia system and its disposables to deliver intraperitoneal hyperthermia. However, most major medical and drug companies are actively researching and testing drugs and procedures to treat cancer. Other companies may have and may continue to research and test procedures that involve hyperthermia. Many of those companies may be better capitalized, have a stronger market appeal, have more expertise and experience than we do, and may have various other competitive advantages over us.

Noninvasive Glucose Sensor

     With the rapid progress of medical technology, and in spite of continuing research and development programs, our developmental products are always subject to the risk of obsolescence if some other company introduces a better product or technique. We are aware that other research groups have developed noninvasive glucose sensors, and that others are still in the research & development phase, but we have limited knowledge about the actual technology or the stage of development for most of our competitors. We face the risk that some other group will complete the development of their device and penetrate the market before we
do.   If that happens, there is a significant chance that even if we receive FDA approval, our sensor will not be successful because our marketing efforts started too late. We don't believe there is any other company currently producing or marketing noninvasive sensors for the measurement of blood glucose that use the same technology as we do. Competitive success in the medical device field is dependent upon product characteristics including performance, reliability, and design innovations.

     Our noninvasive glucose sensor will compete with existing invasive glucose sensors. Although we believe that the features of our noninvasive glucose sensor, particularly its convenience and the fact that no blood samples are required, will compete favorably with existing invasive glucose sensors, we can't assure that it will succeed. Most currently available invasive glucose sensors yield accuracy levels of plus or minus 25% to 30%, range in price from $80 to $200, not including monthly costs for disposable supplies and accessories, and are produced and marketed by eight to ten sizable companies. Those companies include Bayer, Inc., Boehringer Mannheim Diagnostics, and Lifescan, an affiliate of
Johnson & Johnson.    In addition, Abbott Laboratories introduced
a new test in 2001 that allows diabetics to draw blood from areas other than their fingers, such as from their arms. Abbott's
Sof-Tac test is part of their MediSense product line.

     Those companies have established marketing and sales forces, and represent established entities in the industry. Certain competitors, including their corporate or joint venture partners or affiliates, currently marketing invasive glucose sensors have substantially greater financial, technical, marketing and other resources and expertise than we do, and may have other competitive advantages over us, based on any one or more competitive factors such as accuracy, convenience, features, price or brand loyalty. Additionally, competitors marketing existing invasive glucose sensors may from time to time improve or refine their products, or otherwise make them more price competitive, so as to enhance their marketing competitiveness over our noninvasive glucose sensor. As a result, we can't make any guarantees that our sensor will be able to compete successfully.

     We face more direct competition from other companies who are currently researching and developing noninvasive glucose sensors. We have very limited knowledge as to the stage of development of these other devices; however, if another company successfully develops a noninvasive glucose sensor, obtains FDA approval, and reaches the market before we do, we would suffer.

     During 2001, Cygnus of Redwood, California received various FDA approvals, including for assembly and manufacturing for its GlucoWatch? Biographer system that draws glucose through the skin through an electric current. The glucose triggers a reaction in a disposable pad. Although Cygnus claims that its device is noninvasive, the fact remains that, in addition to the use of electrical charges to draw fluid through the skin, each person must use finger prick technology to set and use the device. The device is being sold in the U.K., and Cygnus plans to launch their device in the U.S. in 2002. We believe that the device does not work for everyone, especially those who perspire, and produces side effects including skin rashes that make regular use difficult for some patients. We were interested to learn that the FDA panel accepted Cygnus' use of the same error grid data analysis - a specific method for displaying data - which the FDA rejected when we used it for our own panel review. At this point, we can't determine what effect, if any, the GlucoWatch? Biographer will have on our marketing or sales potential, because we don't know how successful it will be.

     Among the companies investigating infrared technology to measure blood glucose levels noninvasively is CME Telemetrix in Waterloo, Ontario, Canada. CME is reportedly conducting tests with a device called a GlucoNIR via funding from Motorola, Inc. that uses one type of infrared wavelengths. CME Telemetrix recently reported that they were working to achieve acceptable accuracy levels before beginning human trials. OptiScan Biomedical in Alameda, California is developing a device that uses another type of infrared wavelengths; they are still in clinical trials and have not yet made an FDA submission. Johnson & Johnson's LifeScan division has an agreement with InLight Solutions, an Albuquerque company working on a device that uses near-infrared light to measure blood glucose. In November 2001, Johnson & Johnson also acquired diabetes technology from Inverness Medical Technology. Inverness is selling an electro-chemical glucose meter and is also in the test strip business. Rio Grande Medical Technologies of Albuquerque, New Mexico is designing a photo-based device. We believe Rio Grande is still being funded by Johnson & Johnson.

     Other companies claim that they are designing systems that are semi-invasive. SpectRx in Norcross, Georgia is using a laser to create small holes in the skin without the invasive penetration of a metal needle or lancet. SpectRx is also using the device to do
optical scans.   The device, called the Accu-Chek D-Tector, then
gives a glucose reading from the fluid collected from the holes in the skin. SpectRx has partnered with Roche Diagnostics. In addition, SpectRx recently received additional funding from Abbott Laboratories and a third grant from the U.S. Centers for Disease Control to focus on research to use the device for children and the elderly. Last year, SpectRx reported that they had received expedited review status from the FDA for a three-module premarket approval filing for their diabetes detection device; and that clinical trials are underway. Cell Robotics International, Inc. in Albuquerque, New Mexico is also using a laser device that pierces the skin. Called the Lasette, a laser makes a small hole in the fingertip to draw blood for glucose testing. A continuous glucose monitoring system from MiniMed, Inc. in Sylmar, California received FDA approval in June 1999. The device includes a tube with a small sensor at its tip that is inserted through the skin, sending readings via a small wire to a sensor. A new sensor must be reinserted under the skin every two to three days. In November 2000, MiniMed also announced that it had started human clinical trials of a long-term implantable glucose sensor developed by a company called MRG. In August 2001, Medtronic bought MiniMed and changed its name to Medtronic MiniMed.

     Certain organizations are also researching and developing technologies that may regulate the use or production of insulin or otherwise affect or cure the underlying causes of diabetes. We are not aware of any new or anticipated technology that would effectively render our noninvasive glucose sensor obsolete or otherwise not marketable. However, future technological developments or products could make our noninvasive glucose sensor significantly less competitive or, in the case of the discovery of a cure for diabetes, even obsolete.

GOVERNMENT REGULATIONS

     Since most of our products are medical devices as defined by the Federal Food, Drug and Cosmetic Act, as amended, they are subject to the regulatory authority of the FDA. The FDA regulates the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The FDA can inspect our facilities and operations and may also audit our record keeping procedures at any time. The FDA's Quality System Regulation specifies various requirements for our manufacturing processes and the way we must maintain certain records.

     In 1997, Congress passed legislation that addresses the regulation of pharmaceutical and medical devices. Although the impact of the FDA Administration Modernization Act of 1997 was expected to reduce the quantity of information a company must submit for approval of devices that has not been our experience.

Bioremediation

     The EPA and the Pennsylvania Department of Environmental Resources regulate our bioremediation products. In addition, each state in which the bioremediation products are used has its own environmental regulations. Regional response teams consisting of representatives from the National Oceanic and Atmospheric Administration, the U.S. Coast Guard and the EPA govern our oil spill clean-up products.

Extracorporeal Hyperthermia

     In January 2000, ViaCirq, along with HemoCleanse, received FDA clearance to market the ThermoChem-HT System and related disposables, which are used to raise the core temperature of the abdominal cavity to the desired temperature in the 41 C (105.8 F) to 42 C (107.6 F) range by continuously bathing the abdominal cavity with circulating sterile solution.

     In addition, in February 2000, the FDA approved continued clinical trials at the University of Texas Medical
Branch using the ThermoChem technology in whole-body hyperthermia to treat patients with certain types of end-stage lung cancer.

Noninvasive Glucose Sensor

     Since our noninvasive glucose sensor is a medical device as defined by the Federal Food, Drug and Cosmetic Act, as amended, it is subject to the regulatory authority of the FDA. The FDA regulates the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The FDA can inspect our facilities and operations and may also audit our record keeping procedures at any time. The FDA's Quality System Regulation specifies various requirements for our manufacturing processes and the way we must maintain certain records.

     In 1997, Congress passed legislation that addresses the regulation of pharmaceutical and medical devices. Although the impact of the FDA Administration Modernization Act of 1997 was expected to reduce the quantity of information a company must submit for approval of devices that has not been our experience.

     Because the FDA regulates our noninvasive glucose sensor, we have to meet all FDA requirements before we can market and sell our device in the United States. These requirements include clinical testing, which must be supervised by the chosen hospitals. During 1999, the FDA recommended we file a Pre-Market Application and conduct an additional clinical study. We are in the process of submitting a modular PMA, which allows us to submit parts of the submission to the FDA over a period of time. This modular PMA is a new method of submitting information to the FDA, and resulted from the passage of FDA legislation in 1997. We have submitted the first two parts of the PMA and we began our clinical trials in October 2000, after the FDA approved our submission that included the testing protocol. In March 2002, we discontinued those trials in order to finish developing our Diasensor? 3000.

     We don't know how long it will take for the FDA to accept our filings or approve our device, if ever.

     In June of 1998, the FDA instituted a new Quality System Regulation that took the place of Good Manufacturing Practices. These regulations align closely with similar guidelines required by the European Union and have added control of the design process as well as the manufacturing process.

     There are different requirements for selling our device in Europe. On January 14, 1998, we received certification to ISO 9001 and to EN46001 for medical devices, and on June 23, 1998, we received the CE mark. The CE mark and the ISO certification are provided by the regulatory bodies or other approved companies of the European Union. The CE mark indicates that the device adheres
to quality systems guidelines.   Rigorous audits were conducted at
our Indiana, Pennsylvania facility to certify that our development and manufacturing procedures, as well as the Diasensor 1000 itself met the international standards laid down by Europe's medical device directive. In order to maintain our approval to ship the device into the European Union, we must be vigilant in our adherence to our quality system. We will also be subject to annual audits to be sure that we continue to meet the required standards. Although we are not currently marketing our device in Europe, we will maintain our ISO certification status because we believe it provides a positive message regarding our facility and operations and in case we decide to market outside the U.S. in the future.

     Any changes in FDA or European procedures or requirements will require corresponding changes in our obligations in order to maintain compliance with those standards. Those changes may result in additional delays or increased expenses. Depending on which other countries we target, our products may also be subject to additional foreign regulatory approval before we can sell our devices.


Human Resources

     As of July 31, 2002, we had 38 full-time employees who were located primarily in either our Indiana or Pittsburgh locations. In addition, ViaCirq had 8 employees; and Petrol Rem had 24 employees, including 17 INTCO employees, as of July 31, 2002.

     We have employment contracts with some of our non-officer employees, most of whom are scientists and engineers employed in our research and development operations. Those contracts are typically for terms of five years and contain confidentiality provisions. We also employ consultants as needed; some of the consultants are employed based on consulting contracts, which contain confidentiality provisions.

                           PROPERTY

     Due to cash flow problems, Diasense sold its office condominium in 1999, and they now lease the same space for administrative offices. We, along with our subsidiaries, continue to lease a portion of that office at a monthly rental amount of $5,175 plus one-half of the utilities.

     Prior to 1999, our research and development operations were located in a 20,000 square foot one-story building at 300 Indian Springs Road, Indiana, PA. We leased that building from the 300 Indian Springs Road Real Estate Partnership, which was owned in part by some of our current and former officers and directors. Of the eight members of the partnership, two were officers or directors until July 2002 - Fred E. Cooper and Glenn Keeling. Each member of the partnership personally guaranteed the payment of lease obligations to the bank providing the funding, and in return received warrants to buy 100,000 shares of our stock at $.33 per share. In addition to rent, we paid all taxes, utilities, insurance, and other expenses related to our operations at that location. In 1999, after all our Indiana, PA operations were moved out of 300 Indian Springs Road location to Kolter Drive, the property was put up for sale. The property was sold in October 2000 for $475,000, and each of the partners received $12,698, after the mortgage was paid.

     In September 1992, we entered into a ten-year lease agreement with the Indiana County Board of Commissioners for 35,000 square feet of space on Kolter Drive that we reconfigured to our manufacturing specifications. During 1998 and 1999, we moved the balance of our Indiana, Pennsylvania operations to this space. During 2000, we obtained an additional 33,000 square feet of manufacturing space, which is being completed for manufacturing. That space, which was originally obtained in 1995, was vacated in 1998 in return for the lessor's agreement not to pursue legal action against us for nonpayment of rent. In 2000, we settled all the pending legal issues with the lessor when we reacquired the space. This facility contains sufficient additional space to accommodate our projected Indiana operations through 2002. The landlords for our Indiana, PA manufacturing facilities have given us notice that they intend to terminate our leases because we have not made the payments when due and owe them approximately $323,000, including rent, real estate taxes, insurance and late fees. We plan to turn over part of our manufacturing facility that we are not using so it can be leased to another tenant, and we are working with Indiana County, the landlord for the space we are using, to see if we can work something out. If we cannot, they can evict us, and we will have to stop our manufacturing work until, and if, we can find and build out new space. We don't know if that will be possible and we may decide the best thing to do it to shut down our manufacturing division.

     We believe that our existing facilities will be sufficient to meet our needs through 2002. If we require additional space, we believe such space will be available at reasonable commercial rates.

                       LEGAL PROCEEDINGS

     On April 30, 1996, a class action lawsuit was filed against us, Diasense, Inc., and our individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology,et al., was certified as a class action in the U.S. District Court for the
Western District of Pennsylvania.     We still need to make
payments totaling $50,000 to satisfy the terms of the settlement. The class action lawsuit has been settled, subject to court approval on September 3, 2002. If the court approves the settlement and our final payment of $50,000 each are made, we believe this will end this matter.

     In July 2002, the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania informed us that they have declined to bring any charges against our company. We believe that this means that the federal investigation, which began in April 1998, is over as far as our corporation is concerned. However, we believe the federal investigation will continue regarding certain individual conduct.

     In April 1996, the Pennsylvania Securities Commission commenced a private investigation into sales of Diasense common stock in a public offering in an effort to determine whether any sales were made improperly to Pennsylvania residents. We cooperated fully with the state and provided all of the information requested. As of the date of this filing, no determinations had been made, and no orders have been issued.

              DIRECTORS AND EXECUTIVE OFFICERS

     On July 25, 2002, Fred E. Cooper, Anthony J. Feola and Glenn
Keeling resigned as our officers and directors. In addition, our board of directors appointed Michael P. Thompson, our CFO, as our interim chief executive officer.


   Name                Age   Director       Position
                               Since

Michael P. Thompson    52                   Interim Chief Executive
                                            Officer, Chief Financial
                                            Officer

Ben Johnson            59                   Executive Vice President

Stan Cottrell          59       1998        Director

Paul W. Stagg          56       1998        Director


MICHAEL P. THOMPSON, 52, joined BICO as our interim chief financial officer in August 2000, and was elected our chief financial officer by our board of directors in January 2001. He was appointed interim CEO in July 2002. Prior to joining us, he was a partner in Thompson Dugan, P.C., the CPA firm that served as our outside auditors until August 2000, when Mr. Thompson joined us as interim CFO. He has been a CPA for over 25 years. His experience as a CPA includes auditing and consulting services for numerous public companies and serving as managing partner of a regional CPA firm. He is also the chief financial officer and interim chief executive officer for Diasense, the chief financial officer for Petrol Rem, and a director of ViaCirq.

R. BEN JOHNSON, 59, joined BICO in 2001 as our executive vice president and the director of our Washington, DC office. Prior to joining us, he spent from 1993-2001 on the staff for the President of the United States. From 1999-2001, he was the assistant to the President and director of the President's Initiative for One America, the first freestanding White House office in history to focus on closing the opportunity gap that exists for minorities in the U.S. From 1997-1999, he was deputy assistant to the President and deputy director of public liaison. From 1993- 1997, he served as special assistant to the President and associate director of public liaison, the primary liaison to the national African-American community. He also serves as an officer and director of Rapid HIV Detection Corp.

STAN COTTRELL, 59, was appointed to our board of directors in 1998.
Mr. Cottrell is the chairman and founder of Cottrell Associates
International, Inc., which provides international business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for Inhalation Therapy Services and was employed by Boehringer Ingelheim, Ltd. as a national product manager. Mr. Cottrell is a world ultra-distance runner and the author of several books.

PAUL W. STAGG, 56, was appointed to our board of directors in 1998. Mr. Stagg is the owner of P.C. Stagg, LLC. Prior to his current position, he was the marketing manager for the Wholesale Division of First Financial Resources, Inc., where he was responsible for marketing, underwriting, sorting and coordinating various types of financing for institutional investors. Prior to his current position, he was district distributor of marketing for Ginger Mae, a division of United Companies of Baton Rouge, LA.

Item 405 of Regulation S-K requires us to make disclosures regarding timely filings required by Section 16(a) of the Securities and Exchange Act. Based solely on our review of copies of forms received and written representations from certain reporting persons, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.


        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We share common officers and directors with our subsidiaries.
In addition, BICO and Diasense have entered into several intercompany agreements including a purchase agreement, a research and development agreement and a manufacturing agreement, which we describe later in this section. Our management believes that it was in our best interest to enter into those agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, we did not hire any unaffiliated third party to determine independently the fairness of those transactions. Our policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

Employment Relationships

     Our board of directors approved employment agreements on November 1, 1994 for our former officers, Fred E. Cooper, Anthony
J. Feola and Glenn Keeling, and approved an employment agreement
for our current officer, Michael P. Thompson in August 2000.   In
July 2002, Mssrs. Cooper, Feola and Keeling released us from our obligations under their employment contracts when they resigned. Mr. Keeling still has an employment contract with ViaCirq.

     Until July 2002, Fred E. Cooper, was chief executive
officer, executive vice president and a director, and was a director of Diasense, Petrol Rem, and Rapid HIV Detection Corp.
He was also the CEO of Rapid HIV Detection Corp and the president
of Diasense.   Until July 2002, Anthony J. Feola, was chief
operating officer and a director, and was also the secretary of Rapid HIV Detection Corp, and a director of Diasense, and Petrol Rem. Until July 2002, Glenn Keeling was our senior vice president
and a director.   Mr. Keeling is also the president and a director
of ViaCirq.   Michael P. Thompson is our interim chief executive
officer and chief financial officer. He is also the chief financial officer and interim chief executive officer for Diasense, the chief financial officer for Petrol Rem, and a director of ViaCirq. Ben Johnson, executive vice president and director of our Washington, D.C. office, is also the executive vice president and a director of Rapid HIV Detection Corp.

Property

     Five of our former executive officers and/or directors
were members of the nine-member 300 Indian Springs Road Real Estate Partnership that in July 1990 purchased our real estate in Indiana, Pennsylvania. Each member of the partnership personally guaranteed the payment of lease obligations to the bank providing the funding. The five members of the partnership who are also former officers and/or directors of BICO, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of our common stock at an exercise price of $.33 per share until June 29, 1995. Those warrants still outstanding as of the original
expiration date were extended until June 29, 2003.   Mr. Purdy,
who was a director and executive officer at the time of the transaction, resigned from our board of directors on June 1, 2000, and resigned as an officer in November 2000, effective February 2001. Mr. Adkins, who was a director at the time of the transaction, resigned from our board of directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction, was on our board of directors from May 3, 1991 to
July 25, 2002.   Mr. Onorato, who was not a director at the time
of the transaction, was a BICO director from September 1992 until April 1994. Fred E. Cooper resigned as our officer and director on July 25, 2002. The property was sold in October 2000 for $475,000, and each of the partners received $12,698, after the mortgage was paid.

     Like all our warrants, the warrants issued to the members of 300 Indian Springs Road Real Estate Partnership had exercise prices equal to or above the current quoted market price of our common stock on the date of issuance.

Warrants

     On April 28, 1999, we granted warrants to purchase our common stock at $.129 per share until April 28, 2004 in the following amounts: 4,000,000 to Fred E. Cooper, our former chief executive officer and a director; 2,000,000 to Anthony J. Feola, our former chief operating officer and a director; 2,000,000 to Glenn Keeling, our former senior vice president and a director; 4,000,000 to David L. Purdy, our former chairman and director; 250,000 to Stan Cottrell, a director; and 250,000 to Paul Stagg, a director. The exercise price of $.129 per share was equal to the market price on April 28, 1999.

     On August 28, 2000, we granted warrants to purchase 1,000,000 shares of our common stock at $.125 per share until August 28, 2005 to Michael P. Thompson, our chief financial officer. The exercise price of $.125 per share was equal to the market price on August 28, 2000.

     On January 11, 2001, we granted warrants to purchase 500,000 shares of our common stock at $.073 per share until January 11, 2006 to Ben Johnson, our executive vice president. The exercise price of $.073 per share was equal to the market price on January 11, 2001.

     On February 1, 2001, we granted warrants to purchase 200,000 shares of our common stock at $.102 per share until February 1, 2006 to Paul Stagg, a director. The exercise price of $.102 per share was equal to the market price on February 1, 2001.

     On May 23, 2001, we granted warrants to purchase our common stock at $.0525 per share until May 23, 2006 in the following amounts:
15 million to Fred E. Cooper, our former chief executive officer and a director; 10 million to Anthony J. Feola, our former chief operating officer and a director; 8 million to Glenn Keeling, our former senior vice president and a director; 3 million to Michael
P. Thompson, our chief financial officer; 1 million to Stan
Cottrell, a director and 1 million to Paul Stagg, a director. The exercise price of $.0525 per share exceeded the market price on May 23, 2001.

     On July 30, 2001, we granted warrants to purchase 1 million shares of common stock at $.05 per share until July 30, 2006 to Ben
Johnson, our executive vice president. The exercise price of $.05 per share exceeded the market price on July 30, 2001.

     On December 3, 2001, we granted warrants to purchase 500,000 shares of common stock at $.05 per share until December 3, 2006 to Ben Johnson, our executive vice president. The exercise price of $.05 per share exceeded the market price on December 3, 2001.

Loans

     In 1999, we consolidated all of Fred E. Cooper's
outstanding loans from us, including accrued interest, into one loan in the amount of $777,399.80 at 8% interest. Mr. Cooper
began repaying the loans in May of 1999.   The loan balance as of
July 31, 2002 was $698,131. Our disinterested directors - with Mssrs. Cooper, Feola and Keeling abstaining with respect to their individual transactions- approved these loans because the disinterested directors believed they were for a good business purpose. The business purposes were: to provide Mr. Cooper with funds during his initial years with BICO, when he waived a salary; and to refinance loans secured by BICO stock, so the stock wouldn't have to be sold when the loans were in default. Mr. Cooper's individual loans, along with Mssrs. Feola and Keeling's loans, had been, for a period beginning in March 1996, secured by BICO certificates of deposits. Those CDs were released in February 1998, when Mssrs. Cooper, Feola and Keeling obtained loans from BICO and repaid the loans which had been secured by the BICO certificates of deposit. The disinterested directors believed that if Mr. Cooper and the other directors had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In July 2002, in connection with Mr. Cooper's resignation as a BICO officer and director, we agreed to offset approximately $474,000 we owe Mr. Cooper in accrued and unpaid salary against his loan. In 2001, Mr. Cooper gave his stock in B-A-Champ.com to BICO; he no longer owns any interest in B-A-Champ.com.

     In 1999, we consolidated all of Anthony J. Feola's outstanding loans from us, including accrued interest, into one loan in the amount of $259,476.82 at 8% interest. Mr. Feola began repaying the loans in May of 1999. The loan balance as of July 31, 2002 was $199,883. Our disinterested directors - with Mssrs. Feola, Cooper and Keeling abstaining with respect to their individual transactions- approved these loans because the disinterested directors believed they were for a good business purpose. The business purposes was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold when the loans were in default. Mr. Feola's individual loan, along with Mssrs. Cooper and Keeling's loans, had been, for period beginning in March 1996, secured by BICO certificates of deposits. Those CDs were released in February 1998, when Mssrs. Cooper, Feola and Keeling obtained loans from BICO and repaid the loans which had been secured by BICO certificates of deposit. The disinterested directors believed that if Mr. Feola and the other directors had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In July 2002, in connection with Mr. Feola's resignation as a BICO officer and director, we agreed to offset the balance of his loan against the approximately $304,000 we owe Mr. Feola in accrued and unpaid salary.

     In 1999, we consolidated all of Glenn Keeling's outstanding loans from us, including accrued interest, into one loan in the amount of $296,358.07 at 8% interest.  Mr. Keeling began repaying the
loans in May of 1999.   The loan balance as of July 31, 2002 was
$142,921.  Our disinterested directors - with Mssrs. Keeling,
Feola and Cooper abstaining with respect to their individual transactions- approved these loans because the disinterested directors believed they were for a good business purpose. The business purposes was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold when the loans were in default.
Mr. Keeling's individual loan, along with Mssrs. Cooper and Feola's loans, had been, for period beginning in March 1996, secured by BICO certificates of deposits. Those CDs were released in February 1998, when Mssrs. Cooper, Feola and Keeling obtained loans from BICO and repaid the loans which had been secured by the BICO certificates of deposit. The disinterested directors believed that if Mr. Keeling and the other directors had been forced to sell their stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In July 2002, in connection with Mr. Keeling's resignation as a BICO officer and director, we agreed to offset the balance of his loan against the approximately $436,000 we owe
Mr. Keeling in accrued and unpaid salary.

     In September 1995, we granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus 1%. In 2002, Mr. Kondisko paid the loan in full, including accrued interest.

     In 2001, we granted a loan in the amount of $110,000 to Anthony DelVicario, a former Diasense director and the president of American Intermetallics. We loaned him the money because he used it to try to close a transaction in Europe that was supposed to generate revenues. The transaction involves the creation of a distribution system in Europe to sell American Inter-Metallic's products and generate revenue. In November 2001, we increased the amount due to $114,000 to cover accrued interest and secured the loan with all of the assets of American Intermetallics. Mr. DelVicario made a $5,000 payment on the loan in March 2002. As of July 31, 2002, the balance was $114,034.

     In April 2001, we loaned $70,000 to Pascal M. Nardelli, president and chief executive officer of Petrol Rem. In August
2001, Mr. Nardelli repaid the note in full, plus accrued interest of $2,110.

     All future loans to officers, directors and their affiliates will also be made only after board approval, and for good business purposes.

Consulting

     In 2000, we hired Thomas F. Feola as an outside consultant to assist us with finding and evaluating environmental companies for potential acquisitions, mergers or strategic alliances.
Thomas F. Feola is the brother of Anthony J. Feola, our former COO and a director. We paid Thomas Feola $64,000 in 2000 and $56,000 in 2001, and we terminated his services in August 2001.

     In connection with his resignation on July 25, 2002, we entered into a consulting agreement with Fred E. Cooper our former CEO and director. Under the terms of the agreement, Mr. Cooper will act as a consultant, focusing on transitioning and completion of pending transactions. Mr. Cooper will be paid $15,000 per month for his services (inclusive of expenses) for a maximum term of one year under an agreement which is terminable by either party at any time upon ten days notice.

Intercompany Agreements

     Our management believes that the agreements between BICO and Diasense, which are summarized below, were based upon terms, which were as favorable as those that may have been available in comparable transactions with third parties. However, we did not retain any unaffiliated third party to determine independently the fairness of such transactions.

License and Marketing Agreement. Diasense acquired the exclusive marketing rights for the noninvasive glucose sensor and related products and services from BICO in August 1989 in exchange for 8,000,000 shares of Diasense's common stock. That agreement was canceled through a cancellation agreement dated November 18, 1991, and superseded by a purchase agreement dated November 18, 1991. The cancellation agreement provides that BICO will retain the 8,000,000 shares of Diasense common stock, which BICO received under the license and marketing agreement.

Purchase agreement. BICO and Diasense entered into a purchase agreement dated November 18, 1991 whereby BICO gave Diasense its entire right, title and interest in the noninvasive glucose sensor and its development, including its extensive knowledge, technology and proprietary information. Those transfers included BICO's patent received in December 1991.

     In consideration of the conveyance of its entire right in the noninvasive glucose sensor and its development, BICO received $2,000,000. In addition, Diasense may try, at its own expense, to obtain patents on other inventions relating to the noninvasive glucose sensor. Diasense also guaranteed BICO the right to use that patented technology in the development of BICO's proposed implantable closed-loop system, a related system in the early stages of development.

     In December 1992, BICO and Diasense executed an amendment to the purchase agreement, which clarified terms of the purchase agreement. The amendment defines sensors to include all devices for the noninvasive detection of analytes in mammals or in other biological materials. In addition, the amendment provides for a royalty to be paid to Diasense in connection with any sales by BICO of its proposed closed-loop system.

Research and Development Agreement. Diasense and BICO entered into an agreement dated January 20, 1992 in connection with the research and development of the noninvasive glucose sensor. Under the agreement, BICO will continue the development of the noninvasive glucose sensor, including the fabrication of prototypes, the performance of clinical trials, and the submission to the FDA of all necessary applications in order to obtain market approval for the noninvasive glucose sensor. BICO will also manufacture the models of the noninvasive glucose sensor to be delivered to Diasense for sale under the terms of a manufacturing agreement. Upon the delivery of the completed models, the research and development phase of the noninvasive glucose sensor will be deemed complete.

Diasense agreed to pay BICO $100,000 per month for indirect costs beginning April 1, 1992, during the 15 year term of the agreement, plus all direct costs, including labor. BICO also received a first right of refusal for any program undertaken to develop, refine or improve the noninvasive glucose sensor, and for the development of other related products. In July 1995, BICO and Diasense agreed to suspend billings, accruals of amounts due and payments under to the research and development agreement pending the FDA's review.

Manufacturing Agreement. BICO and Diasense entered into an agreement dated January 20, 1992, whereby BICO will act as the exclusive manufacturer of the noninvasive glucose sensor and other related products. Diasense will provide BICO with purchase orders for the products and will endeavor to provide projections of future quantities needed. The original manufacturing agreement called for the products to be manufactured and sold at a price to be determined in accordance with the following formula: Cost of Goods, including actual or 275% of overhead, whichever is lower, plus a fee of 30% of cost of goods. In July 1994, the formula was amended to be as follows: costs of goods sold was defined as BICO's aggregate cost of materials, labor and associated manufacturing overhead + a fee equal to one third of the difference between the cost of goods sold and Diasense's sales price of each sensor. Diasense's sales price of each sensor is defined as the price paid by any purchaser, whether retail or wholesale, directly to Diasense for each sensor. Subject to certain restrictions, BICO may assign its manufacturing rights to a subcontractor with Diasense's written approval. The term of the agreement is fifteen years.

                        EXECUTIVE COMPENSATION

     In July 2002, Fred E. Cooper, Anthony J. Feola and Glenn Keeling resigned as BICO officers and directors. This section on executive compensation reflects information about our officers as of December 31, 2001.

                        SUMMARY COMPENSATION TABLE

     The following table contains information on our executive officer's annual and long-term compensation for their services to us in all capacities for the years ended December 31, 2001, 2000 and 1999. The executive officers included are those people who, as of December 31, 2001 were: our chief executive officer, and our other most highly compensated executive officers who were paid more than $100,000. In addition, we included information regarding David
L. Purdy, who was an executive officer and director until June 2000, and the president of our Biocontrol Technology division during 2000. In November 2000, Mr. Purdy resigned effective February 2001.


==============================================================================
             Annual Compensation              | (1)Long Term  Compensation
------------------------------------------------------------------------------
                                              |   Awards
Name and                                      | Securities
Principal                    Bonus($)  Other  | Underlying  (4) All other
Position      Year  Salary($)  (2)     ($)(3) | Warrants(#)  Compensation
==============================================================================
David L.                                      |
Purdy (5)     2001  $989,265  $0           $0 |           0          $0
              2000  $646,795  $200,000(6)  $0 |           0          $0
              1999  $450,000  $0           $0 |   4,000,000(4)       $0
------------------------------------------------------------------------------
Fred E.       2001  $977,115  $0           $0 |  15,000,000(4)       $0
Cooper,       2000  $939,000  $383,746(8)  $0 |           0          $0
CEO (7)       1999  $821,242  $200,000     $0 |   4,000,000(4)       $0
------------------------------------------------------------------------------
Anthony J.    2001  $660,248  $0           $0 |  10,000,000(4)       $0
Feola , Sr.   2000  $633,850  $268,190(10) $0 |           0          $0
Vice Pres.(9) 1999  $500,886  $0           $0 |   2,000,000(4)       $0
------------------------------------------------------------------------------
Glenn         2001  $483,732  $0           $0 |   8,000,000(4)       $0
Keeling, VP   2000  $500,000  $93,190(12)  $0 |           0          $0
(11)          1999  $302,083  $0           $0 |   2,000,000(4)       $0
------------------------------------------------------------------------------
Michael P.    2001  $317,375  $0           $0 |   3,000,000(4)       $0
Thompson,     2000  $103,243  $0           $0 |   1,000,000(4)       $0
Chief Financial
Officer (13)
------------------------------------------------------------------------------
R. Ben        2001  $191,171  $0           $0 |   1,500,000(4)       $0
Johnson,
Executive VP
(14)


(1)	We do not currently have a Long-Term Incentive Plan, and
no payouts were made under any LTIP during the years 2001, 2000 or 1999. We issued warrants during those three years, which we also discuss in Note 4. We do not have any retirement, pension or profit-sharing programs for the benefit of our directors, officers or other employees.

(2)	The amounts shown include both cash bonuses and dollar
amounts reflecting stock bonuses. The footnotes that follow break down the total amount for each executive officer. The dollar amount shown for stock bonuses equals the number of shares of stock granted multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares based on short-swing profit or other restrictions.

(3)	During the year ended December 31, 2001, the executive
officers received medical benefits under our group insurance policy, including disability and life insurance benefits. The total combined amount of all those benefits was less than 10% of the total annual salary and bonus reported for each executive officer.

(4)	On May 23, 2001, we granted Mssrs. Cooper, Feola, Keeling
and Thompson warrants to purchase the number of shares listed.
All the warrants are exercisable at $.0525 per share - a price greater than our trading price on May 23, 2001, until May 23, 2006. During 2001, we also issued warrants to R. Ben Johnson, our new executive vice president. We granted him warrants on July 30, 2001 that give him the right to purchase 1 million shares of our common stock at $.05 per share, until July 30, 2006; we also issued him warrants on December 3, 2001 that give him the right to purchase 500,000 shares of our common stock at $.05 per share until December 3, 2006. The $.05 exercise price on Mr. Johnson's loans exceeds the market price on the dates we issued the warrants. During 2000, we issued warrants to Michael P. Thompson, our new chief financial officer. We granted the warrants on August 28, 2000 that give him the right to purchase 1 million shares of our common stock at $.125 per share, which was the
market price on the grant date, until August 28, 2005.   During
1999, we issued warrants to the executive officers listed. All of the warrants were issued on April 28, 1999 at $.129 per share,
which was the market price on the date of the warrant grant.   For
more detailed information, please refer to the "Option/Warrant/SAR Grants in Last Fiscal Year" table, below.

 (5)	In 2001, we paid Mr. Purdy $912,727 by BICO, most of which
was a severance payment he demanded when he resigned. We also paid him $26,923 from our Biocontrol Technology division, and
$49,615 from Diasense.   In 2000, we paid Mr. Purdy $196,795 by
BICO and $450,000 by Diasense. In 1999, he was paid $183,333 by BICO and $266,667 by Diasense. All amounts are included in the table above. Mr. Purdy is paid by BICO based on his employment agreement. Diasense paid Mr. Purdy based on its board of director's decisions for services performed on its behalf. In June 2000, Mr. Purdy resigned as a BICO director and executive officer and became the president of our Biocontrol Technology division. In November 2000, he resigned from that position effective February 2001.

(6)	In 2000, we paid Mr. Purdy a cash bonus of $200,000 from
BICO.

(7)	In 2001, we paid Mr. Cooper $336,281 by BICO; $414,167 by
Diasense; $80,000 each by Petrol Rem and ViaCirq; and $66,667 by Rapid HIV. Due to our cash flow problems in the last quarter of 2001, Mr. Cooper agreed to accrue a total of $271,531 due him from all of the companies combined, rather than collect that amount in 2001. In 2000, we paid Mr. Cooper $250,000 by BICO; $497,000 by
Diasense; and $96,000 each by Petrol Rem and ViaCirq.   Part of
his salary from 1998 was deferred and paid in 1999, and all amounts are included in the table above. In 1999, he was paid $272,617 by BICO; $340,625 by Diasense and $104,000 each by Petrol Rem and IDT, which is now ViaCirq All amounts are included in the table above. Mr. Cooper is paid by BICO based on his employment agreement. Amounts paid to Mr. Cooper by Diasense, Petrol Rem, ViaCirq and Rapid HIV are determined by the boards of directors of those companies based upon services performed on their behalf.

(8)	In 2000, we paid Mr. Cooper a cash bonus of $200,000 from
BICO. In addition, we gave him a stock bonus of 1 million shares of our common stock. We determined the value of his stock bonus, $183,746, using the stock price on the date of the bonus, even though he hasn't sold the stock.

(9)	In 2001, we paid Mr. Feola $472,748 by BICO and $187,500
by Diasense. Due to our cash flow problems in the last quarter of 2001, Mr. Feola agreed to accrue a total of $157,729 due him from both companies, rather than collect that amount in 2001. In 2000, we paid Mr. Feola $408,850 by BICO and $225,000 by Diasense. Part of his salary from 1998 was deferred and paid in 1999, and all amounts are included in the table above. In 1999, Mr. Feola was paid $425,886 by BICO and $75,000 by Diasense. All amounts are included in the table above. Mr. Feola is paid by BICO based on his employment agreement. Diasense paid Mr. Feola based on its board of director's decisions for services performed on its behalf.

(10)	In 2000, we paid Mr. Feola a cash bonus of $175,000 by
BICO. In addition, we gave him a stock bonus of 500,000 shares of our common stock. We determined the value of his stock bonus, $93,190, using the stock price on the date of the bonus, even though he hasn't sold the stock.

(11)	We pay Mr. Keeling based on his employment agreement. In
2001, 57% of the amounts paid were allocated to ViaCirq. Due to our cash flow problems in the last quarter of 2001, Mr. Keeling agreed to accrue $283,184 due him rather than collect that amount in 2001. In 2000, 50% of his salary was allocated to ViaCirq. In 1999, 87% of his salary was allocated to IDT, now ViaCirq, based upon the time he devoted to its operations.

(12)	In 2000, we gave Mr. Keeling a stock bonus of 500,000
shares of our common stock. We determined the value of his stock bonus using the stock price on the date of the bonus, even though he hasn't sold the stock.

(13)	Mr. Thompson was appointed our interim chief financial
officer when he joined us in August 2000, and then appointed chief financial officer in 2001. Due to our cash flow problems in the last quarter of 2001, Mr. Thompson agreed to accrue $52,474 due him rather than collect that amount in 2001. We pay him based on his employment agreement.

(14)	Mr. Johnson was appointed our executive vice president
when he joined us in January 2001.


               Option/Warrant/SAR Grants in Last Fiscal Year


                                                    POTENTIAL REALIZED
                                                     VALUE AT ASSUMED
                                                      ANNUAL RATES OF
                                                           STOCK
INDIVIDUAL GRANTS (1)                               PRICE APPRECIATION
                                                            FOR
                                                      OPTION TERM (3)

                            Percent of
                 Number of  Total
                 Securities Options/SAR's Exercise
                 Underlying Granted to    or      Expiration
                 Options/   Employees in  Base    Date     5%($)   10%($)  0%($)
   Name          SAR's      Fiscal Year   Price
                 Granted       (2)        ($/Sh)
                   (#)

Fred E.
Cooper        15,000,000       31%        $.0525   5/23/06 $      0 $172,500 $0

Anthony J.
Feola         10,000,000       21%        $.0525   5/23/06 $      0 $115,000 $0

Glenn Keeling  8,000,000       16%        $.0525   5/23/05 $      0 $ 92,000 $0

Michael P.
Thompson       3,000,000        6%        $.0525   5/23/06 $      0 $ 34,500 $0

R. Ben
Johnson        1,000,000                           7/30/06 $      0 $      0 $0
                 500,000        3%        $ 0.05  12/03/06 $      0 $      0 $0



(1)	The warrants in this table were granted during 2001.  The
warrants granted the executive officers the right to purchase the number of shares of common stock shown in the table at the price shown for five years.

(2)	For purposes of calculating this percentage, the total
number of warrants granted to employees during 2001 was 48.5 million.

(3)	Potential realizable values reflect the difference between
the warrant exercise price at the end of 2001 and the fair value of our common stock price from the date of the grant until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed under to the rules adopted by the SEC and do not reflect actual historical or projected rates of appreciation of our common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth, which are the expiration dates for the warrants, assuming the values set forth, which are the closing bid price on the date of the grant as reported by the electronic bulletin board:

          STOCK PRICE ON          EXPIRATION
          DATE OF GRANT              DATE           5%            10%

          05/23/01: $0.04          05/23/06       $0.051         $0.064
          07/30/01: $0.02          07/30/06       $0.025         $0.032
          12/03/01: $.025          12/03/06       $0.032         $0.040

The foregoing values do not reflect appreciation actually realized by executive officers. For more information on the warrants, review the next table.

(4)	The -0- amounts reflect the fact that, even at the end of
the warrant term, based on the appreciation rate, the market price will be less than the exercise price.


    AGGREGATED OPTION/WARRANT/SAR EXERCISES IN LAST FISCAL YEAR AND
             FISCAL YEAR-END OPTION/WARRANT/SAR VALUE TABLE


                              Number of       Value of
                              Securities      Unexercised
                              Underlying      In-the-Money
                              Unexercised     Options/SARs
                              Options/SARs    at
                              at              12/31/01 ($)
                              12/31/01 (#)
  Name    Shares    Value     Exercisable/    Exercisable/
          Acquired  Realized  Unexerciseable  Unexercisable
          on        ($)(2)     (3)            (4)
          Exercise
          (#)(1)

David L.      0     $   0      3,767,200     $    0
Purdy                              (5)            (11)

Fred E.       0     $   0     19,300,000     $    0
Cooper                             (6)            (11)

Anthony       0     $   0     12,550,000     $    0
J. Feola                           (7)            (11)

Glenn         0     $   0     10,100,000     $    0
Keeling                            (8)            (11)

Michael P.    0     $   0      4,000,000     $    0
Thompson                           (9)            (11)

R. Ben        0     $   0      1,500,000     $    0
Johnson                            (10)           (11)
__________________

(1)	This figure represents the number of shares of common
stock acquired by each executive officer upon the exercise of warrants. None of the executive officers exercised warrants during 2000.

(2)	The value realized of the warrants exercised is computed
by determining the difference between the market value of our common stock on the exercise date minus the exercise price of the warrant.

(3)	All warrants held by the executive officers are currently
exercisable.

(4)	The value of unexercised warrants was computed by
subtracting the exercise price of the outstanding warrants from the closing sales price of our common stock on the last trading day of December 2000 as reported by the electronic bulletin board, which was $.049.

(5)	Includes warrants to purchase:  187,200 shares of common
stock at $.25 per share until April 24, 2001; 500,000 shares of common stock at $.25 per share until May 1, 2001; 80,000 shares of common stock at $.33 per share until June 29, 2003; and 3 million shares of common stock at $.129 per share until April 28, 2004.

(6)	Includes warrants to purchase: 300,000 shares of common
stock at $.25 per share until May 1, 2001; 4 million shares of common stock at $.129 per share until April 28, 2004; and 15 million shares of common stock at $.0525 per share until May 23, 2006.

(7)	Includes warrants to purchase:  100,000 shares of common
stock at $.25 per share until May 1, 2001; 100,000 shares of common stock at $.25 per share until November 26, 2003; 350,000 shares of common stock at $.50 per share until October 11, 2002; 2 million shares of common stock at $.129 per share until April 28, 2004; and 10 million shares of common stock at $.0525 per share until May 23, 2006.

(8)	Includes warrants to purchase: 100,000 shares of common
stock at $1.48 per share until August 26, 2001; 2 million shares of common stock at $.129 per share until April 28, 2004; and 8 million shares of common stock at $.0525 per share until May 23, 2006.

(9)	Includes warrants to purchase 1 million shares of common
stock at $.125 per share until August 28, 2005; and 3 million shares of common stock at $.0525 per share until May 23, 2006.

(10) 	Includes warrants to purchase 1,000,000 shares of common
stock at $.05 per share until July 30, 2006 and 500,000 shares of common stock at $.05 per share until December 3, 2006.

(11)	Because the market price as of the last trading day of
December 2001 was less than the exercise price of the warrants, none of the warrants were in the money.

Employment Agreements

     Until July 2002, we had employment agreements with our executive officers, Fred E. Cooper, Anthony J. Feola and Glenn Keeling effective November 1, 1994. We still have an agreement with Michael P. Thompson effective August 16, 2000. Under those agreements, they were entitled to receive annual salaries of $400,000, $558,850, $250,000 and $300,000 respectively, which are
subject to review and adjustment.   The initial term of Mr.
Thompson's agreement will expire on August 31, 2005 and will also automatically renew for additional two-year periods unless one of
the parties gives proper notice of non-renewal.   ViaCirq also has
an employment agreement with Mr. Keeling, effective December 3, 2000, under which he is entitled to receive an annual salary of $350,000.

     In July 2002, Mssrs. Cooper, Feola and Keeling resigned as BICO officers and directors, and gave up their employment agreements.
The following paragraphs summarize the terms of the agreements as they existed, along with Mr. Thompson's agreement, which is still effective. The agreements also provided that in the event of a "change of control", we are required to issue the following shares of common stock, represented by a percentage of our total outstanding shares of common stock immediately after the change in control: 5% to Mr. Cooper; 4% to Mr. Feola; 3% to Mr. Keeling; and 2% to Mr. Thompson. In general, a change of control would occur for purposes of the agreements if: 20% or more of our outstanding voting stock is acquired by any person; if 1/3 or more of our directors are not continuing directors, as defined in the agreement; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities
Exchange Act of 1934.

     In addition, if there is a change in control during the term of the agreements, or within one year afterwards, Messrs. Cooper, Feola, Keeling and Thompson are entitled to receive severance payments in amounts equal to: 100% of their most recent annual salary for the first three years following termination; 50% of their most recent annual salary for the next two years; and 25% of their most recent salary for the next five years. We are also required to continue medical insurance coverage for Messrs. Cooper, Feola, Keeling and Thompson and their families during those periods. Those severance payments will terminate in the event of the employee's death.

     In the event that Mr. Cooper becomes disabled, as defined in his agreements, he will be entitled to the following payments, in lieu of salary. The disability payments would be reduced by any amount paid directly to him under a disability insurance policy if we provided one: 100% of his most recent annual salary for the first three years; and 70% of his most recent salary for the next two years. In the event that either Mr. Feola, Mr. Keeling or Mr. Thompson becomes disabled, as defined in their agreements, he will be entitled to similar payments: 100% of his most recent annual salary for the first year; and 70% of his most recent salary for the second year.

     Under the employment agreements, Messrs. Cooper, Feola, Keeling and Thompson are required to protect our confidential information during the term of the agreements and they are restricted from competing with us for a period of one year in specified states following the expiration or termination of the agreements.

Purdy Agreement

     In February 2001, we entered into an agreement with David
L. Purdy in connection with his resignation from our affiliates and us. The agreement required us to pay Mr. Purdy an aggregate of $912,727 plus $100,000 to be placed in an escrow account for his future attorney's fees. The agreement contains confidentiality and release provisions for both Mr. Purdy and us.

July 2002 Agreements

     In July 2002, we entered into agreements with Fred Cooper, Anthony
J. Feola and Glenn Keeling in connection with their resignations.
Both Mssrs. Cooper and Feola resigned as both officers and directors of BICO, Diasense, and all of our affiliates. Mr.
Keeling resigned as an officer and director of BICO and Diasense, but will continue as an officer and director of ViaCirq. All of them had employment agreements with us. All of the July 2002 agreements provided us with a right to offset their accrued and unpaid salaries against the balance of the loans they owed us.
The July 2002 agreements released us from our obligations under their employment agreements, which included not only significant severance payments, but would have required us to issue them collectively a total of 12% of our outstanding common stock. We agreed to pay their health insurance for a year. We also agreed to pay Mr. Cooper as an outside consultant so he could transition the work he'd been doing, and facilitate completing financing transactions he was working on. If any of those transactions raise cash for us, our board of directors can pay him a bonus at their discretion. If we do pay him a bonus, 40% of it will go toward paying the balance of his outstanding loans. We can cancel
Mr. Cooper's consulting agreement at any time with 10 days' notice. We've attached copies of all the July 2002 agreements as exhibits to this registration statement.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the indicated information as of June 30, 2002 with respect to each person who we know is currently a beneficial owner of more than 5% of the outstanding common stock, each of our current directors and executive officers, and all of our current directors and executive officers as a group.

     As of June 30, 2002, we had 3,427,855,778 shares of our common stock outstanding. The table below shows the common stock currently owned by each person or group, including common stock underlying warrants, all of which are currently exercisable, as of June 30, 2002. The left-hand column sets forth the percentage of the total number of shares of common stock outstanding as of June 30, 2002, which would be owned by each named person or group if they exercised of all of their warrants, together with common stock they currently owned. An asterisk - * - means less than 1%. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.



Name and                 Amount and      Percent of Beneficial
Address of               Nature of       Ownership of
Beneficial               Beneficial      Total Outstanding
Owner                    Ownership (1)   Common Stock (2)


Fred E. Cooper           21,076,200 (3)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA  15220

Stan Cottrell             1,350,000 (4)   *
4619 Westhampton Drive
Tucker, GA 30084

Anthony J. Feola         13,404,000 (5)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Robert B. Johnson         2,000,000 (6)   *
1140 Connecticut Ave., NW
11th Floor
Washington, DC  20036

Glenn Keeling            10,738,500 (7)   *
2275 Swallow Hill Road
Building 2500,2nd Floor
Pittsburgh, PA 15220

Paul Stagg                1,570,000 (8)   *
168 LaLanne Road
Madisonville, LA 70447

Michael P. Thompson       4,000,000 (9)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

All directors            54,138,700(10)   2.1%
and executive
officers as a
group (7 people)


(1) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(2) Represents total number of shares of common stock owned by each person, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of June 30, 2002. For individual computation purposes, the total number of shares of common stock outstanding as of June 30, 2002 has been increased by the number of additional shares which would be outstanding if the person or group exercised all outstanding warrants.

(3) Includes warrants to purchase 250,000 shares of common stock at $.129 per share until April 28, 2004; and warrants to purchase
1,000,000 shares of common stock at $.0525 until May 23, 2006.

(4) Includes warrants to purchase the following: 500,000 shares of common stock at $.0730 per share until January 11, 2006; 1,000,000 shares of common stock at $.05 per share until July 30, 2006; and 500,000 shares of common stock at $0.05 per share until November 19, 2006.

(5) Includes warrants to purchase 20,000 shares of common stock at $.06 per share until April 27, 2003; 250,000 shares of common stock at $.129 per share until April 28, 2004; 200,000 shares of common stock at $.102 per share until February 1, 2006; and 1,000,000 shares of common stock at $.0525 per share until May 23, 2006.

(6) Includes warrants to purchase 1,000,000 shares of common stock at $.125 per share until August 28, 2005; and 3,000,000 shares of common stock at $.0525 per share until May 23, 2006. In addition, Mr. Thompson is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(7) Includes shares of common stock available under warrants to purchase an aggregate as set forth above.

                INTERESTS OF NAMED EXPERTS AND COUNSEL

     Sweeney & Associates, P.C. of Pittsburgh, PA, our securities counsel, will pass on the validity of the shares in this offering.
M. Kathryn Sweeney owns warrants to purchase 3 million shares of our common stock at $.05 per share until May 23, 2006; and warrants to purchase 200,000 shares of Diasense, Inc., one of our affiliates, at $.50 per share until April 23, 2006. Thomas E. Sweeney, Jr., Esq., currently holds approximately 5,000 shares of our common stock and warrants to purchase the following shares of Diasense, Inc., one of our affiliates: 40,000 shares at $.50 per share until October 23, 2003 and 60,000 shares at $1.00 per share until January 6, 2003.

                             EXPERTS

     Our consolidated financial statements as of December 31, 2001, 2000 and 1999, all of which included an explanatory paragraph referring to an uncertainty regarding our ability to continue as a going concern, included in this prospectus, have been audited by Goff Backa Alfera & Company, LLC, independent certified public accountants, as stated in their report for the year ended December 31, 2001 and have been included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.


                Report of Independent Accountants


The Board of Directors and Stockholders
BICO, Inc.

     We have audited the accompanying consolidated balance sheets of BICO, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BICO, Inc. and its
subsidiaries  as  of  December  31,  2001  and  2000,   and   the
consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with U.S. generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note B to the financial statements, the Company has incurred losses from operations and negative cash flows from operations for each of the three years in the period ended December 31, 2001, and these conditions are expected to continue through 2002, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, including adjustments relating to the recoverability and classification of recorded assets that might be necessary in the event the Company cannot continue to meet its financing requirements and achieve productive operations.


/s/Goff Backa Alfera & Company, LLC
   Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

February 28, 2002
(except for Note S, as to which
the date is March 29, 2002)

                                           BICO, Inc. and Subsidiaries
                                           Consolidated Balance Sheets

                                                              Jun. 30, 2002
                                                               (Unaudited)   Dec. 31, 2001    Dec. 31, 2000
                                                              -------------- -------------    -------------
CURRENT ASSETS
 Cash and equivalents  (note A)                                $    303,822   $    268,095     $  7,844,807
 Accounts receivable - net of allowance for doubtful accounts
  of $43,664 at Jun. 30, 2002 and Dec. 31, 2001                     590,336      1,235,957          400,950
 Inventory - net of valuation allowance (notes A and D)           1,192,814      1,190,796          805,224
 Related party notes receivable (notes C and O)                     112,820        138,394           87,706
 Note receivable (note C)                                           641,250           -              12,000
 Notes receivable - Practical Environmental
  Solutions, Inc. (note C)                                             -              -           1,914,363
 Interest receivable, net of allowance (note C)                       1,312        144,411           48,252
 Prepaid expenses (note E)                                        2,104,245      1,055,901          988,354
 Other current assets                                                62,268         62,268           47,268
                                                               ------------   ------------    -------------

                 TOTAL CURRENT ASSETS                             5,008,867      4,095,822       12,148,924


PROPERTY, PLANT AND EQUIPMENT (notes A and K)
 Building                                                         2,567,916      2,566,777        2,529,176
 Land                                                               246,250        246,250          246,250
 Leasehold improvements                                           1,958,931      2,071,629        1,848,674
 Machinery and equipment                                          7,139,971      7,526,201        6,405,594
 Furniture, fixtures & equipment                                    917,796        937,607          921,195
                                                              -------------  -------------    -------------
  Subtotal                                                       12,830,864     13,348,464       11,950,889

 Less accumulated depreciation                                    6,510,658      6,151,384        5,288,910
                                                              -------------   -------------    -------------
                                                                  6,320,206      7,197,080        6,661,979

OTHER ASSETS
 Related Party Receivables
  Notes receivable (notes C and O)                                1,012,928      1,036,293        1,174,738
  Interest receivable (notes C and O)                                25,803         14,406           13,463
                                                              -------------   --------------    ------------
                                                                  1,038,731      1,050,699        1,188,201
  Allowance for related party receivables                        (1,038,731)    (1,050,699)      (1,188,201)
                                                              -------------   -------------     ------------
                                                                       -              -                -

 Notes receivable (note C)                                           53,983         111,041         200,000
 Notes receivable-Practical Environmental Solutions, Inc.,
   net of allowance of $2,950,405 at June 30, 2002 and zero
   at Dec. 31, 2001 (note C)                                        200,000       3,148,404            -
 Goodwill, net of amortization (notes A and R)                      238,102         595,217         694,895
 Intangible assets - marketing rights (note F)                         -          6,866,398            -
 Investment                                                         786,874            -               -
 Investment in unconsolidated subsidiaries (notes A and G)          725,663       2,409,843       2,061,439
 Other assets                                                       125,661         213,616         162,833
                                                              -------------   -------------   -------------
                                                                  2,130,283      13,344,519       3,119,167
                                                              -------------   -------------   -------------
         TOTAL ASSETS                                          $ 13,459,356    $ 24,637,421    $ 21,930,070
                                                              =============   =============   =============

 The accompanying notes are an integral part of these statements.

                                            BICO, Inc. and Subsidiaries
                                            Consolidated Balance Sheets
                                                    (Continued)



                                                            Jun. 30, 2002
                                                              (Unaudited)     Dec.31, 2001      Dec. 31, 2000
                                                            ------------      ------------      -------------
CURRENT LIABILITIES
  Accounts payable                                           $  5,224,077     $  4,755,445      $   578,520
  Notes payable (note J)                                        2,369,773        7,037,198        1,069,127
  Current portion of long-term debt (note J)                       83,738           86,420        4,113,656
  Current portion of capital lease obligations (note K)           132,554           75,523           98,788
  Debentures payable (note L)                                           -                -        2,400,000
  Accrued liabilities (note I)                                  3,157,158        2,568,526        3,131,765
  Escrow payable (note M)                                           2,700            2,700            2,700
                                                             ------------     ------------     -------------
        TOTAL CURRENT LIABILITIES                              10,970,000       14,525,812       11,394,556

LONG-TERM LIABILITIES
  Capital lease obligations (note K)                            2,071,118        2,128,149        2,203,673
  Long-term debt (note J)                                          94,445          127,777            7,864
  Other                                                            19,603           25,009                -
                                                             ------------    -------------    -------------
                                                                2,185,166        2,280,935        2,211,537


COMMITMENTS AND CONTIGENCIES (note P)

UNRELATED INVESTORS'INTEREST
   IN SUBSIDIARIES (note A)                                       208,789          293,527          434,990

STOCKHOLDERS' EQUITY (note M)

   Common stock, par value $.10 per share,
     authorized 4,000,000,000 shares at Dec. 31,
     2001 and June 30, 2002 and 1,700,000 shares at
     Dec. 31, 2000, outstanding 3,427,855,778 shares at
     June 30, 2002, 2,450,631,111 shares at Dec. 31, 2001
     and 1,383,704,167 shares  at Dec. 31, 2000               342,785,577      245,063,111      138,370,417

   Convertible preferred stock, par value $10
     per share, authorized 500,000 shares issuable in
     series, shares issued and outstanding 14,625 at
     June 30, 2002, 16,930 at December 31, 2001 and
     none at December 31, 2000.                                   146,246          169,300                -
   Discount assigned to beneficial conversion feature -
     preferred stock (note M)                                           -         (141,000)               -
   Additional paid-in capital (Discount on issuance of
     common stock)                                            (79,558,290)      10,887,152       87,035,096
   Warrants                                                     6,221,655        6,221,655        6,204,235
   Accumulated deficit                                       (269,499,787)    (254,663,071)    (223,720,761)
                                                             ------------    -------------    -------------
          TOTAL STOCKHOLDERS' EQUITY                               95,401        7,537,147        7,888,987
                                                             ------------    -------------    -------------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                             $ 13,459,356     $ 24,637,421     $ 21,930,070
                                                             ============    =============    =============

The accompanying notes are an integral part of these statements.


                             BICO, INC. and Subsidiaries
                        Consolidated Statements of Operations
                                    (Unaudited)

                                              For the six months ended June 30,           Year Ended December 31,
                                                   2002              2001              2001             2000              1999
                                                (Unaudited)       (Unaudited)
                                                -------------    -------------    -------------    -------------    -------------
Revenues
 Net sales                                      $2,597,434        $ 1,355,475     $ 4,342,203        $   340,327    $   112,354
 Other income                                       37,415              8,563           7,715              5,547         52,897
                                                -------------    -------------    -------------    -------------    -------------
                                                 2,634,849          1,364,038       4,349,918            345,874        165,251

Costs and expenses
 Cost of products sold                           1,787,530            861,870       3,287,176            354,511        147,971
 Research and development (notes A,M and N)        731,570          2,861,146       7,113,258          6,651,471      4,430,819
 General and administrative (note M)             9,214,891         11,810,788      21,879,130         21,407,472     12,884,237
 Amortization  (notes A,F and G)                   198,634            374,768         804,458            392,307         39,716
 Impairment loss                                 2,209,915                  -               -                  -      5,060,951
                                                -------------    -------------    -------------    -------------    -------------
                                                14,142,540         15,908,572      33,084,022         28,805,761     22,563,694
                                                -------------    -------------    -------------    -------------    -------------
  Loss from operations                         (11,507,691)       (14,544,534)    (28,734,104)       (28,459,887)   (22,398,443)

Other (income) and expense
 Interest income                                  (202,239)          (319,209)       (561,817)          (589,529)    (1,031,560)
 Debt issue costs (note A)                               -          1,520,158       2,218,066          1,005,000      3,458,300
 Beneficial convertible debt feature(notes A&L)          -          2,063,915       2,063,915          3,062,500      7,228,296
 Interest expense                                  345,074            437,366         826,346          1,924,873      1,373,404
 Warrant extensions (note M)                             -                  -               -          5,233,529      4,669,483
 Loss on unconsolidated subsidiaries(notes A&G)    143,174            165,588         279,978            158,183              -
 Loss on disposal of assets                         49,497             18,603          29,759            122,857            376
 Other taxes (note N)                                    -                  -         120,882                  -              -
 Unusual item (note J and P)                     3,078,257                  -      (2,562,848)         3,450,000              -
                                                ------------      ------------    -------------    -------------    -------------
                                                 3,413,763          3,886,421       2,414,281         14,367,413     15,698,299
                                                ------------      ------------    -------------    -------------    -------------
   Loss before unrelated
    investors' interest                        (14,921,454)       (18,430,955)    (31,148,385)       (42,827,300)   (38,096,742)

Unrelated investors' interest in
  net loss of subsidiaries                          84,738            144,119         206,075            280,997         24,164
                                                -------------    --------------   -------------    --------------   -------------
  Net loss                                    $(14,836,716)      $(18,286,836)   $(30,942,310)      $(42,546,303)  $(38,072,578)
                                                =============    ==============   =============    ==============   =============

  Loss per common share - Basic:
   Net Loss                                    $     (0.005)     $     (0.012)    $     (0.02)      $      (0.04)   $     (0.05)
   Less: Preferred stock dividends                   (0.000)           (0.000)          (0.00)             (0.00)         (0.00)
                                                -------------    --------------   -------------    --------------   -------------
   Net loss attributable to
       common stockholders:                    $     (0.005)     $     (0.012)    $     (0.02)      $      (0.04)   $     (0.05)
                                                =============    ==============   =============     =============    =============


  Loss per common share - Diluted:
   Net Loss                                    $     (0.005)     $     (0.012)    $     (0.02)      $      (0.04)   $     (0.05)
   Less: Preferred stock dividends                   (0.000)           (0.000)          (0.00)             (0.00)         (0.00)
                                                -------------    --------------   -------------      -------------    -------------
   Net loss attributable to
       common stockholders:                    $     (0.005)     $     (0.012)    $     (0.02)      $      (0.04)   $     (0.05)
                                                =============    ==============   =============      =============    =============
The accompanying notes are an integral part of these statements.


                           BICO, Inc. and Subsidiaries

              Consolidated Statements of Stockholders' Equity (Deficiency)


			  	                                                  Note rec.
                  Preferred Stock  Discount assigned Common Stock                issued for Additional
                  ---------------  to benef. conv.   ------------                Common Stk  Paid in    Accumulated
                 Shares   Amount     feature     Shares     Amount    Warrants  Rel Party   Capital      Deficit      Total
                 ------   ------    ----------   ------     ------    ---------- --------- ----------- -------------- ----------
Balance at
 Dec. 31, 1998      -     $    -     $   -       420,773,568 $42,077,357$6,396,994 $(25,000)$92,725,285 $(143,101,880) $(1,927,244)
                 ------- -------     ---------   ----------  ----------  ----------  -------- ----------   ------------ ----------
Proceeds from
 stk offering       -          -         -        19,625,691   1,962,569     -        -        (914,485)           -     1,048,084
Proceeds from
 sale of Preferred
 stk.-Series F    72,000  720,000        -             -           -         -        -          90,000            -       810,000
Conversion of
 debentures         -        -           -       515,013,737  51,501,374     -        -     (19,444,872)           -    32,056,502
Warrants granted
 and extended-
 subsidiaries       -        -           -             -           -         -        -       5,897,332            -     5,897,332
Issuance of
convertible debt    -        -           -             -           -         -        -       7,228,296            -     7,228,296
Repayment of
subscription recv.  -        -           -             -           -         -       25,000         -              -        25,000
Warrants exercised  -        -           -           687,500      68,750    (8,968)   -          26,636            -        86,418
Warrants granted    -        -           -             -         403,135     -        -             -              -       403,135
  Net loss          -        -           -             -           -         -        -             -     (38,072,578) (38,072,578)
                  ------  -------    ---------    ----------  ---------- --------- -------    ---------   -----------   ----------
Balance at
Dec. 31,1999      72,000  720,000        -       956,100,496  95,610,050 6,791,161    -      85,608,192  (181,174,458)   7,554,945
                  ------  -------    ---------    ----------  ---------- --------- -------    ---------   -----------    ---------
Proceeds from
 stk offering       -        -           -       327,615,231  32,761,523     -        -     (14,156,873)           -    18,604,650
Proceeds from
 sale of Preferred
 stk.-Series F   380,000  3,800,000 (1,883,333)        -           -         -        -       2,358,333            -     4,275,000
Constructive div.
 on preferred stk.  -        -       1,883,333         -           -         -        -      (1,883,333)           -          -
Conversion of
 preferred stk.
 Series F       (452,000)(4,520,000)     -        56,679,610   5,667,961     -        -      (1,147,961)           -          -
Conversion of
 debentures         -        -           -        36,294,340   3,629,434     -        -         491,113            -     4,120,547
Warrants
 exercised          -        -           -         4,414,490     441,449  (307,581)   -         481,790            -       615,658
Warrants
 granted and extended
 -subsidiaries      -        -           -             -           -         -        -      11,084,555            -    11,084,555
Issuance of
 convertible debt   -        -           -             -           -         -        -       3,062,500            -     3,062,500
Common stk.
 issued for serv.   -        -           -         2,600,000     260,000     -        -          78,000            -       338,000
Common stk.
 issued-subs.       -        -           -             -           -         -        -         170,780            -       170,780
Warrants granted    -        -           -             -           -       608,655    -            -               -       608,655
Warrants expired    -        -           -             -           -      (888,000)   -         888,000            -          -
  Net loss          -        -           -             -           -         -        -            -      (42,546,303) (42,546,303)
                  ------  -------    -------   -------------  ---------- ---------- -------   ----------   ----------- -----------
Balance at
  Dec. 31, 2000     -    $   -       $   -     1,383,704,167$138,370,417$6,204,235  $ -     $87,035,096 $(223,720,761) $ 7,888,987
                  ------  -------    -------   -------------  ---------- ---------- -------   ----------   ----------- -----------
Proceeds from
 stk offering       -        -           -       769,410,092  76,941,009     -        -     (67,717,009)           -     9,224,000
Preferred stk.
 -Series G        10,530    105,300(1,662,632)         -           -         -        -       6,822,332            -     5,265,000
Preferred stk.
 -Series H         2,000     20,000  (250,000)         -           -         -        -       1,070,000            -       840,000
Preferred stk.
 -Series I         4,000     40,000      -             -           -         -        -       1,960,000            -     2,000,000
Preferred stk.
 -Series J           400      4,000   (50,000)         -           -         -        -         226,000            -       180,000
Constructive
 dividend on
 preferred stock    -         -     1,821,632          -           -         -        -      (1,821,632)           -          -
Conversion of
 debentures         -         -          -       297,516,852  29,751,685     -        -     (19,096,026)           -    10,655,659
Warrants
 granted and extended
 -subsidiaries      -         -          -             -           -         -        -          (1,331)           -        (1,331)
Issuance of
 convertible debt   -         -          -             -           -         -        -       2,058,970            -     2,058,970
Common stk.
 issued-subs.       -         -          -             -           -         -        -         162,500            -       162,500
Warrants granted    -         -          -             -           -        17,420    -         188,252            -       205,672
  Net loss          -         -          -             -           -         -        -            -      (30,942,310) (30,942,310)
                  ------  -------    -------   -------------  ---------- ---------- -------  ----------   -----------  -----------
Balance at
  Dec. 31, 2001   16,930  $ 169,300 $(141,000) 2,450,631,111$245,063,111$6,221,655  $ -     $10,887,152 $(254,663,071) $ 7,537,147
                  ------  -------    --------  -------------  ---------- ---------- -------  ----------   -----------  -----------
Proceeds from sale
 of preferred stk  3,316     33,160  (118,750)         -           -          -       -       1,580,290         -        1,494,700
Conversion of
 preferred stock  (5,621)   (56,214)     -       630,378,041  63,037,804      -       -     (62,981,590)        -             -
Common stk issued
 for services       -         -          -       225,000,000  22,500,000      -       -     (18,235,053)        -        4,264,947
Common stk issued
 in payment of
 interest           -         -          -        11,846,626   1,184,662      -       -      (1,119,571)        -           65,091
Constructive
 dividend on
 preferred stk.     -         -       259,750          -           -          -       -        (259,750)        -             -
Stock options
 granted-subs.      -         -          -             -           -          -       -          31,687         -           31,687
Warrants granted    -         -          -             -           -       768,545    -            -            -          768,545
Warrants exercised  -         -          -       110,000,000  11,000,000  (768,545)   -      (9,461,455)        -          770,000

  Net loss          -         -          -             -           -          -       -            -      (14,836,716) (14,836,716)
                  ------  ---------  --------  -------------  ---------- ---------- -------  ----------   -----------  -----------
Balance at
  Jun. 30, 2002   14,625  $ 146,246 $    -     3,427,855,778$342,785,577$6,221,655  $ -    $(79,558,290)$(269,499,787) $    95,401
                  ======  =========  ========  =============  ========== ========== =======  ==========   ===========  ===========
The accompanying notes are an integral part of these statements.


                                 BICO,  INC.  AND  SUBSIDIARIES

                             CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS

                                            (Unaudited)



                                       For the six months ended June 30,                 Year ended December 31,

                                               2002                2001                2001          2000            1999
                                             Unaudited           Unaudited
                                           -------------      --------------      -------------  -------------  -------------
Cash flows used by operating activities:
Net loss                                    $(14,836,716)       $(18,286,836)      $(30,942,310)  $(42,546,303)  $(38,072,578)
 Adjustments to reconcile net loss to net
  cash used by operating activities:
  Depreciation                                   542,371             477,313            977,178        689,762        773,696
  Amortization                                   194,695             374,768            804,453        392,307         42,149
  Loss on disposal of assets,net of cash
    included in sale                              29,460              18,603             29,759        122,857        177,000
  Loss on unconsolidated subsidiaries            143,178             165,588            279,978        158,183            -
  Unrelated investors' interest in susidiaries   (84,738)           (144,119)          (206,078)      (280,997)       (24,164)
  Stock issued in exchange for services        2,869,947                -                  -           338,000        148,484
  Stock issued in payment of interest             65,091                -                  -              -               -
  Stock issued in exchange for services by sub.     -                   -                  -           225,000            -
  Debenture interest converted to stock             -                   -                  -           120,547        211,503
  Beneficial convertible debt feature               -              2,063,915          2,063,915      3,062,500      7,228,296
  (Decrease) increase in allowance for
    notes receivable and interest              3,236,366             (35,600)          (137,502)      (152,359)        70,253
  Warrants granted                               768,545              17,414             17,420        608,655        403,135
  Stock options and warrants granted and
    extended by subsidiaries                      31,687             133,052            188,252     11,184,858      5,897,332
  (Decrease)increase in allow. for losses on
    accounts receivable                             -                   -                  -           (20,015)        36,620
  (Increase) in accounts receivable              607,332             (30,603)          (835,007)       (25,148)        (7,924)
  (Increase) decrease in inventories             594,747            (760,934)         1,303,127        101,480         90,052
  (Decrease) in inventory valuation allowance   (657,051)            502,698         (1,688,699)      (859,283)       (25,845)
  (Increase) decrease in prepaid expenses        346,656             138,287            (67,547)      (651,305)       (21,702)
  (Increase) decrease in other assets             64,545             (67,322)          (113,051)        33,834       (146,408)
  Increase (decrease) in accounts payable        468,632             515,152          4,176,925       (296,657)      (949,578)
  Increase in other liabilities                  583,226             255,435            820,451      1,112,211        697,726
  Debt forgiveness                                  -                   -            (2,562,848)           -              -
  Impairment loss                              2,207,755                -                  -               -        5,060,951
                                           -------------      --------------      -------------  -------------  -------------
    Net cash flow used by operating
      activities                              (2,824,272)        (14,663,189)       (25,891,584)   (26,681,873)   (18,411,002)
                                           -------------      ---------------     -------------  -------------   -------------
Cash flows from investing activities:
  Purchase of property, plant and equipment     (100,030)           (744,470)        (1,542,038)    (1,388,508)      (641,371)
  Disposal of property, plant and equipment         -                   -                  -               -          175,000
  Acquisitions, net of cash acquired                -                   -                  -        (1,395,126)           -
  (Increase) in notes receivable                  (2,001)         (1,985,341)        (1,429,041)    (1,939,073)      (337,928)
  Payments received on notes receivable          105,997             130,388            383,716        378,817        141,974
  (Increase) in interest receivable             (166,227)           (140,342)           (97,102)       (32,756)       (25,774)
  Purchase of marketing rights                      -                   -            (1,285,000)           -              -
  Acquisition of unconsolidated subsidiaries        -               (983,948)        (1,093,948)    (2,078,520)      (525,000)
                                           -------------      ---------------     -------------  -------------   -------------
    Net cash used by investing activites        (162,261)         (3,723,713)        (5,063,413)    (6,455,166)    (1,213,099)
                                           -------------      ---------------     -------------  -------------   -------------

Cash flows from financing activities:
  Proceeds from stock offering                      -                   -            10,677,600     18,604,650        900,000
  Proceeds from warrants exercised                  -                   -                  -           615,658         86,018
  Proceeds from sale of preferred stock        1,355,700                -             6,285,000      4,275,000        810,000
  Redemption of stock subscriptions                 -                   -            (1,453,600)           -              -
  Proceeds from debentures payable                  -              8,255,659          8,255,659     12,250,000     33,150,000
  Payments on debentures payable                    -                   -                  -        (5,850,000)    (4,130,000)
  Payments on notes payable and long-term debt  (663,511)         (1,058,864)       (14,408,087)       (53,125)      (465,650)
  Increase in notes payable and long-term debt 1,560,071           6,491,650         14,120,502        855,801         75,396
  Payments on capital lease obligations             -                (51,781)           (98,789)      (543,769)       (99,777)
                                           -------------      ---------------     -------------  -------------   -------------
    Net cash provided by financing activities  3,022,260          13,636,664         23,378,285     30,154,215     30,325,987
                                           -------------      ---------------     _____________  _____________   _____________

    Net increase (decrease) in cash               35,727          (4,750,238)        (7,576,712)    (2,982,824)    10,701,886

Cash and cash equivalents, beginning of period   268,095           7,844,807          7,844,807     10,827,631        125,745
                                           -------------      ---------------     -------------  -------------   -------------
Cash and cash equivalents, end of period   $     303,822      $    3,094,569       $    268,095   $  7,844,807   $ 10,827,631
                                           =============      ===============     =============  =============   =============

The accompanying notes are an integral part of these statements.

                                            BICO, Inc. and Subsidiaries
                                        Consolidated Statements of Cash Flows
                                                     (Continued)

                                     For the three months ended June 30,               Year ended December 31,
                                          2002           2001                   2001            2000             1999
                                      -----------     ----------            -------------   -------------   -------------
Supplemental Information:
           Interest paid               $   278,254     $155,964              $    412,239    $ 1,485,286     $    966,713
                                      ============    ==========            =============   ============    ============

Supplemental schedule of non-cash
investing and financing activities:

Acquisition of property under a
   capital lease:
           Land                        $               $                    $       -       $   112,500     $       -
           Equipment                                                                -              -                -
           Building                                                                 -         1,321,566             -
                                       -----------    ----------             ------------   ------------    ------------
                                       $               $                    $       -       $ 1,434,066     $       -
                                       ===========    ==========             ============   ============    ============

Conversion of preferred stock for
   common stock                        $64,157,375     $                    $       -       $ 5,580,168     $       -
                                       ===========    ==========             ============   ============    ============
Preferred stock dividend paid in
   common stock                        $               $                    $       -       $   121,825     $       -
                                       ===========    ==========             ============   ============    ============
Constructive dividend on
   convertible preferred stock         $   259,750     $                    $  1,821,632    $ 1,883,333     $       -
                                       ===========    ==========             ============   ============    ============
Conversion of debentures for
   common stock                        $               $                    $ 10,655,659    $ 4,000,000     $ 31,845,000
                                       ===========    ==========             ============   ============    ============
Conversion of stock subscriptions
   for common stock                    $               $                    $  9,900,000    $      -        $       -
                                       ===========    ==========             ============   ============    ============
Preferred stock issued in payment
   of long term debt                   $               $                    $  2,000,000    $      -        $       -
                                       ===========    ==========             ============   ============    ============

Common stock issued in prepayment
   of services                         $ 1,395,000     $                    $  5,715,000    $      -        $       -
                                       ===========    ==========             ============   ============    ============

Acquisition of marketing rights
   for note payable                    $               $                    $  5,715,000    $      -        $       -
                                       =========      ==========             ============   ============    ============

The accompanying notes are an integral part of these statements.


                     BICO, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  December 31, 2001, 2000 and 1999


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

1.   Organization

     BICO, Inc. (the Company) and its subsidiaries are engaged in the development, manufacturing and marketing of biomedical products and biological remediation products. In June 2000, the Company changed its name from Biocontrol Technology, Inc. to BICO, Inc.

2.   Principles of Consolidation

     The consolidated financial statements include the accounts of: Diasense, Inc., a 52% owned subsidiary as of December 31, 2001 and 2000; Petrol Rem, Inc., a 75% owned subsidiary as of December 31, 2001 and 2000; ViaCirq, Inc. (formerly IDT, Inc.), a 99% owned subsidiary as of December 31, 2001 and 2000; ViaTherm, Inc., a 99% owned subsidiary as of December 31, 2001; Ceramic Coatings Technologies, Inc., a 98% owned subsidiary as of December 31, 2001 and 2000 and B-A-Champ.com, Inc., a 99.8% owned subsidiary as of December 31, 2001 and a 51% owned subsidiary as of December 31, 2000. Also included in the consolidated financial statements are the accounts of the following subsidiaries which are inactive: International Chemical Technologies, Inc., a 58.4% owned subsidiary as of December 31, 2001 and 2000 and Barnacle Ban Corporation, a 100% owned subsidiary as of
     December 31, 2001 and 2000. All significant intercompany accounts and transactions have been eliminated. Subsidiary losses in excess of the unrelated investors' interest are charged against the Company's interest. Changes in the Company's proportionate share of subsidiary equity resulting from the additional equity raised by the subsidiary are accounted for as equity transactions in consolidation with no gain recognition due to the development stage of the subsidiaries and uncertainty regarding the subsidiary's ability to continue as a going concern.

     Some of our consolidated subsidiaries also include consolidated subsidiaries of their own. Petrol Rem, Inc. consolidated financial statements include the accounts of INTCO, Inc., a 51% owned subsidiary as of December 31, 2001 and 2000; and Tireless, Inc., a 51% owned subsidiary as of December 31, 2001 and 2000. B-A-Champ.com, Inc. consolidated financial statements include the accounts of TruePoints.com, Inc., a 100% owned subsidiary as of December 31, 2001 and 2000.

3.   Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. Included in cash and equivalents is a $50,000 certificate of deposit which is pledged as collateral to secure the Company's corporate credit cards.

4.   Inventory

     Inventory is valued at the lower of cost (first-in, first-out method) or market. An inventory valuation allowance is provided against finished goods and raw materials for products for which a market has not yet been established.

5.   Property and Equipment

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives, ranging from 3 to 39 years, on a straight-line basis. Amortization of assets recorded under capital leases is included with depreciation expense. Impairment losses are recognized when management determines that operating conditions raise doubts about the ability to recover the carrying value of particular assets. The amount of impairment loss is determined by comparing the present value of the estimated future cash inflows of such assets to their net carrying value.

6.   Goodwill

     Goodwill, which represents the excess cost of purchased companies over the fair value of their net assets at dates of acquisition, is amortized on a straight-line basis over five years. Goodwill associated with assets determined to be impaired is correspondingly written down. With the Company's implementation of newly issued accounting standards effective January 1, 2002, goodwill will no longer be amortized. See Note A, number 20 below.

7.   Investment in Unconsolidated Subsidiaries

     During 2000 and 2001, the Company made investments in unconsolidated subsidiaries (see Note G). These investments are being reported on the equity basis due to the Company's ownership percentage, options to purchase additional shares and membership on the boards of directors of each unconsolidated subsidiary as discussed in Note G. The difference between the amount invested and the underlying equity in the unconsolidated subsidiary's net assets is being amortized as goodwill over a 5-year period. With the Company's implementation of newly issued accounting standards effective January 1, 2002, goodwill will no longer be amortized. See Note A, number 20 below.

8.   Loss Per Common Share

     Net loss per common share is based upon the weighted average number of common shares outstanding. The loss per share does not include common stock equivalents since the effect would be antidilutive. The weighted average shares used to calculate the loss per share amounted to 1,952,313,675 in 2001, 1,037,254,759 in 2000 and 695,400,191 in 1999. The net
     losses attributable to common shareholders for the years ended December 31, 2001, 2000 and 1999 were $32,763,942,
     $44,429,636 and $38,072,578, respectively, which include constructive dividends to preferred stockholders of $1,821,632, $1,883,333 and $0, respectively.

9.   Research and Development Costs

     Research and development costs are charged to operations as incurred. Machinery, equipment and other capital expenditures, which have alternative future use beyond specific research and development activities, are capitalized and depreciated over their estimated useful lives.

10.  Income Taxes

     The Company previously adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Enacted statutory tax rates are applied to temporary differences arising from the differences in financial statement carrying amounts and the tax bases of existing assets and liabilities. Due to the uncertainty of the realization of income tax benefits (Note M), the adoption of FAS 109 had no effect on the financial statements of the Company.

11.  Interest

     No interest was capitalized as a component of the cost of property, plant and equipment constructed for its own use during the years ended December 31, 2001, 2000 or 1999.

12.  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company has established allowances based upon management's evaluation of inventories, accounts receivable, and receivables from related parties and amortizes intangible assets such as goodwill and patents over estimated useful lives.

13.  Common Stock Warrants

     The Company recognizes cost on warrants granted or extended based upon the minimum value method. Under this method, the warrants are valued by reducing the current market price of the underlying shares by the present value of the exercise price discounted, at an estimated risk-free interest rate of 5% and assuming no dividends. The value of warrants is recalculated when warrants are extended and any increase in value over the value recorded at the time the warrant was granted is recognized at the time the warrant is extended.

14.  Debt Issue Costs

     The Company follows the policy of expensing debt issue costs on debentures when debentures are issued. Total debt issue costs incurred for the periods ended December 31, 2001, 2000 and 1999 were $2,218,066, $1,005,000 and $3,458,300, respectively.


15.  Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash investments at commercial banks, receivables from officers and directors of the Company, investments in unconsolidated subsidiaries and accounts receivable from two customers, which represent over 90% of consolidated accounts receivable. Cash and cash equivalents are temporarily invested in interest bearing accounts in financial institutions, and such investments may be in excess of the FDIC insurance limit. Receivables from directors and officers of the Company (Notes C and O) are unsecured and represent a concentration of credit risk due to the common employment and financial dependency of these individuals on the Company. The company has reviewed the creditworthiness of its significant customers and does not expect to incur a significant loss for uncollected accounts.

16.  Comprehensive Income

     The Company's consolidated net income (loss) is the same as comprehensive income to be disclosed under Statement of Financial Accounting Standards No. 130.

17.  Beneficial Convertible Debt Feature

     Beneficial conversion terms included in the Company's convertible debentures are recognized as expense and credited to additional paid in capital at the time the associated debentures are issued.

18.  Beneficial Conversion Feature of Preferred Stock

     The Company's 4% convertible preferred stock includes a beneficial conversion feature providing the preferred stockholder a discount upon conversion to the Company's common stock after a specified number of days. The value of this beneficial conversion feature is determined by reducing the market price of the Company's common stock by the discounted conversion price on the date of commitment. This discount is recognized as a discount assigned to beneficial conversion feature and is amortized as constructive dividends to the preferred stockholders over the period prior to conversion using the effective interest method.

19.  Advertising Costs

     Advertising costs are charged to operations when incurred.
     Advertising expenses for 2001, 2000 and 1999 were $367,867,
     $208,617 and $4,851, respectively.

20.  Impact of Recently Issued Accounting Standards

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations." SFAS 141 supersedes APB Opinion No. 16 and FASB Statement No. 38 and requires that all business combinations be accounted for using the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. The Company is in the process of assessing the impact of this pronouncement on its financial statements.

     Also in June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." SFAS 142 supersedes APB Opinion No. 17 and addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this provision, goodwill and certain intangible assets will no longer be amortized. These assets will be evaluated on a periodic basis to determine if an impairment loss needs to be recorded. The provisions of this statement will be effective for the Company's fiscal year ending December 31, 2002. The Company is in the process of assessing the impact of this pronouncement on its financial statements.


NOTE B  - OPERATIONS AND LIQUIDITY

     The Company and its subsidiaries have incurred substantial losses in 2001 and in prior years and have funded their operations and product development through the sale of common and preferred stock and issuance of debt instruments. Until such time that products can be successfully developed and marketed, the Company and its subsidiaries will continue to need to fulfill working capital requirements through the sale of stock and issuance of debt. The inability of the Company to continue its operations as a going concern would impact the recoverability and classification of recorded asset amounts.

     The  ability  of  the  Company to continue  in  existence  is dependent  on  its having sufficient financial  resources  to complete the research and development necessary to successfully bring products to market and for marketplace acceptance. As a result of its significant losses, negative cash flows from operations and significant accumulated deficits for each of the periods ending December 31, 2001, 2000, and 1999, there is substantial doubt about the Company's ability to continue as a going concern.

     In order to meet its projected expenditures for 2002, Management believes that additional funds will need to be raised from sales of stock and future debt issuance. As discussed in NOTE S, Management secured commitments to provide such funding during the first quarter of 2002.
     Management believes that these financing commitments along with a plan to reduce operating expenses, to curtail investment activities and to dispose of certain subsidiaries (Note S) will provide the opportunity for the Company to continue as a going concern.

NOTE C - NOTES RECEIVABLE

     Notes receivable due from various related and unrelated parties consisted of:


                                     Dec. 31, 2001      Dec. 31, 2000

  Related Parties


  Note receivable from Allegheny
  Food Services, Inc. of which
  Joseph Kondisko, a former
  director, is principal owner,
  payable in monthly installments        $ 24,394       $ 87,706
  of $3,630, including interest at
  9.25%.  The balance is due and
  payable at December 31, 2001.

  Note Receivable from Anthony J.
  DelVicario, a former director of
  Diasense, Inc. and president of
  American Inter-Metallics, Inc.,
  dated November 9, 2001 in the
  amount of $114,000 payable on           114,000           -
  demand with interest at prime
  rate plus 2%.  The note is
  collateralized by the assets of
  American Inter-Metallics, Inc.

  Note receivable from Fred E.
  Cooper, Chief Executive Officer,
  dated April 28, 1999, in the
  amount of $777,400, payable in
  monthly installments of $9,427          671,338        715,693
  with a final balloon payment on
  May 31, 2002.  Interest is
  accrued at a rate of 8% per
  annum.

  Note receivable from Glenn
  Keeling, Director, dated April
  28, 1999, in the amount of
  $296,358, payable in monthly
  installments of $4,184 with a           146,332        237,737
  final balloon payment on May 1,
  2002.  Interest is accrued at a
  rate of 8% per annum.

  Note Receivable from T.J. Feola,
  Director, dated April 28, 1999,
  in the amount of $259,477,
  payable in monthly installments
  of $3,676 with a final balloon          195,623        221,308
  payment on May 31, 2002.
  Interest is accrued at a rate of
  8% per annum.

  Demand note receivable from
  Joseph A. Resnick, an employee,          23,000           -
  payable upon demand with 8.75%
  interest.

  Unrelated Parties

  Demand note receivable from
  Practical Environmental
  Solutions, Inc. on a $3,150,000
  line of credit agreement.
  Principal plus interest accrued
  at a rate of 10% per annum is
  payable upon demand on or before
  May 31, 2002.  The loan is
  collateralized by a security
  interest and lien on all of
  Practical Environmental
  Solutions' assets including its
  rights to any and all contracts,
  options or claims of that company
  to purchase or acquire the assets     3,148,404      1,914,363
  of any environmental company.
  The note is classified as a
  noncurrent asset as of December
  31, 2001 because the management
  of Petrol Rem is considering
  converting all or part of this
  note into a controlling equity
  interest in Practical
  Environmental Solutions with the
  balance of the note being
  converted to a term loan.

  Note receivable from an
  individual, due on November 15,
  2002 with interest at prime plus        111,041        200,000
  2% (6.75% at December 31, 2001).

  Note receivable from an
  individual, payable upon                   -            12,000
  demand with 8.75% interest.
                                       ----------    -----------
                                        4,434,132      3,388,807


  Less current notes receivable           138,394      2,014,069
                                       ----------    -----------
  Noncurrent                           $4,295,738    $ 1,374,738
                                       ==========    ===========

     Accrued interest receivable on the related party notes as  of
     December   31,   2001and  2000  was  $16,092   and   $13,463,
     respectively.

     Due to the financial dependency of the above officers and directors on the Company, an allowance of $1,050,699 and $1,188,201 has been provided as of December 31, 2001 and 2000, respectively.

     In  April  2001,  the  Company loaned $70,000  to  Pascal  M.
     Nardelli, President and Chief Executive Officer of Petrol Rem, Inc. In August 2001, this demand note and accrued interest of $2,110 were paid in full.

NOTE D - INVENTORY

     Inventories consisted of the following as of:


                                Dec. 31, 2001          Dec. 31, 2000


          Raw materials          $  543,354             $ 2,699,527

          Work in Process           341,226                 512,526

          Finished goods          2,111,439               1,087,093
                                  ---------               ---------
                                  2,996,019               4,299,146

          Less valuation         (1,805,223)             (3,493,922)
          allowance               ---------               ---------

                                 $1,190,796             $   805,224
                                  =========               =========

NOTE E - PREPAID EXPENSES

     Prepaid expenses consisted of the following as of:


                                 Dec. 31, 2001      Dec. 31, 2000


      Prepaid insurance          $  330,761         $  304,229

      Prepaid professional fees     612,813            234,961

      Prepaid debt issue costs             -           220,000

      Employee advances              47,297             32,549

      Prepaid taxes                  22,642             31,200

      Security deposits               4,428             14,799

      Other prepaid expenses         37,960            150,616
                                 ----------          ---------
                                 $1,055,901         $  988,354
                                 ==========          =========

NOTE F - INTANGIBLE ASSETS

     In June 2001, the Company entered into a marketing agreement with GAIFAR, a German company that owned all the rights to certain rapid HIV tests, and Dr. Heinrich Repke, the man who developed the tests. The marketing rights were assigned to Rapid HIV Detection Corp, of which the Company owns 75% and GAIFAR owns 25%. GAIFAR retained the manufacturing rights for the tests. The agreement, as amended, provided for a due diligence period until October 15, 2001 and approval by the Company's board of directors. In October 2001, the due diligence period was completed and the Company's board provided their unanimous resolution, making the marketing agreement fully effective. The marketing agreement has a minimum ten-year term and calls for total payments of $7,000,000 through the third quarter of 2002. The entire $7,000,000 was recorded as an intangible asset with a corresponding amount payable to GAIFAR. When the marketing agreement became effective in October 2001, $1,025,000 previously loaned to GAIFAR was applied to the $7 million owed to GAIFAR for the marketing rights. The original agreement called for a loan of $500,000 to the owner of the rapid HIV tests and technology, but the Company agreed to loan another $125,000 during the second quarter while the due diligence was continuing. During the third quarter, the Company loaned an additional $400,000 while the due diligence was completed. These payments to GAIFAR totaling $1,025,000 were made part of the consideration paid to acquire the exclusive worldwide marketing rights to the rapid HIV tests and technology and are now part of the Company's investment in Rapid HIV Detection Corp. An additional $260,000 was paid to GAIFAR during the fourth quarter of 2001 reducing the amount due to GAIFAR to $5,715,000, which is included in the current portion of long-term debt (note J). The remaining payments are due in monthly amounts ranging from $125,000 to $1,000,000 through August 20, 2002. The marketing rights are being amortized as an intangible asset over the ten-year minimum term of the marketing agreement. Amortization of $133,602 was recognized during 2001.

NOTE G - INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     During the year ended December 31, 2001, the Company invested an additional $10,000 in Insight Data Link.com, Inc. (IDL), an unconsolidated subsidiary interest initially acquired in 2000. With this additional investment, the Company has invested $110,000 in IDL and its ownership percentage is approximately 27%. Insight is a Pennsylvania corporation formed to engage in the business of acting as an internet clearinghouse for persons seeking to acquire, and persons having available, shopping mall space, as well as software development for related projects.

     Also during the year ended December 31, 2001 the Company invested an additional $190,000 in American Inter-Metallics, Inc. ("AIM") an unconsolidated subsidiary interest initially acquired during 1999. With this additional investment, the Company owns 20% of AIM. AIM has its operations in Rhode Island, and is developing a product that enhances performance in rockets and other machinery by increasing the burn rate of propellants.

     During the year ended December 31, 2001, Diasense invested an additional $600,000 in Microislet, Inc., an unconsolidated subsidiary interest initially acquired during 2000. With this additional investment, Diasense has invested $1,600,000 in Microislet and its ownership is approximately 20.2%. Diasense holds a seat on the board of directors of this unconsolidated subsidiary. MicroIslet is a California company, which has licensed several diabetes research technologies from Duke University with a specific focus on optimizing microencapsulated islets for transplantation.

     Also during the year ended December 31, 2001, Diasense invested an additional $293,948 in Diabecore Medical, Inc., an unconsolidated subsidiary interest initially acquired during 2000. With this additional investment, Diasense has invested $987,468 in Diabecore and owns approximately 24% of this unconsolidated subsidiary. Diasense holds a seat on the board of directors of Diabecore. Diabecore is a Toronto-based company working to develop a new insulin for the treatment of diabetes.

     These investments are being reported on the equity basis and differences between the investment and the underlying net assets of the unconsolidated subsidiaries are being amortized as goodwill over a 5-year period.

     The Company's investment in the underlying assets and the unamortized goodwill of each unconsolidated subsidiary as of December 31, 2001 and December 31, 2000 are as follows:

                      Investment in
Unconsolidated        Underlying Net      Unamortized
  Subsidiary             Assets             Goodwill               Total
                       2001     2000       2001     2000        2001     2000
American Inter-
Metallics, Inc.    $  318,200 $222,912  $ 394,300  $441,004 $ 712,500 $  663,916
Insight Data Link.com  22,876   28,503     41,629    52,546    64,505     81,049
MicroIslet, Inc.      130,477   50,731    786,874   688,508   917,351    739,239
Diabecore Medical,Inc 158,935   50,615    556,552   526,620   715,487    577,235
                    _________ ________  _________ _________ __________  ________
Total              $  630,488 $352,761 $1,779,355$1,708,678$2,409,843 $2,061,439
                    ========= ========  ========= ========= ========== =========

The amounts recognized as amortization of goodwill and loss on unconsolidated subsidiaries for each investment for the years ended December 31, 2001 and 2000 are as follows:

                                                      Loss
   Unconsolidated         Amortization                 on
     Subsidiary            of Goodwill            Unconsolidated
                                                   Subsidiaries

                           2001     2000         2001        2000

American Inter-
Metallics, Inc.        $ 141,416  $106,369    $    -       $    -

Insight Data              13,770    13,136      (12,774)      (5,815)
Link.com

MicroIslet, Inc.         188,525   152,628     (233,363)    (108,133)

Diabecore Medical, Inc.  121,855    72,049      (33,841)     (44,235)
                       ---------   -------     ---------     --------
Total                  $ 465,566  $344,182    $(279,978)   $(158,183)
                       =========   =======     =========     ========

NOTE H- BUSINESS SEGMENTS

The   Company  operates  in  two  reportable  business   segments:
Biomedical devices, which includes the operations of BICO, Inc., Diasense, Inc. and ViaCirQ, Inc. and Bioremediation, which includes the operations of Petrol Rem, Inc. Following is summarized financial information for the Company's reportable segments:

                             Biomedical
2001                          Devices  Bioremedication  All Other  Consolidated
Sales to external customers $   817,353  $3,383,637     $ 141,213  $ 4,342,203
Cost of products sold           558,408   2,507,717       221,051    3,287,176
Gross profit (loss)             258,945     875,920       (79,838)   1,055,027
Identifiable assets          17,414,784   6,515,188       642,095   24,572,067
Capital expenditures            930,012     512,887        99,139    1,542,038
Depreciation and amortization 1,302,037     350,688        56,355    1,709,080
Interest Income                 259,928     301,889             0      561,817
Interest Expense                737,972      11,329        77,045      826,346


                             Biomedical
2000                          Devices  Bioremedication  All Other  Consolidated
Sales to external customers  $    81,954 $  217,722     $   40,651  $   340,327
Cost of products sold             47,862    179,446        127,203      354,511
Gross profit (loss)               34,092     38,276       (86,552)     (14,184)
Identifiable assets           16,628,619  4,385,100        835,589   21,849,308
Capital expenditures           2,788,454          0         34,120    2,822,574
Depreciation and amortization    979,083     74,120         43,198    1,096,401
Interest Income                  543,457     46,072              0      589,529
Interest Expense               1,811,665          0        113,208    1,924,873


1999
Sales to external customers  $    82,056 $   26,693     $    3,599  $   112,348
Cost of products sold            133,288     14,683              0      147,971
Gross profit(loss)              (51,232)     12,010          3,599      (35,623)
Identifiable asset            15,018,258    226,760        440,818   15,685,836
Capital expenditures             262,954          0        378,417      641,371
Depreciation and amortization  5,108,855     34,351         96,060    5,239,266
Interest Income                1,031,560          0              0    1,031,560
Interest Expense               1,373,404          0              0    1,373,404


NOTE I - ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of:


                                   Dec. 31, 2001    Dec. 31, 2000


      Accrued interest           $     176,080       $ 1,120,655
      Accrued payroll                1,488,748           373,821
      Accrued payroll taxes and         14,815            24,303
        withholdings
      Accrued vacation                  65,446            66,445
      Accrued class action             425,000         1,300,000
        settlement (note P)
      Deferred revenue                 173,516            21,633
      Accrued income taxes             140,827            43,780
      Other accrued liabilities         84,094           181,128
                                   -----------        ----------
                                 $   2,568,526       $ 3,131,765
                                   ===========        ==========



NOTE J - DEBT OBLIGATIONS

Notes payable consisted of the following as of:


                                                Dec. 31,       Dec. 31,
                                                  2001           2000


Note Payable in connection with a Settlement
Agreement and Mutual Release related to  the
outstanding  amounts owed for the  Company's
stock  purchase agreement for 58.4% interest
in International Chemical Technologies, Inc.    500,000             -
(ICTI).  The note bears interest at  a  rate
of 10% per annum and is payable in ten monthly installments from January to October
2002.

Commercial  Premium  Finance  Agreement   of
Intco,  Inc., a 51% owned subsidiary of  the
Company's   subsidiary,  Petrol  Rem,   Inc.
Amounts   are   payable  in   nine   monthly       -              66,210
installments of $11,342 including interest at 9.47% per annum beginning October 1, 2000.

Commercial  Premium  Finance  Agreement   of
Intco,  Inc., a 51% owned subsidiary of  the
Company's   subsidiary,  Petrol  Rem,   Inc.
Amounts   are   payable  in   nine   monthly     79,016             -
installments of $13,534 including interest at 9.45% per annum beginning October 1, 2001.

Note  Payable  by the Company's  subsidiary,
Petrol  Rem,  Inc., in connection  with  the
stock purchase agreement for 51% interest in
Intco,  Inc.   The  note is payable  without
interest in installments as follows:  (i) on       -             850,000
the first day of each calendar month from January 1, 2001 through and including April
1, 2001, a principal payment of $150,000 and
(ii)  $250,000 on May 1, 2001.

Promissory  Note  payable  to  the  minority
owner of Intco, Inc., a 51% owned subsidiary
of  the  Company's subsidiary,  Petrol  Rem,
Inc.   The loan is collateralized by  Petrol    500,000             -
Rem's 51% ownership in Intco. Principal and interest at 7% per annum are payable upon demand

Note Payable in connection with the purchase
of  marketing rights for certain  rapid  HIV
tests.   The  note  is  payable  in  various  5,715,000             -
monthly  installments ranging from  $125,000
to $1,000,000 per month through August 2002

Commercial Premium Finance Agreement payable
in  nine  monthly  installments  of  $11,492     89,187             -
including   interest  at  8.15%  per   annum
beginning December 9, 2001.

Commercial Premium Finance Agreement payable
in  nine  monthly  installments  of  $15,878    108,630             -
including   interest  at  6.9%   per   annum
beginning November 1, 2001.

Commercial Premium Finance Agreement payable
in  eight  monthly installments  of  $13,208       -             77,317
including   interest  at  8.5%   per   annum
beginning December 1, 2000.

Commercial Premium Finance Agreement payable
in   nine  monthly  installments  of  $9,903       -             75,600
including  interest  at  12.63%  per   annum
beginning December 10, 2000.

$50,000 line of credit with PNC Bank.  The
outstanding balance bears interest at a
rate of 6.75% per annum.                         45,365             -
                                              ----------      --------
Note payable                                 $7,037,198      $1,069,127
                                              ==========      =========

During the year ended December 31, 2001, the Company issued promissory notes totaling $11,715,000. As of December 31, 2001, all of these promissory notes totaling $11,715,000 had been repaid with proceeds from the sale of common stock subscriptions and preferred stock.

Long-term debt consisted of the following as of:


                                                Dec. 31,       Dec. 31,
                                                 2001           2000


Note   Payable  in  connection  with   stock
purchase  agreement for  58.4%  interest  in
International  Chemical  Technologies,  Inc.
(ICTI).  The note bears interest at  a  rate
of  10%  per annum and is collateralized  by
the   shares  of  ICTI  purchased   in   the
transaction.   At  December  31,  2000,  the   $   -         $ 2,900,000
Company was in default on the terms of  this
loan and the note holder had made demand for
payment.   Accordingly, the  unpaid  balance
was classified as due and payable.  In 2001,
the   Company  finalized  an  agreement  for
payment of this note.

Note  Payable  by the Company's  subsidiary,
International  Chemical  Technologies,  Inc.
(ICTI),  to  it's  former shareholder.   The
loan  bears interest at a rate of  9.5%  per
annum  and is guaranteed by the Company  and
collateralized   by   all    tangible    and
intangible assets of ICTI, and assignment of
ICTI's   interest  in  its  lease  for   its       -           1,191,667
production  facilities.   At  December   31,
2000,  the  Company was in  default  on  the
terms  of this loan and the note holder  had
made  demand for payment.  Accordingly,  the
unpaid  balance was classified  as  due  and
payable.  In 2001, the Company finalized  an
agreement  for  payment of  this  note   See
further discussion of this agreement later in this note.

Promissory Note of Intco, Inc., a 51%  owned
subsidiary   of  the  Company's  subsidiary,
Petrol Rem, Inc.  The loan is collateralized
by certain Intco equipment.
Principal and interest at 9.5% per annum are      3,503           20,351
payable in 25 equal monthly installments  of
$1,500  each  commencing February  27,  2000
with   a  final  payment  of  all  remaining
principal and interest due on March 27, 2002.

Promissory Note of Intco, Inc., a 51%  owned
subsidiary   of  the  Company's  subsidiary,
Petrol Rem, Inc.  The loan is collateralized
by certain Intco equipment.
Principal  and interest at 9% per annum  are
payable on demand or, if no demand is  made,      3,602            7,263
in  35  equal monthly installments  of  $320
each commencing February 25, 2000 with a final payment of all remaining principal and interest due on February 25, 2003.

Promissory Note of Intco, Inc., a 51%  owned
subsidiary   of  the  Company's  subsidiary,
Petrol Rem, Inc.  The loan is collateralized
by certain Intco equipment.
Principal  and interest at 7.75%  per  annum
are  payable on demand or, if no  demand  is     12,285             -
made, in 47 equal monthly installments of $325 each commencing October 10, 2001 with a final payment of all remaining principal and interest due on September 10, 2005.

Term  Loan  of Tireless, Inc., a  51%  owned
subsidiary   of  the  Company's  subsidiary,
Petrol Rem, Inc.  The loan is collateralized
by certain Tireless assets.                     194,444             -
Principal  and interest at prime  rate  plus
2.5% per annum are payable in 36 monthly installments of $5,556 each plus interest commencing December 1, 2001.


Note  Payable to a bank in monthly  payments
of  $433  including interest  at  8.75%  per        363           2,239
annum.    The  loan  in  collateralized   by
equipment.                                    ----------      ----------
                                                214,197       4,121,520

Current portion of long-term debt                86,420       4,113,656
                                              ----------      ----------
Long-term debt                               $  127,777     $     7,864
                                              ==========      ==========

     As of December 31, 2001, the Company's current portion of long-term debt included $4,091,667 due in connection with debt incurred when ICTI was purchased. In addition, $1,084,277 was accrued for interest related to the ICTI debt. In the fourth quarter, the Company finalized an agreement to make payments of $725,000, issue 4,000 shares of convertible preferred stock valued at $2,000,000, issue 50,000 shares of the common stock of the Company's subsidiary, ViaCirq, valued at $150,000 and issue 25,000 shares of the common stock of the Company's subsidiary, Petrol Rem, valued at $12,500 as settlement for the amounts due. As a result of this agreement, the Company recognized $2,562,848 in debt forgiveness in the fourth quarter.

NOTE K - LEASES

Operating Leases

     Until October 2000, the Company was committed under a non-cancelable operating lease for its research and product development facility. The lease between the Company and a group of investors (lessor), which included four of the
     Company's Executive Officers and/or Directors, was for a period of 240 months beginning September 1, 1990. Monthly rental under the terms of the lease was $8,810 for a period of 119 months to August 1, 2000. In October 2000, after the Company's research and development operations had been moved from the facility, the building was sold by the investor group and the lease was terminated. Total rent expense for this facility was $0, $70,480 and $105,720 in 2001, 2000 and
     1999, respectively.

     The Company and its related subsidiaries also lease other office facilities, various equipment and automobiles under operating leases expiring in various years through 2005. Total lease expense related to these leases was $598,981, $534,235, and $425,654 in the years ended December 31, 2001, 2000 and 1999, respectively.

Capital Leases

     During 1996, the Company leased two manufacturing buildings under capital leases expiring in various years through 2011. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

     During 1998, the Company terminated the lease of one of its two manufacturing buildings in response to the filing of a judgement for nonpayment under the terms of the lease. The Company recognized a loss of $387,321 based upon the difference between the remaining lease obligation and the property relinquished.

     In July 2000, the Company entered into a new capital lease replacing the lease on its manufacturing facility terminated in 1998. Under the terms of the lease, the Company will make total payments of $1,602,221 through December 2010, at which time title to the property will be transferred to the
     Company. Management recognized this property and the corresponding capital lease obligation at the present value of the lease payments, which was $1,434,066 at the inception of the lease, using an imputed rate of 9% per annum.

The following is a summary of property held under capital leases:


                              Dec. 31, 2001      Dec. 31, 2000

 Buildings                  $ 2,527,326          $  2,527,326
 Land                           246,250               246,250
 Equipment                      264,490               264,490
                             ----------          ------------
       Sub Total              3,038,066             3,038,066

 Less: Accumulated Depreciation 680,776               529,286
                             ----------          ------------
 Total Property under
 Capital Leases             $ 2,357,290          $  2,508,780
                             ==========          ============

Minimum   future   lease  payments  under   capital   leases   and
noncancelable operating leases are as follows:

                                       Capital   Operating Leases
                                        Leases

     2002                           $  336,562     $    322,476
     2003                              333,654          251,661
     2004                              338,413           72,068
     2005                              352,066           16,500
     2006                              357,115              -
     Thereafter                      1,748,054              -
                                     ---------         ---------
     Total minimum lease payments    3,465,864     $    662,705
                                                       =========
     Less amounts representing       1,262,192
     interest                        ---------

     Present value of net minimum
         lease payments             $2,203,672
                                     =========


NOTE L- SUBORDINATED CONVERTIBLE DEBENTURES

     During 2001 the Company issued subordinated 4% convertible debentures totaling $8,255,659. Such convertible debentures were issued pursuant to Regulation D, and/or Section 4(2) and have a one-year mandatory maturity and are not saleable or convertible for a minimum of 90 days from issuance. A $2,063,915 expense was recognized upon issuance for the beneficial conversion feature of these debentures. As of December 31, 2001, all of the debentures totaling $10,655,659 were converted into 297,516,852 shares of common stock.

     During 2000 and 1999, the Company issued subordinated 4% convertible debentures totaling $12,250,000 and $33,150,000, respectively. Such convertible debentures were issued pursuant to Regulation S, Regulation D, and/or Section 4(2) and had a one-year mandatory maturity and were not saleable or convertible for a minimum of 45 to 90 days from issuance. At December 31, 2000 and 1999, the subordinated convertible debentures totaled $2,400,000 and $0, respectively. The debentures issued in 1999 and 2000 included beneficial conversion features providing a discount on the acquisition of common stock at discounts ranging from 12% to 22%.

NOTE M- STOCKHOLDERS' EQUITY

     Preferred Stock

     The Board of Directors of the Company may issue up to 500,000 shares of preferred stock in series, which would have rights as determined by the Board.

     During 1999, 400,000 shares of the preferred stock were authorized as "4% Cumulative Convertible Preferred Stock, Series F". 72,000 shares of this preferred stock were issued in 1999 and 452,000 shares were issued in 2000 and these shares include a beneficial conversion feature providing the preferred stockholder a discount of 25% upon conversion to the Company's common stock after 120 days. The total value of this beneficial conversion feature was $1,883,333 and was recognized as constructive dividends charged to additional paid in capital during the year ended December 31, 2000. During 2000, all shares of preferred stock were converted to common stock. In addition, a preferred stock dividend of $121,825 was distributed to preferred shareholders upon conversion.

     During 2001, shares of preferred stock were authorized as "4% Cumulative Convertible Preferred Stock" in the following series and with the following features:

                           Issued                     Number of Days
                          Shares at                        until
     Series Authorized     Dec. 31,    Conversion     Conversion to
             Shares          2001       Discount       Common Stock

      G      100,000        10,530        24%              60

      H      246,000         2,000        20%              75

      I        4,000         4,000         0%               0

      J       50,000           400        20%              30

     Series G, H and J include a beneficial conversion feature providing the preferred shareholder a discount upon conversion to the Company's common stock after a specified number of days. The value of this beneficial conversion feature is determined by reducing the market price of the Company's common stock by the discounted conversion price on the date of commitment. This discount is recognized as a discount assigned to the beneficial conversion feature of preferred stock and is amortized as constructive dividends to the preferred shareholders over the holding period using the effective interest method. The total valuation discount of this beneficial conversion feature on the preferred stock outstanding at December 31, 2001 was $1,962,632. Total amortization recognized as constructive dividends that were charged to Additional Paid in Capital in the year ended December 31, 2001 was $1,821,632.

     Common Stock

     In December 2001, we filed a Form S-8 that included 125 million shares. The Form S-8 allows us to issue freely tradable stock to non-executive employees under our Equity Compensation Plan and to certain consultants in lieu of paying them in cash.

     Common Stock Warrants

     During 2001, warrants ranging from $.015 to $.102 per share to purchase 65,641,400 shares of common stock were granted at exercise prices that were equal to or above the current quoted market price of the stock on the date issued. In 2000, warrants to purchase 5,941,998 shares were granted at exercise prices ranging from $.07 to $.25 per share. In connection with the granting of warrants, the Company recognized $17,420 and $324,897 of general and administrative expense in 2001 and 2000 respectively. Warrants to purchase 96,136,560 shares of common stock were exercisable at December 31, 2001. The per share exercise prices of these warrants are as follows:


                   Shares               Exercise
                                         Price
                   30,000               $.0150
                   36,400               $.0156
                   60,000               $.0208
                   60,000               $.0212
                   60,000               $.0301
                   60,000               $.0372
                   85,000               $.0382
               12,550,000               $.0500
               52,000,000               $.0525
                   20,000               $.0600
                  160,000               $.0700
                  500,000               $.0730
                   35,000               $.0800
                1,700,000               $.1000
                  200,000               $.1020
                   85,000               $.1030
                1,000,000               $.1250
               19,910,500               $.1290
                1,110,200               $.1300
                  600,000               $.1400
                  400,000               $.1440
                  125,000               $.1550
                  236,798               $.1600
                   10,000               $.2200
                2,326,700               $.2500
                   80,000               $.3300
                   50,000               $.3800
                    1,482               $.4500
                  350,000               $.5000
                  884,000              $1.0000
                  150,000              $1.4800
                1,025,000              $2.0000
                   71,000              $2.1250
                   69,480              $2.2500
                   25,000              $2.4100
                   20,000              $2.7500
                   25,000              $3.0000
                   25,000              $3.2000
               ----------
       Total   96,136,560
               ==========


     The fiscal years in which common stock warrants were granted and the various expiration dates by fiscal year are as follows:


Fiscal    Warrants            Warrants Expire during Fiscal Year
 Year      Granted    2002      2003       2004        2005        2006
1990     406,700          0    406,700          0           0             0
1991   1,251,482    351,482    900,000          0           0             0
1992           0          0          0          0           0             0
1993     131,000          0    131,000          0           0             0
1994     130,000     20,000     85,000     25,000           0             0
1995           0          0          0          0           0             0
1996     234,480          0    175,000     59,480           0             0
1997     944,000    944,000          0          0           0             0
1998   1,420,000          0  1,420,000          0           0             0
1999  20,035,500          0          0 20,035,500           0             0
2000   5,941,998          0          0              5,941,998             0
2001  65,641,400          0          0                      0    65,641,400
      __________  _________  _________ __________  ___________   ___________
      96,136,560  1,315,482  3,117,700 20,119,980   5,941,998    65,641,400
      ==========  =========  ========  ==========  ===========   ===========


     The following is a summary of the warrant transactions during 2001:

     Outstanding at beginning of period         31,378,160
     Granted during the twelve-month period     65,641,400
     Canceled during the twelve-month period      (883,000)
     Exercised during the twelve-month period         -
                                               ------------
     Outstanding and eligible for exercise at
        end of period                           96,136,560
                                               ============


The following is a summary of expenses recognized in connection with warrants granted or extended during 2001 and 2000:

                          2001                           2000
               Granted  Extended   Total      Granted   Extended      Total

Parent
 Company      $17,420   $  -     $ 17,420    $ 324,897  $   -      $  324,897
Subsidiaries:
  Diasense     55,199      -       55,199      230,178      -         230,178
  ViaCirQ     133,052      -      133,052    5,885,069  5,233,529  11,118,598
              -------   ------    -------    ---------  ---------  ----------
              188,251      -      188,251    6,115,247  5,233,529  11,348,776
              -------   ------    -------    ---------  ---------  ----------
Total        $205,671   $  -     $205,671   $6,440,144 $5,233,529 $11,673,673
              =======   ======   ========    =========  =========  ==========



     During 2001 and 2000, expenses recognized on warrants granted are included in the Statement of Operations as general and administrative expenses of $205,671 and $6,071,961, respectively and research and development expenses of $0 and $368,183, respectively.

     Warrant Extensions

     During 2001, the Company extended the exercise date of warrants to purchase 1,432,700 shares of common stock to certain officers, employees and consultants. The warrant shares were originally granted at exercise prices ranging from $.25 to $3.00, and were extended at the original grant price. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price.

     During 2000, the Company did not extend the exercise date of any warrants.

     During 1999, the Company extended the exercise date of warrants to purchase 540,962 shares of common stock to certain officers, employees and consultants. The warrant shares were originally granted at exercise prices ranging from $.45 to $2.75, and were extended at the original grant price. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price.

     Diasense, Inc. Common Stock

     At December 31, 2001, warrants to purchase 10,635,013 shares of Diasense, Inc. common stock were exercisable. The per share exercise price is $.50 for 7,780,000 shares, $1.00 for 2,160,463 shares and $3.50 for 694,550 shares. The warrants expire at various dates through 2006. To the extent that all warrants were exercised, the Company's proportionate ownership would be diluted from 52% at December 31, 2001 to 36%.

     Diasense, Inc. Warrants

     During 2001, Diasense, Inc. granted warrants to purchase 500,000 shares of its common stock and extended the exercise date of warrants to purchase 1,205,750 shares of common stock to certain officers, directors, employees and consultants. A charge of $55,199 is included in general and administrative expenses for warrants granted during 2001. The extended warrants were originally granted at an exercise price ranging from $0.50 to $3.50 and extended at the same price. No expense was charged to operations since the estimated market price of the stock was less than the present value of the warrant exercise price.

     During 2000, Diasense, Inc. granted warrants to purchase 2,075,000 shares of its common stock and extended the exercise date of warrants to purchase 2,483,050 shares of common stock to certain officers, directors, employees and consultants. A charge of $230,178 is included in general and administrative expenses for warrants granted during 2000. The extended warrants were originally granted at an exercise price ranging from $1.00 to $3.50 and extended at the same price. No expense was charged to operations since the estimated market price of the stock was less than the present value of the warrant exercise price.

     Petrol Rem, Inc. Common Stock

     At December 31, 2001, warrants to purchase 6,490,000 shares of Petrol Rem common stock were exercisable. The per share exercise price is $.10 for 3,940,000 shares, $.50 for 2,350,000 shares and $1.00 for 200,000 shares. The warrants expire at various dates through 2006. To the extent that all the warrants were exercised, the Company's proportionate ownership would be diluted from 75% at December 31, 2001 to 57%.

     Petrol Rem Warrants

     During 2001, Petrol Rem, Inc. granted warrants to purchase 200,000 shares of its common stock to certain officers, directors, employees and consultants. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price. Petrol Rem did not extend the exercise dates of any warrants during 2001.

     During 2000, Petrol Rem, Inc. granted warrants to purchase 1,950,000 shares of its common stock to certain officers, directors, employees and consultants. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price. Petrol Rem did not extend the exercise dates of any warrants during 2000.

     ViaCirq, Inc. Common Stock

     At December 31, 2001, warrants to purchase 6,508,000 shares of ViaCirq common stock were exercisable. The per share exercise price is $.10 for 6,183,000 shares and $.50 for 20,000 shares, $1.00 for 285,000 shares, $2.00 for 5,000 shares and $3.00 for 15,000 shares. The warrants expire at various dates through 2006. To the extent that all the warrants were exercised, the Company's proportionate ownership would be diluted from 99% at December 31, 2001 to 70%.

     ViaCirq, Inc. Warrants

     During  2001,  ViaCirq,  Inc. granted  warrants  to  purchase
     25,000 shares of its common stock to certain officers, directors, employees and consultants. Charges of $133,052 are included in general and administrative expenses for the warrants granted during 2001. ViaCirq did not extend the exercise dates of any warrants during 2001.

     During 2000, ViaCirq, Inc. granted warrants to purchase 2,128,000 shares of its common stock and extended the exercise date of warrants to purchase 3,125,000 shares of common stock to certain officers, directors, employees and consultants. Charges of $5,516,886 and $368,183 are included in general and administrative expenses and research and development expenses, respectively, for the warrants granted during 2000. The extended warrants were originally granted at an exercise price ranging from $0.10 to $3.00 and extended at the same price. ViaCirq, Inc. recorded a $5,233,529 expense for these extended warrants.

NOTE N- INCOME TAXES

     As of December 31, 2001, the Company and its subsidiaries except Diasense Inc., Petrol Rem, Rapid HIV, and ICTI, have available approximately $157,400,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards are available, subject to limitations, to offset future taxable income, and expire in tax years 2002 through 2022. The Company also has research and development credit carryforwards available to offset federal income taxes of approximately $1,569,000, subject to limitations, expiring in tax years 2005 through 2021.

     As of September 30, 2001, the end of its fiscal year, Diasense, Inc. had available approximately $26,700,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2005 through 2021, are available, subject to limitations, to offset future taxable income. Diasense, Inc. also has research and development credit carryforwards available for federal income tax purposes of approximately $700,000, subject to limitations, expiring in the years 2005 through 2012.

     As of December 31, 2001, Petrol Rem had available approximately $17,600,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2008 through 2022, are available, subject to limitations, to offset future taxable income. Petrol Rem also has research and development credit carryforwards available for federal income tax purposes of approximately $15,000.

     As of December 31, 2001, Rapid HIV had available approximately $480,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire in the year 2022, are available, subject to limitations, to offset future taxable income.

     As of December 31, 2001, ICTI had available approximately $1,435,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2018 through 2020, are available, subject to limitations, to offset future taxable income.

     Certain  items  of  income  and  expense  are  recognized  in different periods for financial and income tax reporting purposes. In the year ended December 31, 1999, a warrant exercise adjustment of $50,625 was reported for tax purposes. The fair market value of warrant extentions have been recorded and expensed for financial statement purposes in the year ended December 31, 1999 in the amount of $6,092,562 and in the year ended December 31, 2000 of $11,118,598.

     The Company has not reflected any future income tax benefits for these temporary differences or for net operating loss and credit carryforwards because of the uncertainty as to realization. Accordingly, the adoption of FAS 109 had no effect on the financial statements of the Company.

     The following is a summary of the composition of the Company's deferred tax asset and associated valuation allowance at December 31, 2001, December 31, 2000 and December 31, 1999:


                                  Dec. 31,      Dec. 31,        Dec. 31,
                                    2001          2000            1999

       Net Operating Loss       $53,516,000    $ 45,050,000   $ 37,672,000
       Warrant Expense            8,593,191       8,593,191      4,812,686
       Tax Credit Carryforward    1,569,000       1,775,000      1,370,000
                                 ----------      ----------    -----------
                                 63,678,191      55,418,191     43,854,868
       Valuation Allowance      (63,678,191)    (55,418,191)   (43,854,868)
                                 ----------      ----------    -----------
       Net Deferred Tax Asset  $       -        $      -       $      -
                                 ==========      ==========    ===========


     The following is a summary of deferred tax benefit and the associated increase in the valuation allowance:


                                                  Increase in
                                    Deferred       Valuation
                                   Tax Benefit     Allowance      Net


     Year-ended December 31, 2001  $( 8,466,000)  $  8,466,000    $ 0
     Year-ended December 31, 2000  $(11,357,323)  $ 11,357,323    $ 0
     Year-ended December 31, 1999  $(11,718,671)  $ 11,718,671    $ 0
     From March 20, 1972 (inception)
     Through December 31, 2001     $(63,678,191)  $ 63,678,191    $ 0

     Intco, Inc., a subsidiary of Petrol Rem, files separate income tax returns. At December 31, 2001, the Company has included Intco's tax provision and related deferred and current taxes in the accompanying financial statements as follows:


                            Amount   Recorded As
                            ------   -----------
     Income tax provision     $120,882  Other income and expense-other taxes
     Deferred tax asset       $  8,115  Other assets
     Deferred tax liability   $ 25,009  Long-term liabilities-other
     Income taxes payable     $140,827  Accrued liabilities



NOTE O - RELATED PARTY TRANSACTIONS

     Research and Development Activities

     The Company is currently performing research and development activities related to the non-invasive glucose sensor (the Sensor) under a Research and Development Agreement with Diasense, Inc. If successfully developed, the Sensor will enable users to measure blood glucose levels without taking blood samples. Diasense, Inc. acquired the rights to the
     Sensor, including one United States patent from BICO for $2,000,000 on November 18, 1991. Such patent covers the process of measuring blood glucose levels non-invasively. Approval to market the Sensor is subject to federal regulations including the Food and Drug Administration (FDA). The Sensor is subject to clinical testing and regulatory approvals by the FDA. BICO is responsible for substantially all activities in connection with the development, clinical testing, FDA approval and manufacturing of the Sensor. As discussed in Note B,

     BICO finances its operations from the sales of stock and issuance of debt and was reimbursed for costs incurred under the terms and conditions of the Research and Development Agreement for the research and development of the Sensor by Diasense, Inc. If BICO were unable to perform under the Research and Development or Manufacturing Agreements,
     Diasense, Inc. would need to rely on other arrangements to develop and manufacture the Sensor or perform these efforts itself.

     BICO and Diasense, Inc. have entered into a series of agreements related to the development, manufacturing and marketing of the Sensor. BICO is to develop the Sensor and carry out all steps necessary to bring the Sensor to market including 1) developing and fabricating the prototypes necessary for clinical testing; 2) performing the clinical investigations leading to FDA approval for marketing; 3) submitting all applications to the FDA for marketing approval; and 4) developing a manufacturable and marketable product. Diasense, Inc. is to conduct the marketing of the
     Sensor.   The  following  is  a  brief  description  of   the
     agreements:

     Manufacturing Agreement

     The manufacturing agreement between BICO and Diasense, Inc. was entered into on January 20, 1992. BICO is to act as the exclusive manufacturer of production units of the Sensor upon the completion of the Research and Development Agreement and sell the units to Diasense, Inc. at a price determined by the agreement. The term of the agreement is fifteen years.

     Research and Development Agreement

     Under a January 1992 agreement between BICO and Diasense, Inc., beginning in April 1992, BICO received $100,000 per month, plus all direct costs for the research and development activities of the Sensor. This agreement replaced a previous agreement dated May 14, 1991. The term of the new agreement is fifteen years. In July 1995, BICO and Diasense, Inc. agreed to suspend billings, accruals of amounts due and payments pursuant to the research and development agreement pending the FDA's review of the Sensor.

     Purchase Agreement

     In November 1991, BICO entered into a Purchase Agreement with Diasense, Inc. under which Diasense, Inc. acquired BICO's rights to the Sensor for a cash payment of $2,000,000. This agreement permits BICO to use Sensor technology for the manufacture and sale by BICO of a proposed implantable closed loop system. BICO will pay Diasense, Inc. a royalty equal to five percent of the net sales of such implantable closed loop system.

     Real Estate Activities

     Four of the Company's Executives and/or Directors are members of an eight-member partnership that in July 1990 purchased the Company's real estate in Indiana, Pennsylvania, and each personally guaranteed the payment of lease obligations to the bank providing the funding. For their personal guarantees, the four individuals each received warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1995. Those warrants still outstanding as of the original expiration date were extended until June 29, 2001. In 1999, after all operations were relocated from this site, the property was offered for sale. The property was sold in October 2000 and the lease was terminated.

     Amounts due from Officers

     On April 28, 1999, Fred E. Cooper, CEO and Director, consolidated various outstanding obligations into a term loan totaling $777,400 payable in monthly installments of $9,427 with a final balloon payment on May 31, 2002. Interest on this loan is accrued at a rate of 8% per annum.

     Total amounts due from Mr. Cooper at December 31, 2001 and December 31, 2000, include balances of $671,338 and $715,963, respectively, on the term loan discussed above plus accrued interest of $6,683 and $9,163, respectively.

     On April 28, 1999, Glenn Keeling, a Director, consolidated various outstanding obligations into a term loan totaling $296,358 payable in monthly installments of $4,184 with a final balloon payment on May 1, 2002. Interest on this loan is accrued at a rate of 8% per annum.

     Total amounts due from Mr. Keeling at December 31, 2001 and December 31, 2000, include balances of $146,332 and $237,737, respectively, on the term loan discussed above plus accrued interest of $3,829 and $3,668, respectively.

     On April 28, 1999, T.J. Feola, COO and Director, consolidated various outstanding obligations into a term loan totaling $259,477 payable in monthly installments of $3,676 with a final balloon payment on May 31, 2002. Interest on this loan is accrued at a rate of 8% per annum.

     Total amounts due from Mr. Feola at December 31, 2001 and December 31, 2000 include balances of $195,623 and $221,308, respectively, on the term loan discussed above plus accrued interest of $1,947 and $631, respectively.

     As of December 31, 2001 and 2000 the Company had a note receivable from Allegheny Food Services, Inc. of which Joseph Kondisko, a former director, is principal owner. The loan, which bears interest at a rate of 9.25%, is payable upon demand. The outstanding balance on this loan was $24,394 at December 31, 2001 and $87,706 at December 31, 2000.

     During 1999 the Company made various demand loans totaling $150,000 to B-A-Champ.com, Inc., a company substantially owned by Fred E. Cooper, CEO. As of December 31, 1999, these loans had been repaid to a balance of $50,000 with an accrued interest of $3,006. As of December 31, 1999, the Company owned approximately 6.5% of the outstanding stock of B-A-Champ.com, Inc. In 2000, the Company provided additional funding of $400,000 in exchange for additional shares of B-A-Champ.com, Inc. In addition, the Company converted a note receivable of $50,000 from B-A-Champ.com, Inc. plus accrued interest of $5,256 to common stock. As a result of these additional investments, the Company owned 51% of the outstanding stock of B-A-Champ.com, Inc. as of December 31, 2001 and 2000 and included B-A-Champ.com, Inc. as a consolidated subsidiary in the December 31, 2001 and 2000 financial statements. As of December 31, 2000, Fred E. Cooper, Chief Executive Officer of the Company, owned approximately 30% of the outstanding common stock of B-A-Champ.com, Inc. In 2001, Mr. Cooper gave his shares of B-A-Champ.com, Inc. to BICO. As of December 31, 2001, BICO owns 99.8% of B-A-Champ.com, Inc.

     In  April  2001,  the  Company loaned $70,000  to  Pascal  M.
     Nardelli, President and CEO of Petrol Rem, Inc. In August 2001, this demand note and accrued interest of $2,110 were paid in full.

     In May 2001, the Company loaned $110,000 to Anthony J. Delvicario, president of the Company's unconsolidated subsidiary, American Inter-Metallics, Inc., and a member of Diasense's board of directors. The original demand note was secured by 110,000 shares of American Inter-Metallics, Inc. common stock and bore interest at prime rate plus two percent. In November 2001, the note was converted into a new note for $114,000 to reflect accrued interest, payable in monthly installments of $5,000. The note is secured by an unconditional guaranty by American Inter-Metallics and all of American Inter-Metallics' assets, including all of its equipment.

     Employment Contracts

     The Company has employment contracts with change in control provisions with four officers. In the event of a change in control in the Company and termination of employment, continuation of annual salaries at 100% decreasing to 25% are payable in addition to the issuing of shares of common stock as defined in the contracts. The contracts also provide for severance, disability benefits and issuances of BICO common stock under certain circumstances.

     Consulting

     In 2000, Thomas F. Feola, was engaged as an outside consultant to assist with the identification and evaluation of environmental companies for potential acquisitions, mergers or strategic alliances. Thomas F. Feola is the brother of Anthony J. Feola, COO and a director. The Company paid Thomas Feola $64,000 in 2000 and $56,000 in 2001 for these services which were terminated in August 2001.

NOTE P- COMMITMENTS AND CONTINGENCIES

     Litigation

     On April 30, 1996, a class action lawsuit was filed against the Company, Diasense, Inc., and individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology, et al., was certified as a class action in the U.S. District Court for the Western District of Pennsylvania. The suit alleged misleading disclosures in connection with the Noninvasive Glucose Sensor and other related activities, which the Company denies. Without agreeing to the alleged charges or acknowledging any liability or wrongdoing, the Company agreed to settle the lawsuit for a total amount of $3,450,000. As of December 31, 2001, $3,250,000 has been paid toward the settlement. During the third quarter of 2001, the parties agreed to extend the payments on the remaining balance. The remaining balance of $425,000 is included in accrued liabilities, including $225,000 for extending the due dates, and was due in the fourth quarter of 2001. Due to cashflow problems, the final payment was not made in 2001. Payment is necessary in order to satisfy the terms of the settlement. Although it is not known whether the class action plaintiffs have been formally notified of the settlement, or if they have accepted its terms, the Company believes that the existing settlement will end this matter.

     Pennsylvania Securities Commission

     The Pennsylvania Securities Commission is conducting a private investigation of the Company and its subsidiary, Diasense, Inc., in connection with the sale of securities. The Companies have cooperated with and provided information to the Pennsylvania Securities Commission in connection with the private investigation. As the Commission's investigation is not yet complete, there can be no estimate or evaluation of the likelihood of an unfavorable outcome in this matter or the range of possible loss, if any.

     Additional Legal Proceedings

     In April 1998, the Company and its affiliates were served with subpoenas requesting documents in connection with an investigation by the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania. The Company continues to submit various scientific, financial and contractual documents in response to such requests.

NOTE Q- EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan with 401(k) provisions, which covers all employees meeting certain age and period of service requirements. Employer contributions are discretionary as determined by the Board of Directors. There have been no employer contributions to the plan from inception through December 31, 2001.

NOTE R - STOCK ACQUISITIONS

     ICTI, Inc.

     Effective March 4, 1998, pursuant to a Stock Purchase Agreement dated February 20, 1998, the Company acquired 58.4% of International Chemical Technologies, Inc. (ICTI) a development stage corporation. ICTI commenced operations in May 1997 and planned to engage in the business of manufacturing and marketing, and licensing rights with respect to certain corrosion/wear-resistant metal alloy coating compositions.

     Consideration for the purchase of the 58.4% interest in ICTI included a cash payment of $1,030,000; a promissory note for $3,350,000 at 8%; 2,000,000 shares of BICO common stock (fair market value of $250,000), a warrant to purchase 1,000,000 shares of BICO stock for $2 per share anytime through March 4, 2003; and the guarantee by BICO of a promissory note for $1,300,000 payable by ICTI to the seller.

     The Company recognized $5,310,501 of goodwill in connection with the ICTI Stock Purchase Agreement. For purposes of amortizing this goodwill, management had determined a useful life of 5 years. Accumulated amortization on this goodwill was $887,080 at December 31, 1998. Based upon a reevaluation of this goodwill, the remaining balance of $4,423,421 was included in an impairment charge recognized in 1999. Management's reevaluation was reached due to failure of the investment to perform as anticipated and the decision that future cash flow was unlikely. For these same reasons an impairment charge of $637,530 was recorded to write off associated plant and equipment.

     B-A-Champ.com

     Effective August 1, 2000, the Company acquired an additional 44.5% of B-A-Champ.com, Inc., a development stage corporation. This additional investment increased the Company's ownership of B-A-Champ.com, Inc. to 51%. B-A-Champ.com, Inc. commenced operations in 1999 and plans to engage in various internet promotional activities.

     Consideration for the purchase of the additional 44.5% interest in B-A-Champ.com, Inc. included a cash payment of $400,000 and the conversion of a $50,000 note receivable from B-A-Champ.com, Inc. plus accrued interest of $5,256 into common stock.

     The Company recognized $259,964 of goodwill in connection with the acquisition of B-A-Champ.com, Inc. For purposes of amortizing this goodwill, management has determined a useful life of 5 years. Accumulated amortization on this goodwill was $73,657 at December 31, 2001.

     In 2001, most of the minority owners of B-A-Champ.com, Inc. gave their shares to BICO increasing BICO's ownership to 99.8%.

     INTCO, Inc.

     Pursuant to a Stock Purchase Agreement dated November 1, 2000, Petrol Rem, Inc. acquired 51% of INTCO, Inc. INTCO, Inc. was incorporated on February 5, 1981 and engages in oil-spill cleanup and the treatment of oil wells and also charters out self-propelled barges for maintenance work.

     Consideration for the purchase of 51% on INTCO, Inc. included a cash payment of $250,000 and a promissory note for $1 million. This promissory note was fully paid as of December 31, 2001.

     The Company recognized $310,567 of goodwill in connection with the INTCO Stock Purchase Agreement. For purposes of amortizing this goodwill, management has determined a useful life of 5 years. Accumulated amortization on this goodwill was $72,465 at December 31, 2001.

     Tireless, LLC

     In October 2000, Petrol Rem, Inc. and Universal Scrap Tire Company, LLC (an unaffiliated company) formed a joint venture called Tireless, LLC (Tireless) with Petrol Rem, Inc. and Universal Scrap Tire Company, LLC owning 51% and 49%, respectively. Tireless is engaged in the acquisition, shredding and disposal of tires and tire parts.

     Consideration for the 51% ownership in Tireless included an agreement by Petrol Rem to provide working capital funding of $455,000 to Tireless. As of December 31, 2001, Petrol Rem had invested $455,000 in Tireless and made loans to Tireless totaling $381,160 to fund its operating and capital needs.

     Petrol Rem recognized $164,611 of goodwill in connection with the investment in Tireless. For purposes of amortizing this goodwill, management has determined a useful life of 5 years. Accumulated amortization on this goodwill was $52,145 as of December 31, 2001.


 NOTE S -  SUBSEQUENT  EVENTS  TO DECEMBER 31,  2001  CONSOLIDATED
           FINANCIAL STATEMENTS

     Preferred Stock

     During   January   and  February  2002,  we  issued   570,000
     additional shares of our Series J preferred stock.

     In February 2002, we accepted a $25 million funding commitment from J.P. Carey Asset Management. The initial funding will be through their purchase of $7.5 million of our Series K preferred stock after our registration statement covering the 620 million shares needed to cover the Series K conversions is declared effective by the Securities and Exchange Commission.

     Common Stock

     During the first quarter 2002, we issued approximately 101.25 million shares of our common stock from the Form S-8.

     Bridge Loan

     In March 2002, we obtained a $4 million bridge loan commitment to help us meet our cash flow needs until the registration statement covering the common stock underlying our preferred stock is declared effective and we begin receiving funding from our $25 million commitment from J.P. Carey Asset Management discussed above. The bridge loan is repayable in one year. $ 1 million of the $4 million commitment had been placed in escrow as of March 29, 2002. These funds will be released from escrow upon the filing of the Company's registration statement. This $1 million loan was collateralized by all equipment and other property of the Company.

     Planned Subsidiary Disposition

     In the first quarter 2002 the Company's Board of Directors directed Management to pursue the disposition of two consolidated subsidiaries, Ceramic Coatings Technologies, Inc., and B-A-Champ.com (dba True Points.com). In 2001, these two subsidiaries had losses of $(962,000) and
     $(1,226,313) respectively, which were included in the consolidated results of operations of the Company.

     Clinical Trials

     The clinical trials, which were being performed on the Company's noninvasive glucose sensor were discontinued during the first quarter of 2002 so that efforts could be directed toward the development of a new generation device. The clinical trials for the new device are being planned but will be deferred until Management determines that adequate funding is available. Total costs incurred during 2001 for the clinical trials were approximately $1,900,000.

NOTE T - FIRST SIX MONTHS 2002 NOTES RECEIVABLE (UNAUDITED)

     In June 2002, Ceramic Coating Technologies, Inc. (CCTI), a 98% owned subsidiary, sold substantially all of its assets for a total sales price of $502,250 consisting of two promissory notes. The first note for $227,053 is due on or before October 31, 2002 with no interest. Under the terms of the Asset Purchase Agreement the buyer will receive credit for the buyer's direct payment of CCTI obligations, including accounts payable and accrued payroll, which existed on March 31, 2002. The second note for the $275,197 is payable over a five year period with interest at six percent per annum.
     This note is collateralized by the equipment sold in the Asset Purchase Agreement and is payable in payments equal to two percent of the buyer's net sales beginning with the first quarter 2003 through the fourth quarter 2007. Under agreement between the buyer and CCTI the terms of the Asset Purchase Agreement were made effective as of April 1, 2002.

     In May 2002, the Company sold 2,366 shares of Series K preferred stock to J.P. Carey Asset Management under a commitment from J. P. Carey Asset Management to purchase these securities. In exchange for these shares of preferred stock, J. P. Carey Asset Management issued a promissory note for $1,183,000. The note bears interest at 8% per annum beginning 10 months after the date of the note. At June 30, 2002, the remaining balance on this note was $139,000.

     Under the terms of a line of credit agreement, Petrol Rem, a 75% owned subsidiary, has loaned $3,150,405 to Practical Environmental Solutions (Practical), a company that treats sludge and disposes of it in accordance with state and federal environmental laws. As discussed in NOTE C to the December 31, 2001 financial statements the note was classified as a noncurrent asset because the management of Petrol Rem was considering converting all or part of this note into a controlling equity interest in Practical with the balance of the note converted to a term loan. The loan is currently past its due date of May 31, 2002 and is due upon demand. Practical is currently not able to conduct a significant portion of its operations because the landfill which is necessary for the disposal of its processed biosolids has been temporarily prohibited from accepting these processed biosolids under direction of the Department of Environmental Protection. Unless these discontinued operations can be restored, Practical may be unable to fully meet its obligations under the line of credit agreement even if the note is converted to a term loan after the conversion of a portion of the amount owed into an equity interest by Petrol Rem. Due to the uncertainty of Practical's ability to resolve this issue, the collectibility of this loan is in jeopardy. Therefore, an unusual item of $3,248,334 has been recorded reducing the carrying value of the note receivable and the corresponding accrued interest to the fair value of the underlying collateral, which is estimated at approximately $200,000.

NOTE U - FIRST SIX MONTHS 2002 PREPAID EXPENSES (UNAUDITED)

     On March 28, 2002, the Company issued 100 million shares of common stock to an individual in payment for consulting services to be provided over a twelve-month period. The total value of the stock on the date of issue was $1,860,000. This amount was recorded as a prepaid expense at March 31, 2002 and will be expensed at $155,000 per month beginning in April 2002.

NOTE V - FIRST SIX MONTHS 2002 INVESTMENTS (UNAUDITED)

     Our investments in unconsolidated subsidiaries are being reported on the equity basis and differences between the investment and the underlying net assets of the unconsolidated subsidiaries were being amortized as goodwill over a 5-year period during prior years. However, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" became effective for the Company's financial statements as of January 1, 2002 and, under this provision, goodwill is no longer amortized but is evaluated for impairment at least annually. Due to the history of negative cashflow and the uncertainty of the Company's ability to recover the carrying amount of the investment in American Inter-Metallics, Inc., an impairment loss of $712,500 was recognized in the quarter ended March 31, 2002. Also in the quarter ended March 31, 2002, the goodwill associated with Insight Data Link.com, Inc. was evaluated and management determined that an impairment loss of $41,629 should be recognized. No impairment of the goodwill related to MicroIslet or Diabecore was deemed necessary.

     Diasense's ownership percentage as of March 31, 2002 in MicroIslet, Inc. was 20.21%. When MicroIslet raised additional capital through the sale of stock during the first quarter of fiscal year 2002, the Company was issued additional shares in order to maintain an ownership percentage of 20.21%. As a result of this transaction, Diasense's share of the underlying net assets of MicroIslet increased by $179,364 with a corresponding decrease in goodwill. In April 2002, MicroIslet participated in a merger with ALD Services, Inc., a publicly traded company also known as ALDI. In connection with the merger, Diasense, along with the other MicroIslet shareholders, consented to a forward stock split of MicroIslet stock where each common stockholder received 3.1255 shares of MicroIslet common stock for every one share owned. As a result, Diasense received 3,465,451 shares of MicroIslet common stock. All the common stockholders maintained their same percentage ownership. Diasense, along with the other MicroIslet stockholders, also approved a merger with ALDI. As a result of the merger, each MicroIslet common stockholder - including Diasense - received one share of ALDI stock for each share of MicroIslet stock owned. After the merger, Diasense owned approximately 15.3% of restricted ALDI stock. In May 2002, ALDI changed its name to MicroIslet, Inc. and its trading symbol to MIIS.OB. Because Diasense's ownership percentage is now below 20% and because the Company is not represented on the board of directors of MicroIslet, this investment is reported on the cost basis at June 30, 2002 and no longer reported under the equity method. Also, the investment balance of $786,874 is no longer classified as an investment in an unconsolidated subsidiary as of June 30, 2002. This change in reporting method and classification had no effect on the carrying value of the investment.

     The Company's investment in the underlying assets and the unamortized goodwill of each unconsolidated subsidiary as of June 30, 2002 and December 31, 2001 are as follows:

                 Investment in
Unconsolidated     Underlying          Unamortized
  Subsidiary       Net Assets           Goodwill             Total

                June 30,  Dec. 31,  June 30,   Dec. 31,  June 30,  Dec. 31,
                  2002      2001     2002        2001      2002      2001
American Inter-
Metallics, Inc. $   -     $318,200  $   -      $394,300  $   -      $712,500

Insight Data
Link.com          19,771    22,876      -        41,629    19,771     64,505

MicroIslet, Inc.    -      130,477      -       786,874      -       917,351

Diabecore
Medical, Inc.    149,340   158,935   556,552    556,552   705,892    715,487
                 -------   -------   -------  ---------   -------  ---------
Total           $169,111  $630,488  $556,552 $1,779,355  $725,663 $2,409,843
                 =======   =======   =======  =========   =======  =========



NOTE W - FIRST SIX MONTHS 2002 INTANGIBLE ASSETS - MARKETING
         RIGHTS (UNAUDITED)

     Because of the uncertainty of the Company's ability to recover the value of the intangible asset recognized for the Marketing rights at March 31, 2002, an impairment charge was recorded to reduce the intangible asset to $5,600,000, which is the balance of the obligations due under that agreement. In May 2002, the Company lost its exclusive marketing rights because the Company was unable to make the payments required. The intangible asset and corresponding note payable of $5,600,000 were eliminated as a result. The Company is still marketing the Rapid HIV tests, but no additional payments are due.

     The marketing rights were being amortized as an intangible asset over the ten-year minimum term of the marketing agreement.
     Amortization of $175,000 was recognized during 2002 prior to the loss of the exclusive marketing rights.

NOTE X - FIRST SIX MONTHS 2002 NOTES PAYABLE (UNAUDITED)

     The Company received proceeds from two promissory notes in April 2002. One loan for $1,000,000 is payable on March 28, 2003 with interest of 22%. This loan is collateralized by all of our equipment. A payment of $82,000 plus interest of $18,000 was made in June 2002. A second loan for $230,000 is payable in a single installment on June 19, 2003 with interest of 22%.

     As of June 30, 2002, INTCO has borrowed $249,130 under a line of credit agreement established with a bank in Louisiana in 2002. This line of credit is secured by the assets of INTCO.

     In April 2002, the Company agreed to pay an outstanding obligation of $68,243 to American Express under twelve equal monthly installments of $6,189, including interest at 15.9% per annum. This obligation is secured by the assets of BICO. At June 30, 2002, the outstanding note payable under this agreement was $51,575.

     As discussed in Note W, the note payable of $5,600,000 was eliminated in connection with the Company's loss of its exclusive marketing rights for certain rapid HIV tests.

     In May 2002, BICO and its subsidiary Petrol Rem, Inc., executed a demand note in favor of INTCO, Inc. (a subsidiary of Petrol
     Rem). The note is for $286,457 and bears interest at a rate of 13% per annum. The note consolidated various amounts previously advanced by INTCO to either BICO or Petrol Rem or incurred by INTCO on behalf of either BICO or Petrol Rem and is collateralized by a security interest in Petrol Rem's shares of stock in INTCO. In June 2002, demand was made by INTCO and INTCO's minority shareholder for repayment of the loan for $286,457 plus accrued interest and for repayment of the balance ($374,134) of the note payable by BICO and Petrol Rem to INTCO's minority shareholder. In July 2002, legal action was commenced by INTCO's minority shareholder to obtain a judgment. A $100,000 payment was made in August 2002 toward the settlement of this issue. Since both of these obligations are collateralized by Petrol Rem's 51% ownership in INTCO, it is possible that Petrol Rem may forfeit its ownership in INTCO as part of a settlement of these obligations.

NOTE Y - FIRST SIX MONTHS 2002 LEASE OBLIGATIONS (UNAUDITED)

     Although the Company and its subsidiaries are in arrears on their various operating leases for certain production facilities and office space, to date, none of the landlords on these operating leases has exercised their rights to accelerate payment of remaining lease obligations.

     The Company is in default on its payment obligations under two capital leases for two manufacturing buildings. Although an eviction notice was received on each of the buildings in August 2002, the Company still occupies the building and operations are continuing. Management is attempting to negotiate settlement terms to remedy its past due obligations and restore the leases to current status. If an acceptable resolution cannot be reached with the property owners, the Company will need to find an alternative facility to continue its manufacturing activities. A summary of the property held under these capital leases is included in Note K to the Company's consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

NOTE Z - FIRST QUARTER 2002 SHAREHOLDERS' EQUITY (UNAUDITED)

     Preferred Stock

     During 2001, shares of preferred stock were authorized as "4% Cumulative Convertible Preferred Stock" in series G, H, I, J and
     K. The preferred stock transactions for each series during the six months ended June 30, 2002 are summarized below:

                                                                Shares
                           Shares         Shares     Shares    Outstanding
             Authorized    Issued         Issued     Converted at June 30,
     Series  Shares        at Dec. 31,    in 2002    in 2002     2002

      G      100,000       10,530               0      1,507      9,023
      H      246,000        2,000               0          0      2,000
      I        4,000        4,000               0      1,649      2,351
      J       50,000          400             950         99      1,251
      K      100,000            0           2,366      2,366          0
             -------       ------         -------      -----     ------
     Total   500,000       16,930           3,316      5,621     14,625
             =======       ======         =======      =====     ======

     Series G, H, J and K include a beneficial conversion feature providing the preferred stockholder a discount of between 10% and 24%, depending upon the series, upon conversion to the Company's common stock after a required holding period. The value of this beneficial conversion feature is determined by reducing the market price of the Company's common stock by the discounted conversion price on the date of commitment. This discount is recognized as a discount assigned to the beneficial conversion feature of preferred stock and is amortized as constructive dividends to the preferred shareholders over the holding period using the effective interest method. The total valuation discount of this beneficial conversion feature on the preferred stock issued during the six months ending June 30, 2002 was $250,194. Total amortization of the discount, including amortization of amounts related to preferred shares issued in 2001 that were not fully amortized at December 31, 2001, was $391,194 and this amount is recognized as a constructive dividend charged to additional paid in capital at June 30, 2002.

     In 2001, the Company issued 4,000 shares of convertible preferred stock in connection with a settlement agreement for obligations incurred in 1998 when the Company purchased its interest in ICTI, Inc. The settlement documents provide that, if the value of the common stock available from the conversion of the preferred stock on the date the registration statement on this stock became effective was less than $2 million then the difference would be subject to a note payable over a 36 month period at 10% interest. As of the effective date of the registration the total shares available for conversion had a market value of $1,333,750.

     Common Stock

     The Company filed a Form S-8 in December 2001 that included 125 million shares. The Form S-8 allowed the Company to issue freely tradable stock to non-executive employees under the Employees' Equity Compensation plan and to certain consultants in lieu of paying them in cash. As of June 30, 2002, 125 million shares of common stock had been issued from that Form S-8. Two additional Form S-8s were filed in March 2002 that included shares for consultants. One Form S-8 registered 100 million shares for a consultant. The other Form S-8 included stock for a consultant to obtain upon a warrant exercise. The consultant did exercise $770,000 in warrants and he was issued 110 million shares of common stock in April 2002.

     The Company issued 630,378,041 shares of common stock upon conversion of 5,621 shares of preferred stock during the six months ended June 30, 2002. In addition, 11,846,626 shares of common stock were issued in payment of interest accrued on Series G preferred stock.

     In May 2002, the Company registered 1,210,000,000 shares of common stock on Form S-1 on behalf of the selling shareholders. These shares are issuable upon conversion of preferred stock.


     Additional  Paid-In  Capital / Discount on  Issuance  of  Common
     Stock

     Additional paid-in capital decreased from $10,887,152 at December 31, 2001 to ($79,558,290) at June 30, 2002. The
     deficit balance at June 30, 2002 is classified as "discount on issuance of common stock" and it represents the effect of issuing common stock at prices less than the par value of $0.10 per share.


NOTE AA - FIRST SIX MONTHS 2002 UNUSUAL ITEMS (UNAUDITED)

     It is the Company's policy to record an inventory valuation allowance against finished goods and raw materials for products for which a market has not yet been established. During the six months ended June 30, 2002, Petrol Rem sold inventory for which an inventory allowance had previously been established. Therefore, the Company reduced its inventory valuation allowance and recorded an unusual gain for the recovery of inventory valuation allowance of $170,077.

     As discussed in Note T, an unusual loss of $3,248,334 has been recorded to reduce the carrying value of the note receivable from Practical Environmental Solutions, Inc. and the corresponding accrued interest to the estimated fair value of the underlying collateral.

NOTE BB - FIRST SIX MONTHS 2002 IMPAIRMENT (UNAUDITED)

     In June 2001, the FASB issued statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." SFAS 142 addresses financial accounting and reporting for goodwill and other intangible assets. Under this provision, goodwill and certain intangible assets will no longer be amortized but will be evaluated for impairment at least annually. The provisions of this statement became effective for the Company's fiscal year beginning January 1, 2002. Based on the Company's evaluation, an impairment charge  of  $1,118,517  was recognized  related  to  goodwill associated with investments in Insight Data Link, American Intermetallics (see Note V), Tireless and B-A Champ. In addition, the value of the intangible asset representing the Company's exclusive marketing rights for certain rapid HIV tests was evaluated during the quarter. Because of the uncertainty of the Company's ability to recover the full carrying value of the marketing rights, an impairment charge of $1,091,398 was recorded to reduce the intangible asset to its estimated net realizable value.

NOTE CC - FIRST SIX MONTHS 2002 LEGAL PROCEEDINGS (UNAUDITED)

     During April 1998, the Company and its affiliates were served with subpoenas requesting documents in connection with an investigation by the U.S. Attorneys' office for the District Court for the Western District of Pennsylvania. Subsequent to June 30, 2002, this investigation was concluded with no charges against BICO or its subsidiaries.

     On April 30, 1996, a class action lawsuit was filed against the Company, Diasense, Inc., and individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology,et al., was certified as a class action in the U.S. District Court for the Western District of Pennsylvania. The suit alleged misleading disclosures in connection with the Noninvasive Glucose Sensor and other related activities, which the company denies. Without agreeing to the alleged charges or acknowledging any liability or wrongdoing, the company agreed to settle the lawsuit for a total amount of $3,450,000. As of December 31, 2001, the Company owed $425,000 for this settlement. In May 2002, the parties agreed to extend the payments on the remaining balance plus a forbearance fee of $25,000. Payments totaling $200,000 were made in the six months ended June 30, 2002. The remaining balance of $250,000 at June 30, 2002 is due by August 30, 2002. Subsequent to June 30, 2002, the Company made payments of $200,000 in July and August 2002. Payment is necessary in order to satisfy the terms of the settlement. The class action lawsuit has been settled, subject to court approval on September 3, 2002. If the court approves the settlement and our final payment of $50,000 is made, the Company believes this will end this matter.

NOTE DD - FIRST SIX MONTHS 2002 DISPOSITION OF ASSETS (UNAUDITED)

     In the first quarter of 2002, the Company began pursuing the disposition of two consolidated subsidiaries, Ceramic Coating Technologies, Inc. and TruePoints.com - which was formerly B-A-Champ. TruePoints operations were closed in April 2002. Certain assets of TruePoints were sold for a net loss of $44,556. In June 2002, Ceramic Coating Technologies, Inc.
     (CCTI), a 98% owned subsidiary, sold substantially all of its assets for a total sales price of $502,250 as described in Note T. The net gain on the disposition of CCTI assets was $687.

     In April 2002, the inventory, equipment and intellectual property of International Chemical Technologies, Inc. (ICTI) were sold for $18,000 and the lease on the ICTI facility was terminated. These assets had been fully reserved in prior years and the sale resulted in a gain on disposal of $18,000.


NOTE EE - FIRST SIX MONTHS 2002 CLINICAL TRIALS (UNAUDITED)

     The clinical trials which were being performed by the Company on the noninvasive glucose sensor were discontinued during the second quarter of 2002 so that efforts could be directed toward the development of a new generation device which will be less sensitive to noise factors in interpreting infrared spectroscopy and will be a more compact device. The clinical trials for the new device are being planned but will be deferred until management determines that adequate funding is available.


NOTE FF - SIGNIFICANT SUBSEQUENT EVENTS AFTER FIRST SIX MONTHS
          2002 (UNAUDITED)

     On July 5, 2002, the Company's stockholders approved an increase in the number of authorized shares of common stock from 4 billion to 8 billion shares.

     On July 29, 2002, the Company filed a registration statement for 3.9 billion shares. 900 million of those shares were registered for our series K preferred stock and the balance was registered on behalf of our preferred shareholders.

     On July 31, 2002, Diasense sold 1,000,000 shares of MicroIslet common stock to an individual for $500,000. The purchaser of the stock is not affiliated with the Company, its subsidiaries or any of its officers or directors. Diasense invested a total of $1,600,000 in MicroIslet since January 2002 to obtain a total of 3,465,451 shares. The investment balance was reduced to $786,874 to reflect Diasense's proportionate share of MicroIslet's losses since January 2000. In connection with the July 2002 sale of
     MicroIslet stock, the Company will recognize a gain of approximately $273,000 and the investment balance will be reduced by approximately $227,000. The $500,000 proceeds from the sale were used to reduce the Diasense payable to BICO.

     In July 2002, we entered into agreements with Fred Cooper, Anthony J. Feola and Glenn Keeling in connection with their resignations. Both Mssrs. Cooper and Feola resigned as both officers and directors of BICO, Diasense, and all of our affiliates. Mr. Keeling resigned as an officer and director of BICO and Diasense, but will continue as an officer and director of ViaCirq. All of them had employment agreements with us. All of the July 2002 agreements provided us with a right to offset their accrued and unpaid salaries against the balance of the loans they owed us. The July 2002 agreements released us from our obligations under their employment agreements, which included not only significant severance payments, but would have required us to issue them collectively a total of 12% of our outstanding common stock. We agreed to pay their health insurance for a year. We also agreed to pay Mr. Cooper as an outside consultant so he could transition the work he'd been doing, and facilitate completing financing transactions he was working on. Mr. Cooper will be paid $15,000 per month, inclusive of expenses under the agreement, which has a maximum term of one year and is terminable at any time with ten days notice.




No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this prospectus and you may not rely upon that information. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or operations since the date of this prospectus. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities offered in any jurisdiction in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
__________________________


TABLE OF CONTENTS             Page
                                                   BICO, INC.

Summary                       3
Risk Factors                  4                   Common Stock
Where You Can Find More
Information                   15
Prospectus Delivery
Requirements                  15
Use of Proceeds               15              ____________________
Dividend Policy               16
Capitalization                16               P R O S P E C T U S
Market Price for Common Stock 18              ____________________
Description of Securities     18
Selling Stockholders          21                  August 20, 2002
Plan of Distribution          24
Stock Eligible for Future
  Sale                        24
Management's Discussion and
Analysis                      26
Business                      37
Legal Proceedings             58
Directors and Executive
  Officers                    58
Certain Transactions          59
Executive Compensation        63
Security Ownership            69
Interests of named Experts
  and Counsel                 71
Experts                       71




                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

                 EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth our estimated expenses incurred in connection with the issuance and distribution of the securities described in the prospectus other than underwriting discounts and commissions:


Printing and  Copying      $  2,500
Legal Fees                   15,000
SEC Registration Fees           718
Accounting Fees               5,000
                           --------
Total                      $ 23,218
                           ========


                INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as set forth herein, we have no provisions for the indemnification of our officers, directors or control persons. Fred E. Cooper, Anthony J. Feola, Glenn Keeling had employment agreements, and Michael P. Thompson has an employment agreement which include indemnification provisions, which indemnify them to the extent permitted by law. BICO and its affiliates Diasense, Inc., Coraflex, Inc., Petrol Rem, Inc., ViaCirq, Inc. and Rapid HIV Detection Corp. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.
Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to believe that his conduct was unlawful, except that no indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under
the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions,
the registrant has been    informed that in the opinion of the
Commission such indemnification is against public policy as
expressed in    the 1933 Act and is therefore unenforceable.   In
the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                RECENT SALES OF UNREGISTERED SECURITIES

     BICO recently completed sales of unregistered securities as summarized below. Unless otherwise indicated, all offers and sales were made pursuant to the "private offering" exemption under Section 4(2) of the 1933 Act. Accordingly, because the shares sold constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act, stop-transfer instructions were given to the transfer agent, and the stock certificates evidencing the shares bear a restrictive legend.


     In August 1998, BICO sold convertible debentures pursuant to Regulation D; each debenture had mandatory conversion provisions and was convertible
beginning ninety days from purchase.   Proceeds of the sales were used to
continue to fund BICO's research and development projects and to provide working capital for BICO and its subsidiaries. Beginning in December
1999, BICO sold $5,650,000 of its Series F Convertible Preferred Stock, and $9,850,000 of its subordinated convertible debentures in private offerings. Both the preferred stock and the debentures have holding periods of ninety to one hundred twenty days prior to conversion and are convertible into common stock at prices that are discounted to the market price. Proceeds of the sales were used to continue to fund BICO's projects, and to provide working capital. In November 2001 through February 2002, BICO sold shares of its convertible preferred stock; the shares of common stock underlying that convertible preferred are being registered in connection with this registration statement on Form S-1.
The sales raised an aggregate of $6.465 million for BICO that were used to continue to fund BICO's projects and investments and to provide working capital, including salaries and other administrative expenses.

                        UNDERTAKINGS

The undersigned registrant hereby undertakes:

	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	     (i)    To include any prospectus required by
                    Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

	(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                         EXHIBIT TABLE

Exhibit					           Sequential Page No.

   3.1(4)   Articles of Incorp. as filed March 20, 1972...     N/A

   3.2(4)   Amendment to Articles filed May 8,1972......       N/A

   3.3(4)   Restated Articles filed June 19,1975.........      N/A

   3.4(4)   Amendment to Articles filed February 4,1980..      N/A

   3.5(4)   Amendment to Articles filed March 17,1981....      N/A

   3.6(4)   Amendment to Articles filed January 27,1982..      N/A

   3.7(4)   Amendment to Articles filed November 22,1982.      N/A

   3.8(4)   Amendment to Articles filed October 30,1985..      N/A

   3.9(4)   Amendment to Articles filed October 30,1986.       N/A

   3.10(4)  By-Laws......................................      N/A

   3.11(5)  Amendment to Articles filed December 28,1992.      N/A

   3.12(8)  Amendment to Articles filed February 7, 2000       N/A

   3.13(12) Amendment to Articles filed May 17, 2001           N/A

   3.14(14) Amendment to Articles filed November 30, 2001      N/A

   3.15(14)Certificate of Designation of Series G Preferred
            Stock                                              N/A

   3.16(14)Certificate of Designation of Series H Preferred
            Stock                                              N/A

   3.17(14)Certificate of Designation of Series I Preferred
            Stock                                              N/A

   3.18(14)Certificate of Designation of Series J Preferred
            Stock                                              N/A

   3.19(14)Certificate of Designation of Series K Preferred
            Stock                                              N/A

   3.20    Amendment to Articles filed July 10, 2002           78

   5.1     Legal Opinion of Sweeney & Associates P.C           80

   10.1(1)   Manufacturing Agreement......................     N/A

   10.2(1)   Research and Development Agreement...........     N/A

   10.3(1)   Termination Agreement........................     N/A

   10.4(1)   Purchase Agreement...........................     N/A

   10.5(2)   Sublicensing Agreement and Amendments........     N/A

   10.6(3)   Lease Agreement with 300 Indian Springs
              Partnership                                      N/A

   10.7(4)   Lease Agreement with Indiana County..........     N/A

   10.8(5)   First  Amendment to Purchase  Agreement dated
              December 8, 1992                                 N/A

   10.9(6)   Fred E. Cooper Employment Agreement  dated
              11/1/94                                          N/A

   10.10(6)  David L. Purdy Employment Agreement  dated
              11/1/94                                          N/A

   10.11(6)  Anthony J. Feola Employment Agreement  dated
              11/1/94                                          N/A

   10.12(6)  Glenn  Keeling  Employment  Agreement  dated
              11/1/94                                          N/A

   10.13(9)  David L. Purdy resignation as a director letter
              dated 6/1/00                                     N/A

   10.14(11) Michael P. Thompson Employment Agreement dated
              August 16, 2000                                  N/A

   10.14(13) Marketing Agreement by and between BICO,
               Rapid HIV Detection Corp., GAIFAR and
               Dr. Heinrich Repke                              N/A

   10.15(13) Contract between Biocontrol Technology and
               U.S. Army Assistance                            N/A

   10.16     Agreement with Fred E. Cooper dated July
             25, 2002                                          82

   10.17     Agreement with Anthony J. Feola dated
             July 25, 2002                                     85

   10.18     Agreement with Glenn Keeling dated July
             25, 2002                                          88

     16.1(7) Disclosure and Letter Regarding  Change in
               Certifying Accountants dated 1/25/95            N/A

    16.2(10) Disclosure and Letter Regarding Change
               in Certifying Accountants dated August 24, 2000 N/A

    24.1     Consents of Goff Backa Alfera & Company LLC,
               Independent Certified Public Accountants        91

    24.2     Consent of Counsel Included in Exhibit 5.1 above  79

    25.1     Power of Attorney of Michael P. Thompson          77
              (included under "Signatures")

   (1) Incorporated by reference from Exhibit with this title filed with the Company's Form 10-K for the year ended December 31, 1991

   (2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

   (3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

   (4) Incorporated by reference from Exhibits with this title to Registration Statement on Form S-1 filed on December 1, 1992

   (5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1 filed on February 8, 1993

   (6) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

   (7) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995

   (8) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1999

   (9) Incorporated by reference from Exhibit with this title to Form 8-K dated June 2, 2000

  (10) Incorporated by reference from Exhibit with this title to Form 8-K filed August 24, 2000

  (11) Incorporate by reference from Exhibit with this title to Form 10-K for the year ended December 31, 2000

  (12) Incorporated by reference from Exhibit with this title to Form S-1 filed July 9, 2001

  (13) Incorporated by reference from Exhibit with this title to Form 8-K/A filed October 15, 2001

  (14) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 2001

  (15) Incorporated by reference from Exhibit with this title to Form S-1 filed July 29, 2002



                                                      Exhibit 25.1
                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration Statement to be signed on its behalf by the undersigned on August 20, 2002.

                         BICO, INC.

                         By:  /s/ Michael P. Thompson
                              Michael P. Thompson, Interim CEO
                              (principal executive officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael P. thompson his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

     Signature                  Title                        Date

/s/Stan Cottrell              director                   August 20, 2002
Stan Cottrell

/s/Paul W. Stagg              director                   August 20, 2002
Paul W. Stagg



                                                                Exhibit 3.20

Microfilm Number __________   Filed with the Department of State on____________

Entity Number__________       ________________________________________________
                                     Secretary of the Commonwealth


             ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                            DSCB:15-1915 (Rev 90)


  In compliance with the requirements of 15 Pa.C.S. 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.  The name of the corporation is:     BICO, Inc.
                                   ________________________________________

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

      The Bourse, Building 2500
  (a) 2275 Swallow Hill Road           Pittsburgh  PA   15220      Allegheny
      ----------------------------------------------------------------------
      Number and Street                  City     State   Zip        County


  (b) c/o:__________________________________________________________________
      Name of Commercial Registered Office Provider                  County

   For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is Act of May 5, 1933, P.L. 364, as amended

4.  The date of its incorporation is:   March 30, 1972

5.  (Check, and if appropriate complete, one of the following):

    X The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

  ___     The amendment shall be effective on: _____________at______________
                                                   Date            Hour

6.  (Check one of the following):

    X    The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S.  1914(a) and (b).

   ___   The amendment was adopted by the board of directors pursuant to 15
Pa.C.S.  1914(c).

7.  (Check, and if appropriate complete, one of the following):

  _X_ The amendment adopted by the corporation, set forth in full, is as follows:

     The first paragraph of Article 5 shall be amended to read as follows:

           5. The aggregate number of shares which the Company shall have authority to issue is 500,000 shares of Cumulative Preferred Stock, par value $10.00 per share and 8,000,000,000 shares of Common Stock, par value $.10 per share.

         The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8.  (Check if the amendment restates the Articles):

  ____The restated Articles of Incorporation supersede the original Articles and all amendments thereto.


 IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 3rd day of July, 2002.




                                    BICO, INC.
                                    --------------------------------
                                        (Name of Corporation)


                                    BY: /s/Fred E. Cooper
                                        ----------------------------
                                             (Signature)

                                    TITLE: Fred  E. Cooper, Chief
                                           Executive Officer



                                                       Exhibit 5.1

                     SWEENEY & ASSOCIATES, P.C.
                          ATTORNEYS AT LAW

       P.O. BOX  82637               TELEPHONE (412) 731-1000
       PITTSBURGH, PA  15218         FACSIMILE (412) 731-9190


                          August 20, 2002


To the Board of Directors
BICO, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of BICO, Inc., formerly Biocontrol Technology, Inc, a Pennsylvania corporation (the "Company"), with respect to:

     The organization of the Company;

     The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, of all the present outstanding and issued common stock of the Company; and

     The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by this registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission August 20, 2002, file number 333-97267 (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

          (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

          (b)  That the Company is authorized to have outstanding
          8,000,000,000 shares of common stock of which 3,427,855,786 shares of common stock were outstanding as of June 20, 2002;

          (c) That the Company has taken all necessary and required corporate proceeding in connection with the creation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid;

          (d) That when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, after a request for acceleration by the Company, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the prospectus, which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit
5.1 of the Registration Statement.


                              Sincerely,


                              Sweeney & Associates, P.C.


                                                     Exhibit 10.16

                           AGREEMENT


     1.    The parties to this Agreement are FRED E. COOPER
("Cooper") and BICO, INC., a Pennsylvania corporation, including its affiliates, subsidiaries and division ("Employer").

     2. Cooper and Employer are concluding their employment relationship effective July 25, 2002 (the "Termination Date"). The parties mutually agree to the terms of this Agreement as a full and complete resolution of any and all claims by Cooper against Employer or any of its affiliates or representatives arising out of Cooper's employment.

     3.    The parties hereby agree to the following:

          (a) The accrued and unpaid salary owed by Employer to Cooper in the gross amount of $474,364.57 shall be applied against the outstanding loan from Employer to Cooper in the principal sum of $693,656.06 (the "Loan"), at such time as Employer demands payment of the Loan. The balance of the Loan shall remain due and payable in accordance with its terms, and shall continue to accrue interest at the stated rate of 8% per annum.
          (b) Employer shall provide health and accident insurance coverage for Cooper and his dependents, without cost to Cooper, for a period of one (1) year following the Termination Date.

          (c) Employer shall transfer to Cooper title to the 1994 Cadillac sedan, which has been utilized by Cooper as his company car, and a 1994 GMC pickup truck owned by Employer. Cooper shall also be entitled to the used fax machine from his office and a used personal computer.

     4.    Cooper hereby resigns, effective as of the Termination
Date, from the Boards of Directors, and all committees thereof, of Employer and all of its subsidiaries and affiliates, including, without limitation, Petrol Rem, Inc. and Diasense, Inc.

     5. Employer hereby engages Cooper as its consultant, to perform such duties on behalf of Employer as BICO's Board shall determine, at a consulting fee of $15,000 per month, which shall be deemed to include expenses, payable monthly, subject to availability of funds in Employer to make such payments. In addition, in the event that the BICO Board closes a transaction negotiated by Cooper on behalf of Employer which results in a cash infusion to BICO or any of its subsidiaries or affiliates, Employer will pay Cooper a bonus in an amount determined by BICO's Board. At its discretion, Employer may apply up to 40% of any such bonus against the remaining balance of the principal and accrued interest under the Loan after the offset provided for in paragraph 3(a) herein. The consulting engagement shall be for a maximum term of one (1) year following the Termination Date, and shall be terminable by either party at any time upon ten (10) days prior written notice to the other party.

     6. Employer hereby agrees to provide Cooper with reasonable legal fees in connection with proceedings conducted by the U.S. Attorneys' office for the Western District of Pennsylvania. The hourly rates for such legal fees shall be subject to the approval of the BICO Board prior to Cooper's engagement or continuation of his chosen counsel.

     7. This Agreement does not constitute and shall not be construed in any way as an admission of any wrongdoing or any violation of or noncompliance with any legal requirement or obligation by Cooper or Employer and/or its predecessors, successors, affiliates, related entities, assigns, directors, officers, agents and employees.

     8. Cooper hereby fully, forever and irrevocably releases and discharges Employer, its owners, directors, officers, agents, employees, predecessors, successors, parent and subsidiary corporations, related entities, trustees, fringe benefits plans, insurers, attorneys, and assigns from any and all claims, suits, debts, obligations, damages, expenses (including attorneys' fees and costs), promises, rights, demands, actions or causes of actions of any nature whatsoever, known or unknown, suspected or unsuspected, in any way arising from or related to Cooper's employment and conclusion of employment with Employer, including but not limited to all employment agreements, including but not limited to his Employment Agreements with BICO and Diasense, both dated November 1, 1994. It is expressly agreed and understood that this release is a GENERAL RELEASE. This Agreement does not preclude Cooper from participating or testifying in a government agency investigation, claim, charge, or other proceeding or court proceeding; however, the terms of this Agreement bar Cooper from receiving any recovery, financial or otherwise, as a result of such a proceeding.

           Without restricting the generality of the foregoing, it is expressly agreed and understood that this release includes, to the extent permissible by law, but is not confined to any cause of action, claim or charge before any court, government agency or in any other forum based on any claim of any nature, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq. (race, color, religion, sex and national origin discrimination), the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq. (age discrimination), the National Labor Relations Act, as amended, 29 U.S.C. 141 et seq. (union and collective activity), the Equal
Pay Act of 1963, 29 U.S.C. 201 et seq. (equal pay), the
Americans with Disabilities Act, 42 U.S.C. 12101 (disability discrimination), the Rehabilitation Act of 1973, 29 U.S.C. 701 (disability discrimination), the Civil Rights Acts of 1866 and 1871, 29 U.S.C. 1981 et seq. (civil rights), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA - group health insurance), the Employee Retirement Income Security Act, 29
U.S.C. 1001 et seq. (employee benefits), the Immigration and Nationality Act, 8 U.S.C. 1101 et seq. (citizenship and visa status), the Family and Medical Leave Act of 1993, 42 U.S.C.
2601 et seq. (leaves of absence), the Pennsylvania Human
Relations Act, 43 P.S. 951 et seq. (race, color, religion, age, sex, national origin, and handicap discrimination), the Pennsylvania Prevailing Wage Act, 43 P.S. 165-1 et seq.
(required pay rates for public projects), the Pennsylvania
Minimum Wage Act of 1968, 43 P.S. 333.101 et seq., (minimum wage, overtime pay and working hours), the Pennsylvania Wage Payment and Collection Law, 43 P.S. 260.1 et seq. (payment of wages), the Pennsylvania Public Employee Relations Act, 43 P.S. 1101.101 (public sector labor relations), a wrongful discharge action based upon an implied contract or public policy, and any other federal, state or local statute, public policy, order, regulation, tort or contract claim.

           Except as provided above, this Agreement is understood to not alter or diminish the vested benefits (e.g., pension), whatever they may be, which Cooper may have by virtue of his employment with Employer. Moreover, Cooper shall retain all warrants, which he holds to acquire shares of stock of Employer or any of its subsidiaries or affiliates.

     9. Cooper agrees to keep the terms and fact of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement to anyone else except as necessary to enforce this Agreement and with the exception that Cooper shall be permitted to disclose information concerning this Agreement to his immediate family, professional representatives, and persons evaluating Cooper for purposes of extending credit to him, all of whom will be informed of and must agree in advance to be bound by this confidentiality clause.

     10. Cooper represents and agrees that he will not divulge or pass any of Employer's confidential, privileged, or proprietary information to anyone outside of Employer and shall not take any actions or make any statements to anyone contrary to the best interests of Employer. This Agreement does not void, diminish, or reduce in any way Cooper's obligations under common-law or a prior agreement to protect Employer's business interests (e.g., a non-compete or restrictive covenant agreement, patent or intellectual property agreement, etc., if any). Cooper also represents and agrees that he has or will within the next five days return to the Employer any and all property of the Employer, including but not limited to keys, credit cards, equipment, funds, reports, memos, studies, documents, computer disk, tape or other information or materials received or generated in the course of employment for the Employer.

     11. This Agreement contains and constitutes the entire understanding and Agreement between the parties hereto respecting the subject matter hereof and supersedes and cancels any negotiations, agreements, commitments, and representations not set forth herein respecting the subject matter hereof. In the event any provision or part of this Agreement is held invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected. This Agreement may be amended only in writing executed by the parties hereto. All parties acknowledge and agree that the terms set forth herein, including but not limited to the benefits described in paragraph 3 and the releases are adequate, sufficient and valuable consideration for this Agreement. The release contained herein is contractual and not a mere recital.

     12. Violation of any of these provisions by Employee will result in a termination of all benefits received by Employee hereunder and the return of any benefits already received by Employee under this Agreement, in addition to any other remedies available by law. Employee further agrees that should he unsuccessfully challenge the validity of this Agreement, he will pay the attorneys' fees and costs of the Employer in such a challenge.

     13. COOPER STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, WHICH INCLUDE A FULL RELEASE OF ANY AND ALL CLAIMS, HAS HAD FULL AND ADEQUATE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING THIS AGREEMENT, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS THEREOF, INTENDS TO BE LEGALLY BOUND BY THESE TERMS, AND THAT HE SIGNS THIS AGREEMENT AS HIS OWN FREE ACT.

EMPLOYEE:                        EMPLOYER:
                                 BICO, INC.
/s/Fred E. Cooper
   Fred E. Cooper                By /s/ Michael P. Thompson

Date:  July 25, 2002             Name:  Michael P. Thompson
                                 Title: Chief Financial Officer
                                 Date:  July 25, 2002



                                                           Exhibit 10.17


                            AGREEMENT


     1.    The parties to this Agreement are ANTHONY J.FEOLA
("Feola") and BICO, INC., a Pennsylvania corporation, including its affiliates, subsidiaries and division ("Employer").

     2. Feola and Employer are concluding their employment relationship effective July 25, 2002 (the "Termination Date"). The parties mutually agree to the terms of this Agreement as a full and complete resolution of any and all claims by Feola against Employer or any of its affiliates or representatives arising out of Feola's employment.

     3.    The parties hereby agree to the following:

           (a) The net amount after tax withholdings of the accrued and unpaid salary owed by Employer to Feola in the gross amount of $303,537.41 shall be applied against the outstanding loan from Employer to Feola in the principal sum of $198,578.30 (the
"Loan"), at such time as Employer demands payment of the Loan.
The balance of the accrued salary shall remain as accrued salary and will be paid when BICO funds are available.
(b) Employer shall provide health and accident insurance coverage for Feola and his dependents, without cost to Feola, for a period of one (1) year following the Termination Date.

     4. Feola hereby resigns, effective as of the Termination Date, from the Boards of Directors, and all committees thereof, of BICO and all of its subsidiaries and affiliates, including, without limitation, Diasense, Inc. and Rapid HIV Detection Corp., Inc.

     5. This Agreement does not constitute and shall not be construed in any way as an admission of any wrongdoing or any violation of or noncompliance with any legal requirement or obligation by Feola or Employer and/or its predecessors, successors, affiliates, related entities, assigns, directors, officers, agents and employees.

     6. Feola hereby fully, forever and irrevocably releases and discharges Employer, its owners, directors, officers, agents, employees, predecessors, successors, parent and subsidiary corporations, related entities, trustees, fringe benefits plans, insurers, attorneys, and assigns from any and all claims, suits, debts, obligations, damages, expenses (including attorneys' fees and costs), promises, rights, demands, actions or causes of actions of any nature whatsoever, known or unknown, suspected or unsuspected, in any way arising from or related to Feola's employment and conclusion of employment with Employer, including but not limited to all employment agreements, including but not limited to his Employment Agreement with BICO dated November 1, 1994. It is expressly agreed and understood that this release is a GENERAL RELEASE. This Agreement does not preclude Feola from participating or testifying in a government agency investigation, claim, charge, or other proceeding or court proceeding; however, the terms of this Agreement bar Feola from receiving any recovery, financial or otherwise, as a result of such a proceeding.

           Without restricting the generality of the foregoing, it is expressly agreed and understood that this release includes, to the extent permissible by law, but is not confined to any cause of action, claim or charge before any court, government agency or in any other forum based on any claim of any nature, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq. (race, color, religion, sex and national origin discrimination), the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq. (age discrimination), the National Labor Relations Act, as amended, 29 U.S.C. 141 et seq. (union and collective activity), the Equal
Pay Act of 1963, 29 U.S.C. 201 et seq. (equal pay), the
Americans with Disabilities Act, 42 U.S.C. 12101 (disability discrimination), the Rehabilitation Act of 1973, 29 U.S.C. 701 (disability discrimination), the Civil Rights Acts of 1866 and 1871, 29 U.S.C. 1981 et seq. (civil rights), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA - group health insurance), the Employee Retirement Income Security Act, 29
U.S.C. 1001 et seq. (employee benefits), the Immigration and Nationality Act, 8 U.S.C. 1101 et seq. (citizenship and visa status), the Family and Medical Leave Act of 1993, 42 U.S.C.
2601 et seq. (leaves of absence), the Pennsylvania Human
Relations Act, 43 P.S. 951 et seq. (race, color, religion, age, sex, national origin, and handicap discrimination), the Pennsylvania Prevailing Wage Act, 43 P.S. 165-1 et seq.
(required pay rates for public projects), the Pennsylvania
Minimum Wage Act of 1968, 43 P.S. 333.101 et seq., (minimum wage, overtime pay and working hours), the Pennsylvania Wage Payment and Collection Law, 43 P.S. 260.1 et seq. (payment of wages), the Pennsylvania Public Employee Relations Act, 43 P.S. 1101.101 (public sector labor relations), a wrongful discharge action based upon an implied contract or public policy, and any other federal, state or local statute, public policy, order, regulation, tort or contract claim.

           Except as provided above, this Agreement is understood to not alter or diminish the vested benefits (e.g., pension), whatever they may be, which Feola may have by virtue of his employment with Employer. Moreover, Feola shall retain all warrants, which he holds to acquire shares of stock of Employer or any of its subsidiaries or affiliates.

     7. Feola agrees to keep the terms and fact of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement to anyone else except as necessary to enforce this Agreement and with the exception that Feola shall be permitted to disclose information concerning this Agreement to his immediate family, professional representatives, and persons evaluating Feola for purposes of extending credit to him, all of whom will be informed of and must agree in advance to be bound by this confidentiality clause.

     8. Feola represents and agrees that he will not divulge or pass any of Employer's confidential, privileged, or proprietary information to anyone outside of Employer and shall not take any actions or make any statements to anyone contrary to the best interests of Employer. This Agreement does not void, diminish, or reduce in any way Feola's obligations under common-law or a prior agreement to protect Employer's business interests (e.g., a non-compete or restrictive covenant agreement, patent or intellectual property agreement, etc., if any). Feola also represents and agrees that he has or will within the next two days return to the Employer any and all property of the Employer, including but not limited to keys, credit cards, equipment, funds, reports, memos, studies, documents, computer disk, tape or other information or materials received or generated in the course of employment for the Employer.

     9. This Agreement contains and constitutes the entire understanding and Agreement between the parties hereto respecting the subject matter hereof and supersedes and cancels any negotiations, agreements, commitments, and representations not set forth herein respecting the subject matter hereof. In the event any provision or part of this Agreement is held invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected. This Agreement may be amended only in writing executed by the parties hereto. All parties acknowledge and agree that the terms set forth herein, including but not limited to the benefits described in paragraph 3 and the releases are adequate, sufficient and valuable consideration for this Agreement. The release contained herein is contractual and not a mere recital.

     10. Violation of any of these provisions by Employee will result in a termination of all benefits received by Employee hereunder and the return of any benefits already received by Employee under this Agreement, in addition to any other remedies available by law. Employee further agrees that should he unsuccessfully challenge the validity of this Agreement, he will pay the attorneys' fees and costs of the Employer in such a challenge.

     11. FEOLA STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, WHICH INCLUDE A FULL RELEASE OF ANY AND ALL CLAIMS, HAS HAD FULL AND ADEQUATE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING THIS AGREEMENT, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS THEREOF, INTENDS TO BE LEGALLY BOUND BY THESE TERMS, AND THAT HE SIGNS THIS AGREEMENT AS HIS OWN FREE ACT.

EMPLOYEE:                        EMPLOYER:
                                 BICO, INC.

/s/ Anthony J. Feola
Anthony J. Feola                 By /s/ Michael P. Thompson
Date:  July 25, 2002             Name: Michael P. Thompson
                                 Title: Chief Financial Officer
                                 Date:  July 25, 2002


                                                       Exhibit 10.18

                            AGREEMENT


     1.    The parties to this Agreement are GLENN KEELING
("Keeling") and BICO, INC., a Pennsylvania corporation, including its affiliates, subsidiaries excluding ViaCirq, Inc. and division
("Employer").

     2. Keeling and Employer are concluding their employment relationship effective July 25, 2002 (the "Termination Date"). The parties mutually agree to the terms of this Agreement as a full and complete resolution of any and all claims by Keeling against Employer or any of its affiliates or representatives arising out of Keeling's employment.

     3.    The parties hereby agree to the following:

           (a) The net amount after tax withholdings of the accrued and unpaid salary owed by Employer to Keeling in the gross amount of $435,850.65 shall be applied against the outstanding loan from Employer to Keeling in the principal sum of $141,977.54 (the
"Loan"), at such time as Employer demands payment of the Loan.
The balance of the accrued salary shall remain as accrued salary and will be paid when BICO funds are available.

           (b) Unless provided by one of its affiliates, BICO shall provide health and accident insurance coverage for Keeling and his dependents, without cost to Keeling, for a period of one (1) year following the Termination Date.

           (c) BICO will continue to make regular monthly payments on the two credit card cash advances taken by Keeling to fund company operations. Balances on these accounts will be paid in full when
BICO funds are available.

     4. Keeling hereby resigns, effective as of the Termination Date, from the Boards of Directors, and all committees thereof, of BICO, and all of its subsidiaries and affiliates, excluding
ViaCirq, Inc.

     5. This Agreement does not constitute and shall not be construed in any way as an admission of any wrongdoing or any violation of or noncompliance with any legal requirement or obligation by Keeling or Employer and/or its predecessors, successors, affiliates, related entities, assigns, directors, officers, agents and employees.

     6. Except for obigations by Employer in Item 3 above, Keeling hereby fully, forever and irrevocably releases and discharges Employer, its owners, directors, officers, agents, employees, predecessors, successors, parent and subsidiary corporations, related entities, trustees, fringe benefits plans, insurers, attorneys, and assigns from any and all claims, suits, debts, obligations, damages, expenses (including attorneys' fees and costs), promises, rights, demands, actions or causes of actions of any nature whatsoever, known or unknown, suspected or unsuspected, in any way arising from or related to Keeling's employment and conclusion of employment with Employer, including but not limited to all employment agreements, including but not limited to his Employment Agreement with BICO dated November 1, 1994. It is expressly agreed and understood that this release is a GENERAL RELEASE. This Agreement does not preclude Keeling from participating or testifying in a government agency investigation, claim, charge, or other proceeding or court proceeding; however, the terms of this Agreement bar Keeling from receiving any recovery, financial or otherwise, as a result of such a proceeding.

           Without restricting the generality of the foregoing, it is expressly agreed and understood that this release includes, to the extent permissible by law, but is not confined to any cause of action, claim or charge before any court, government agency or in any other forum based on any claim of any nature, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq. (race, color, religion, sex and national origin discrimination), the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq. (age discrimination), the National Labor Relations Act, as amended, 29 U.S.C. 141 et seq. (union and collective activity), the Equal
Pay Act of 1963, 29 U.S.C. 201 et seq. (equal pay), the
Americans with Disabilities Act, 42 U.S.C. 12101 (disability discrimination), the Rehabilitation Act of 1973, 29 U.S.C. 701 (disability discrimination), the Civil Rights Acts of 1866 and 1871, 29 U.S.C. 1981 et seq. (civil rights), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA - group health insurance), the Employee Retirement Income Security Act, 29
U.S.C. 1001 et seq. (employee benefits), the Immigration and Nationality Act, 8 U.S.C. 1101 et seq. (citizenship and visa status), the Family and Medical Leave Act of 1993, 42 U.S.C.
2601 et seq. (leaves of absence), the Pennsylvania Human
Relations Act, 43 P.S. 951 et seq. (race, color, religion, age, sex, national origin, and handicap discrimination), the Pennsylvania Prevailing Wage Act, 43 P.S. 165-1 et seq.
(required pay rates for public projects), the Pennsylvania
Minimum Wage Act of 1968, 43 P.S. 333.101 et seq., (minimum wage, overtime pay and working hours), the Pennsylvania Wage Payment and Collection Law, 43 P.S. 260.1 et seq. (payment of wages), the Pennsylvania Public Employee Relations Act, 43 P.S. 1101.101 (public sector labor relations), a wrongful discharge action based upon an implied contract or public policy, and any other federal, state or local statute, public policy, order, regulation, tort or contract claim.

           Except as provided above, this Agreement is understood to not alter or diminish the vested benefits (e.g., pension), whatever they may be, which Keeling may have by virtue of his employment with Employer. Moreover, Keeling shall retain all warrants, which he holds to acquire shares of stock of Employer or any of its subsidiaries or affiliates.

     7. Keeling agrees to keep the terms and fact of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement to anyone else except as necessary to enforce this Agreement and with the exception that Keeling shall be permitted to disclose information concerning this Agreement to his immediate family, professional representatives, and persons evaluating Keeling for purposes of extending credit to him, all of whom will be informed of and must agree in advance to be bound by this confidentiality clause.

     8. Keeling represents and agrees that he will not divulge or pass any of Employer's confidential, privileged, or proprietary information to anyone outside of Employer and shall not take any actions or make any statements to anyone contrary to the best interests of Employer. This Agreement does not void, diminish, or reduce in any way Keeling's obligations under common-law or a prior agreement to protect Employer's business interests (e.g., a non-compete or restrictive covenant agreement, patent or intellectual property agreement, etc., if any). Keeling also represents and agrees that he has or will within the next two days return to the Employer any and all property of the Employer, including but not limited to keys, credit cards, equipment, funds, reports, memos, studies, documents, computer disk, tape or other information or materials received or generated in the course of employment for the Employer.

     9. This Agreement contains and constitutes the entire understanding and Agreement between the parties hereto respecting the subject matter hereof and supersedes and cancels any negotiations, agreements, commitments, and representations not set forth herein respecting the subject matter hereof. In the event any provision or part of this Agreement is held invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected. This Agreement may be amended only in writing executed by the parties hereto. All parties acknowledge and agree that the terms set forth herein, including but not limited to the benefits described in paragraph 3 and the releases are adequate, sufficient and valuable consideration for this Agreement. The release contained herein is contractual and not a mere recital.

     10. Violation of any of these provisions by Employee will result in a termination of all benefits received by Employee hereunder and the return of any benefits already received by Employee under this Agreement, in addition to any other remedies available by law. Employee further agrees that should he unsuccessfully challenge the validity of this Agreement, he will pay the attorneys' fees and costs of the Employer in such a challenge.

     11. KEELING STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, WHICH INCLUDE A FULL RELEASE OF ANY AND ALL CLAIMS, HAS HAD FULL AND ADEQUATE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING THIS AGREEMENT, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS THEREOF, INTENDS TO BE LEGALLY BOUND BY THESE TERMS, AND THAT HE SIGNS THIS AGREEMENT AS HIS OWN FREE ACT.

EMPLOYEE:                        EMPLOYER:
                                 BICO, INC.

/s/ Glenn Keeling                By: /s/ Michael P. Thompson
Glenn Keeling                    Name: Michael P. Thompson
Date:  July 25, 2002             Title: Chief Financial Officer
                                 Date:  July 25, 2002

                                                                Exhibit 24.1

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


We have issued our report dated February 28, 2002 except for note S, for which the date is March 29, 2002, accompanying the consolidated financial statements of BICO, Inc., formerly Biocontrol Technology, Inc. and subsidiaries appearing in the 2001 Annual Report on Form 10-K for the year ended December 31, 2001. We consent to the inclusion in this Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph, which discusses going concern considerations as to BICO, Inc.


/s/ Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

August 20, 2002